Exhibit 10.1

UNIT PURCHASE AGREEMENT

among

CHENIERE ENERGY PARTNERS, L.P.,
CHENIERE ENERGY, INC.

and

BLACKSTONE CQP HOLDCO LP

dated as of May 14, 2012

2

Schedule 1.01(b):	Knowledge of CQP
Schedule 2.03(b)(xi)(11):	Consent
Schedule 3.14:	Litigation
Schedule 3.15:	Exceptions to Employment Representations
Schedule 3.17(a):	Employee Benefit Plans
Schedule 3.19(b):	Permits
Schedule 3.19(c):	Exceptions to Performance under the Permits
Schedule 3.19(f):	Legal Proceeding Regarding the Permits
Schedule 3.19(g):	Exceptions to Performance under the Permits
Schedule 3.19(h):	Certain Restrictions under the Permits
Schedule 3.28:	Intellectual Property
Schedule 4.03:	CQP Arrangements
Schedule 6.01:	Exceptions to Pre-Initial Funding Covenants
Schedule 6.06:	Services Budget
Schedule 6.11:	Amended Service Agreements
Schedule 8.03:	Expense Reimbursement

Exhibit A	Form of CQP Amended Partnership Agreement
Exhibit B	Form of GP Amended LLC Agreement
Exhibit C	Form of Investors' Agreement
Exhibit D	Form of Legal Opinion of Andrews Kurth LLP
Exhibit E	Form of Legal Opinion of Richards, Layton & Finger LLP
Exhibit F	Form of Secondment Agreement Amendment
Exhibit G	Form of Letter Agreement Amendment

3

UNIT PURCHASE AGREEMENT
This UNIT PURCHASE AGREEMENT, dated as of May 14, 2012 (this “Agreement”), is entered into by and among CHENIERE ENERGY PARTNERS, L.P., a Delaware limited partnership (“CQP”), BLACKSTONE CQP HOLDCO LP, a Delaware limited partnership, (the “Purchaser”), and, solely for the purposes of Section 6.01, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.07, Section 6.08, Section 6.09, Section 6.10, Section 6.11, ARTICLE VII and ARTICLE IX, CHENIERE ENERGY, INC., a Delaware corporation (“CEI”).
WHEREAS, CQP desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from CQP, Class B Units (as defined below), in accordance with and subject to the provisions of this Agreement;
WHEREAS, the terms of the Class B Units shall be set forth in the CQP Amended Partnership Agreement (as defined below);
WHEREAS, the Purchaser, CQP, CEI and the General Partner, desire to enter into the Investors' Agreement (as defined below) to provide the Purchaser with certain rights and obligations with respect to the management of Cheniere Energy Partners GP, LLC, a Delaware limited liability company and general partner of CQP (the “General Partner”), registration rights with respect to the Conversion Units (as defined below) underlying the Class B Units acquired pursuant to this Agreement (including Conversion Units), and certain information rights and standstill matters;
WHEREAS, the member of the General Partner desires to amend and restate the GP LLC Agreement (as defined below), and the General Partner and CQP desire to amend and restate the CQP Partnership Agreement;
WHEREAS, the Purchaser has delivered (i) equity commitment letters to CQP providing for sufficient funding for the Purchaser to pay the Purchase Price (as defined below) (the “Commitment Letters”) and (ii) a guaranty from Blackstone Capital Partners VI L.P. supporting the obligations under the Commitment Letters (the “Guaranty”); and
WHEREAS, the parties desire to enter into the other Basic Documents (as defined below) to which such parties are a party, as further described in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01Definitions.
As used in this Agreement, the following terms have the meanings indicated:

“Additional Units” has the meaning specified in Section 2.01.
“Action Notice” has the meaning specified in Section 6.01(a).
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise. CEI and any Affiliate of CEI, the General Partner or the CQP Entities, shall not be deemed an Affiliate of the Purchaser or any of the Investors.
“Aggregate Cap” has the meaning specified in Section 7.01(b)(ii).
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Alternate Transaction” has the meaning specified in Section 6.08(c).
“Alternate Transaction Notice” has the meaning specified in Section 6.08(c).
“Available Funds” has the meaning specified in Section 2.02(d).
“Basic Documents” means, collectively, (i) this Agreement, (ii) the Investors' Agreement, (iii) the CQP Amended Partnership Agreement, (iv) the GP Amended LLC Agreement, (v) the CTPL Purchase Agreement, (vi) the CEI Unit Purchase Agreement, (vii) the CEI Subscription Agreement, (viii) the CEI LNG Sale and Purchase Agreement (FOB) and (ix) the Confidentiality Agreement.
“Board” means the Board of Directors of the General Partner.
“Business” means the business of the CQP Entities, both as conducted as of the date hereof and as contemplated to be conducted in connection with the Liquefaction Project.
“Business Day” means any day other than a Saturday, Sunday, any federal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.
“CEI” has the meaning specified in the preamble hereto.
“CEI Credit Agreement” means the Credit Agreement, dated as of August 15, 2008, as amended, between Cheniere Common Units Holding, LLC, as borrower, The Bank of New York Mellon, as administrative agent, and the lenders party thereto from time to time.
“CEI Equity” has the meaning specified in Section 7.01(b)(iv).
“CEI Financial Statements” has the meaning set forth in Section 4.06(b).

2

“CEI LNG Sale and Purchase Agreement (FOB)” means the LNG Sale and Purchase Agreement, dated as of the date hereof, between Sabine Pass Liquefaction and Cheniere Marketing, LLC.
“CEI SEC Documents” has the meaning set forth in Section 4.06(a).
“CEI Subscription Agreement” means the subscription agreement between CQP and Cheniere LNG Terminals, Inc., dated as of the date hereof, pursuant to which CQP agrees to issue and sell to Cheniere LNG Terminals, Inc., and Cheniere LNG Terminals, Inc. agrees to purchase from CQP 12,000,000 Class B Units for $15.00 per Class B Unit immediately after the consummation of the transactions contemplated by the CTPL Purchase Agreement.
“CEI Unit Purchase Agreement” means the purchase agreement between CQP and Cheniere LNG Terminals, Inc., dated as of the date hereof, pursuant to which CQP agrees to issue and sell to Cheniere LNG Terminals, Inc., and Cheniere LNG Terminals, Inc. agrees to purchase from CQP, prior to the consummation of the transactions contemplated by the CTPL Purchase Agreement, up to 33,333,334 Class B Units for $15.00 per Class B Unit.
“Class B Units” means the series of units of CQP designated as senior subordinated units pursuant to Section 5.12 of the CQP Amended Partnership Agreement.
“Code” has the meaning specified in Section 3.16(d).
“Commission” means the United States Securities and Exchange Commission.
“Commitment Letters” has the meaning specified in the recitals to this Agreement.
“Common Units” has the meaning specified in the CQP Partnership Agreement, except as used in Section 7.02 and Section 7.03 where such term has the meaning specified in the CQP Amended Partnership Agreement.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 6, 2011, by and between CEI and Blackstone Management Partners L.L.C.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“Conversion Units” means the Common Units (as defined in the CQP Amended Partnership Agreement) issuable upon conversion of any Class B Units pursuant to the terms of the CQP Amended Partnership Agreement.
“Core Representations and Warranties” has the meaning specified in Section 7.01(b)(v).
“Covered CEI SEC Documents” means the CEI SEC Documents filed as of the date hereof, but excluding any risk factor section and any forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature.

3

“Covered CQP SEC Documents” means the CQP SEC Documents filed as of the date hereof, but excluding any risk factor section and any forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature.
“CQP” has the meaning set forth in the introductory paragraph of this Agreement.
“CQP Amended Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of CQP, substantially in the form attached hereto as Exhibit A.
“CQP Confidential Information” means any confidential information provided to the Purchaser regarding the CQP Entities or any fact relating to discussions or negotiations with CEI or the CQP Entities in connection with the Basic Documents excluding information that (a) is available through public records or otherwise in the public domain at the time of its disclosure or thereafter (other than as a result of a disclosure by the Purchaser or its Representatives in breach of this Agreement or other obligations of confidentiality owed to the CQP Entities), (b) is already in the possession of the Purchaser or any of its Representatives prior to disclosure by the CQP Entities and was not previously acquired by the Purchaser or its Representatives directly or indirectly from the CQP Entities or that was independently developed by the Purchaser or on its behalf without access to the CQP Confidential Information received under this Agreement, or (c) is or has been lawfully acquired by the Purchaser or any of its Representatives from a third party (other than the CQP Entities or its Representatives) not known by the Purchaser to be prohibited from so disclosing such information to the Purchaser by a legal, contractual, fiduciary or other obligation owed to any of the CQP Entities.
“CQP Entities” means, collectively, CQP and the CQP Subsidiaries.
“CQP Entity Operating Agreements” means the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited partnership agreement or other organizational documents, as applicable, of the CQP Entities (excluding CQP).
“CQP Financial Statements” has the meaning specified in Section 3.10.
“CQP Indemnification Initial Amount” has the meaning specified in Section 7.01(b)(i).
“CQP Investment Proposal” means any inquiry, proposal or offer from any Person or group relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of any material assets (including equity interests) of any of the CQP Entities, the General Partner or any other Affiliate of CEI providing services to any CQP Entity (including, in each case, pursuant to the issuance of new equity (or any instrument convertible into equity) by any of the foregoing) and/or (b) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving any of the CQP Entities, the General Partner or any other Affiliate of CEI providing services to any CQP Entity; provided, however, any inquiry, proposal or offer relating to any acquisition or purchase of CEI in any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving CEI shall not be a CQP Investment Proposal.

4

“CQP Material Adverse Effect” means any change, event, fact, development, condition, matter or circumstances (including an SPA Imposition), that individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), results of operations or affairs, Business, Properties, assets or Liabilities, whether or not arising in the Ordinary Course of Business, of the CQP Entities taken as a whole, (ii) the ability of the CQP Entities taken as a whole to carry on their Business as currently conducted or contemplated to be conducted or meet obligations under the Basic Documents on a timely basis or (iii) the ability of the CQP Entities or CEI to consummate the Transactions on a timely basis; provided, however, that a CQP Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or is attributable to (a) a general deterioration in the economy or changes in the general state of the industries in which the CQP Entities operate, except to the extent that the CQP Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis affecting the national economy as a whole, including acts of terrorism, (c) any changes in applicable Law, except to the extent that the CQP Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants or (d) the announcement or pendency of the Transactions.
“CQP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of CQP, dated as of March 26, 2007.
“CQP Related Parties” shall have the meaning specified in Section 7.03(a).
“CQP SEC Documents” shall have the meaning specified in Section 3.10.
“CQP Subsidiaries” means, collectively, the Subsidiaries of CQP listed on Exhibit 21.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 included in the Covered CQP SEC Documents.
“CTPL” means that certain natural gas pipeline owned by Cheniere Creole Trail Pipeline, L.P., which interconnects with the Sabine Pass LNG terminal to points of interconnection with existing interstate and intrastate natural gas pipelines in southwest Louisiana.
“CTPL Purchase Agreement” means the purchase and sale agreement, dated as of the date hereof, pursuant to which CQP agrees to purchase from Affiliates of CEI the equity interests in Subsidiaries of CEI that own the CTPL.
“CTPL Transaction” means the consummation of CQP's acquisition of the CTPL from Subsidiaries of CEI in accordance with the terms of the CTPL Purchase Agreement.
“Debt Agreements” means the Indenture, dated November 9, 2006, as supplemented, between Sabine Pass LNG, as issuer and The Bank of New York, as trustee, pursuant to which the Sabine Pass Senior Notes were issued, as well as the ancillary agreements executed in connection therewith.
“Delaware LP Act” shall have the meaning specified in Section 3.02.

5

“DOE” means the United States Department of Energy, or any successor thereof.
“Environmental Law” means any Law relating to the protection of human health or safety (to the extent such health or safety relate to exposure to Hazardous Materials), the environment or natural resources (including Laws relating to the generation, manufacture, processing, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the environment, and any exposure to Hazardous Materials), including the federal Clean Water Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Oil Pollution Act, National Environmental Policy Act, Endangered Species Act, Coastal Zone Management Act, 16 U.S.C. §§ 1451-1464 and any similar state Laws.
“Environmental Permits” means all permits, licenses, franchises, certificates and authorizations of Governmental Authorities required under any Environmental Law.
“EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Project, dated November 11, 2011, by and between Sabine Pass Liquefaction and the EPC Contractor.
“EPC Contractor” means Bechtel Oil, Gas and Chemicals, Inc.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Existing SPAs” means (i) the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated as of January 25, 2012, between BG Gulf Coast LNG, LLC and Sabine Pass Liquefaction, (ii) the LNG Sale and Purchase Agreement (FOB), dated as of November 21, 2011, between Gas Natural Aprovisionamientos SDG S.A. and Sabine Pass Liquefaction, (iii) the LNG Sale and Purchase Agreement (FOB), dated as of December 11, 2011, between GAIL (India) Limited and Sabine Pass Liquefaction and (iv) the LNG Sale and Purchase Agreement (FOB), dated as of January 30, 2012 between Korea Gas Corporation and Sabine Pass Liquefaction.
“FCPA” has the meaning specified in Section 3.26.
“FERC” means the Federal Energy Regulatory Commission, or any successor thereof.
“Follow-on Funding” means any purchase and sale of Class B Units pursuant to Section 2.02(c) or Section 2.02(d).
“Funding Call Date” means the earliest of (i) such time as when the Original FERC Order is no longer subject to rehearing, (ii) the delivery of an Alternate Transaction Notice pursuant to Section 6.08, (iii) the delivery by Purchaser of a notice deeming a Special Action to be an Alternate Transaction pursuant to Section 6.01(a) and (iv) any date mutually agreed upon by the Purchaser and CQP.
“Funding Notice” has the meaning specified in Section 2.02(a).

6

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided, however, that for the CQP Financial Statements and the CEI Financial Statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such CQP Financial Statements or CEI Financial Statements, as the case may be.
“General Partner” has the meaning specified in the recitals to this Agreement.
“General Partner Units” has the meaning specified in Section 3.06.
“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person's Property is located or which exercises valid jurisdiction over any such Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them (including the Internal Revenue Service and any foreign, state or local tax authorities) and any monetary authority that exercises valid jurisdiction over any such Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein with respect to CQP means a Governmental Authority having jurisdiction over CQP, its Subsidiaries or any of their respective Properties.
“GP Amended LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the General Partner, substantially in the form attached hereto as Exhibit B.
“GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of August 6, 2007.
“Guaranty” has the meaning specified in the recitals to this Agreement.
“Hazardous Material” means any pollutant, contaminant, waste or any hazardous, toxic or deleterious material or substance, including any material or substance regulated by or as to which Liability might arise under any applicable Environmental Law, including any: (i) chemical, product, material, substance or waste defined as “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (ii) petroleum hydrocarbons, petrochemical or petroleum products, petroleum substances, natural gas and crude oil or any components, fractions or derivatives thereof; and (iii) asbestos containing materials, polychlorinated biphenyls, noxious odors, urea formaldehyde foam insulation, or radon gas.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Impairment” means, with respect to any Permit or Regulatory Approval, the modification, suspension, imposition of a condition, delay of the effectiveness, expiration or revocation of the Permit or Regulatory Approval and/or any modification, suspension, conditioning, delay, expiration or revocation of the rights and privileges conferred by or under such Permit or Regulatory Approval and/or the exercise of such rights and privileges.

7

“Incentive Distribution Rights” shall have the meaning specified in Section 3.06.
“Indebtedness” means any of the following: (a) the principal of and accrued interest, premium (if any) or penalties on, and premiums or penalties that would arise as a result of prepayment of, (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, and (iii) any obligations, contingent or otherwise, under banker's acceptance credit, letters of credit or similar facilities; (b) any obligations to pay the deferred purchase price of property, assets or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business; and (c) any guaranty of any of the foregoing.
“Indemnified Party” has the meaning specified in Section 7.04(b).
“Indemnifying Party” has the meaning specified in Section 7.04(b).
“Initial Funding” has the meaning specified in Section 2.02(a).
“Initial Funding Date” has the meaning specified in Section 2.02(a).
“Initial Funding Date Notice” means a written notice from the Purchaser stating its willingness to consummate the Initial Funding.
“Initial Purchase Price” has the meaning specified in Section 2.01.
“Initial Purchased Units” has the meaning specified in Section 2.01.
“Insurance Policies” has the meaning specified in Section 3.13.
“Intellectual Property” has the meaning specified in Section 3.28.
“Investor” means each equity holder of the Purchaser.
“Investors' Agreement” means the Investors' and Registration Rights Agreement, among CQP, the General Partner, CEI, the Purchaser and Affiliates of CEI, and the other parties thereto, substantially in the form attached hereto as Exhibit C.
“IRS” means the United States Internal Revenue Service.
“Knowledge of CQP” means the actual knowledge of the individuals listed on Schedule 1.01(b); provided, that such individuals shall be deemed to also have actual knowledge of any written reports and materials provided to such individuals which relate to CEI or the CQP Entities, excluding general industry or analysts reports.
“Law” means any applicable federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule, rule of common law or regulation promulgated by a Governmental Authority.
“Liabilities” means any and all Indebtedness, liabilities, commitments, damages, fines, fees,

8

penalties, settlements and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability).
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or Contract, and whether such obligation or claim is fixed or contingent, and including, the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.
“Liquefaction Project” means the liquefaction facilities to be developed, owned and operated by Sabine Pass Liquefaction at the liquefied natural gas terminal in Cameron Parish, Louisiana, including Train 1, Train 2, Train 3 and Train 4 (as applicable), and the related facilities, equipment and activities incidental thereto.
“Losses” has the meaning specified in Section 7.01(a).
“Material Agreements” has the meaning specified in Section 3.24.
“NYSE Amex” means the NYSE Amex LLC.
“O&M Agreements” means (a) the Operation and Maintenance Agreement (Sabine Pass LNG Facilities) by and between Cheniere LNG O&M Services, L.P. and Sabine Pass LNG, dated as of February 25, 2005, as amended, and as assigned pursuant to that certain Assignment, Assumption, Consent and Release Agreement by and among Cheniere LNG O&M Services, L.P., the General Partner, and Sabine Pass LNG, dated as of March 26, 2007, and as amended and restated as of the date of the Initial Funding pursuant to Section 6.11, (b) the Operation and Maintenance Agreement (Sabine Pass Liquefaction Project), dated as of the date hereof, by and between Cheniere LNG O&M Services, LLC, the General Partner and Sabine Pass Liquefaction and (c) the Operation and Maintenance Services Agreement (Cheniere Creole Trail Pipeline), by and between Cheniere LNG O&M Services, LLC and Cheniere Creole Trail Pipeline, L.P., dated as of November 26, 2007, as amended, to be assigned pursuant to the Assignment, Assumption, Consent and Release Agreement by and among Cheniere LNG O&M Services, LLC and the General Partner, and as amended and restated as of the date of the Initial Funding pursuant to Section 6.11.
“OFAC” has the meaning specified in Section 3.27.
“Operating Agreements” means, collectively, the CQP Entity Operating Agreements, the CQP Partnership Agreement (with respect to periods prior to Initial Funding), the CQP Amended Partnership Agreement (with respect to periods from and after Initial Funding), and the Certificate of Limited Partnership of CQP, each as amended to date.
“Operating Surplus” has the meaning ascribed to such term in the CQP Partnership Agreement.

9

“Ordinary Course” or “Ordinary Course of Business” means the conduct of Business of each CQP Entity in accordance with such CQP Entity's normal day-to-day customs, practices and procedures, conducted in accordance with past practice.
“Original FERC Order” means that order issued by FERC on April 16, 2012 granting Section 3 Authorization, Docket no. CP11-72-000, 139 FERC ¶ 61,039.
“Outside Date” has the meaning specified in Section 8.01(b).
“Permits” has the meaning specified in Section 3.19(b).
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Authority or any agency, instrumentality or political subdivision thereof or any other form of entity.
“Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, incentive, unit option, unit purchase, restricted unit, phantom unit, or other equity-based compensation, deferred compensation, pension, retiree medical or life insurance, supplemental executive retirement, severance or other benefit plans, programs, policies, agreements or arrangements, and all employment, consulting, termination, severance, retention, change in control, transaction bonus, compensation or other contracts or agreements (x) to which any CQP Entity is a party or which are sponsored, maintained or contributed to (or are required to be sponsored, maintained or contributed to) by any CQP Entity, in each case, for the benefit of any current or former employee, officer, director or independent contractor of any of the CQP Entities or (y) under which any of the CQP Entities has or could reasonably be expected to have any present or future liability, whether absolute or contingent (including, to the extent applicable, any employee benefit plans, programs, policies, agreements or arrangements that are sponsored, maintained or contributed to (or are required to be sponsored, maintained or contributed to) by any employer of any Service Providers); provided, however, that a “Plan” shall not include any of the foregoing sponsored, maintained or contributed to by CEI or any of its Affiliates (other than the CQP Entities) for which the only Liability of the CQP Entities is the reimbursement of costs and expenses under the Service Agreements.
“Project Financing” means the debt financing required for construction of Train 1 and Train 2 and the portions of the Liquefaction Project related thereto.
“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).
“Purchase Price” means the Initial Purchase Price plus the purchase price paid for Class B Units pursuant to any Follow-on Funding.
“Purchased Units” means all of the Class B Units purchased by the Purchaser pursuant to this Agreement.
“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

10

“Purchaser Affiliate” means (i) any direct or indirect Affiliate of any Investor and (ii) any direct or indirect Affiliate of the Persons described in clause (i).
“Purchaser Confidential Information” means any confidential information provided to CEI or the CQP Entities regarding the Purchaser or its Affiliates or any fact relating to discussions or negotiations with the Purchaser or its Affiliates in connection with the Basic Documents excluding information that (a) is available through public records or otherwise in the public domain at the time of its disclosure or thereafter (other than as a result of a disclosure by CEI, the CQP Entities or their Representatives in breach of this Agreement or other obligations of confidentiality owed to the Purchaser), (b) is already in the possession of CEI or the CQP Entities or any of their Representatives prior to disclosure by the Purchaser and was not previously acquired by CEI or the CQP Entities or their Representatives directly or indirectly from the Purchaser or that was independently developed by CEI, the CQP Entities or on their behalf without access to the Purchaser Confidential Information received under this Agreement, or (c) is or has been lawfully acquired by CEI, the CQP Entities or any of their Representatives from a third party (other than the Purchaser or its Representatives) not known by CEI or the CQP Entities to be prohibited from so disclosing such information to CEI or the CQP Entities by a legal, contractual, fiduciary or other obligation owed to the Purchaser.
“Purchaser Core Representations and Warranties” has the meaning specified in Section 7.03(b)(iv).
“Purchaser Related Parties” has the meaning specified in Section 7.01(a).
“Regulatory Approvals” means all approvals, consents or authorizations (i) by a Governmental Authority necessary to construct Train 1 and Train 2 and consummate the Transactions and (ii) by the FERC or DOE to (a) site, construct and operate liquefaction and export facilities at the Liquefaction Project (including all such approvals, notifications or authorizations contemplated, or required, by the EPC Contract and the Existing SPAs, as they relate to the FERC or DOE), (b) receive and liquefy natural gas at the Liquefaction Project and (c) store, transport and export liquefied natural gas from the Liquefaction Project.
“Remaining Units” means at any time, (a) 100,000,000 Class B Units (plus the amount of any Additional Units if the Purchaser exercises the Upsize Option) minus (b) the aggregate number of Class B Units previously sold to and purchased by the Purchaser at the Initial Funding and any previous Follow-on Funding.
“Representation Termination Date” has the meaning specified in Section 7.01(b)(v).
“Representatives” means, (i) with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives of such Person and, (ii) when used with respect to the Purchaser, also includes the Purchaser's direct and indirect stockholders, partners, members, subsidiaries, parent companies and other Affiliates.
“Restricted Activities” has the meaning specified in Section 6.08(b).
“Restricted Period” has the meaning specified in Section 6.08(b).

11

“Rights-of-Way” has the meaning specified in Section 3.12(c).
“Sabine Pass Liquefaction” means Sabine Pass Liquefaction, LLC, a wholly owned indirect subsidiary of CQP, and its successors and assigns.
“Sabine Pass LNG” means Sabine Pass LNG, L.P., a wholly owned indirect subsidiary of CQP, and its successors and assigns.
“Sabine Pass Senior Notes” means the 7.25% Senior Secured Notes due 2013 and the 7.5% Senior Secured Notes due 2016, issued pursuant to the Indenture, dated November 9, 2006, as supplemented, between Sabine Pass LNG, as issuer and The Bank of New York, as trustee.
“Sale Notice” means a notice provided by CQP to the Purchaser which sets forth the number of Remaining Units that CQP desires to issue and sell to the Purchaser pursuant to Section 2.02(d). In no event shall a Sale Notice include more Remaining Units than the total number of Remaining Units at the applicable time.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Service Agreements” means, collectively, (a) the O&M Agreements, (b) that certain Services and Secondment Agreement by and between Cheniere LNG O&M Services, L.P. and the General Partner, dated as of March 26, 2007, and as amended and restated as of the date of the Initial Funding in the form attached as Exhibit F, (c) that certain Management Services Agreement by and between Sabine Pass LNG-GP, Inc. and Sabine Pass LNG, dated as of February 25, 2005, as amended, and as assigned pursuant to that certain Assignment, Assumption, Consent and Release Agreement by and among Sabine Pass LNG-GP, Inc., Cheniere LNG Terminals, Inc., and Sabine Pass LNG, dated as of August 15, 2008, and as amended and restated as of the date of the Initial Funding pursuant to Section 6.11, (d) the Management Services Agreement, dated as of the date hereof, between Cheniere LNG Terminals, Inc. and Sabine Pass Liquefaction; (e) that certain letter agreement regarding management and administrative services to be provided by Cheniere LNG Terminals, Inc. to CQP, dated as of June 24, 2010, by and between Cheniere LNG Terminals, Inc. and CQP, and as amended and restated as of the date of the Initial Funding pursuant to Exhibit G and (f) that certain Management Services Agreement to be entered into on the date of the Initial Funding between Cheniere LNG Terminals, Inc. and Cheniere Creole Trail Pipeline, L.P. in the form to be created pursuant to Section 6.11.
“Service Providers” means persons of Affiliates of CEI (other than the General Partner or a CQP Entity) providing services to any CQP Entity, from time to time, whether directly or indirectly through employment with another entity or otherwise.
“Services Budget” means the budget of expenses to be incurred by the CQP Entities pursuant to the Service Agreements, as set forth on Schedule 6.06.
“Services Company” means each of Cheniere LNG O&M Services, LLC, Cheniere LNG Terminals, Inc. and any other entity providing services to CQP pursuant to a Service Agreement.

12

“Shortfall Units” has the meaning specified in Section 2.01.
“SPA Imposition” means any change, event, fact, development, condition, matter or circumstance, that individually or in the aggregate, has had or could reasonably be expected to directly or indirectly (A) have a material and adverse impact on (i) the ability of a CQP Entity being able to fulfill its obligations under an Existing SPA in a timely manner or (ii) the expected revenues of a CQP Entity under an Existing SPA, (B) materially and adversely impact the terms of an Existing SPA applicable to a CQP Entity (including the application to a CQP Entity of any less-favorable terms contained in an Existing SPA) or (C) provide the counterparty to an Existing SPA with a right to terminate such Existing SPA. Without limiting the foregoing, an SPA Imposition shall include changes in Law, proceedings and modifications to Regulatory Approvals.
“SPA Imposition Event” has the meaning specified in Section 6.07(b).
“SPA Imposition Notice” has the meaning specified in Section 6.07(b).
“Special Actions” has the meaning specified in Section 6.01(a).
“Subordinated Units” has the meaning specified in the CQP Partnership Agreement.
“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return, declaration, report or similar statement with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Third Party Claim” has the meaning specified in Section 7.04(b).
“Train” means an LNG production train located at the Liquefaction Project.
“Train 1” means the first Train that is commercially operable, as notified by Sabine Pass Liquefaction to the relevant customer of Sabine Pass Liquefaction, or is expected by Sabine Pass

13

Liquefaction to be commercially operable, with nominal production capacity of at least 182.5 MMBtu per annum of LNG.
“Train 2” means the second Train that is commercially operable, as notified by Sabine Pass Liquefaction to the relevant customer of Sabine Pass Liquefaction, or is expected by Sabine Pass Liquefaction to be commercially operable, with nominal production capacity of at least 219 MMBtu per annum of LNG.
“Train 3” means the third Train that is commercially operable, as notified by Sabine Pass Liquefaction to the relevant customer of Sabine Pass Liquefaction, or is expected by Sabine Pass Liquefaction to be commercially operable, with nominal production capacity of at least 216.5 MMBtu per annum of LNG.
“Train 4” means the fourth Train that is commercially operable, as notified by Sabine Pass Liquefaction to the relevant customer of Sabine Pass Liquefaction, or is expected by Sabine Pass Liquefaction to be commercially operable, with nominal production capacity of at least 216 MMBtu per annum of LNG.
“Transactions” means (i) the purchase and sale of the Purchased Units contemplated by this Agreement, (ii) consummating the CTPL Transaction, (iii) entering into the Project Financing, (iv) CEI, CQP and each of its respective Affiliates executing and delivering the Basic Documents to which it is a party and (v) each Basic Document becoming effective.
“Transaction Costs” means $50,000,000.
“TUAs” means (i) the LNG Terminal Use Agreement, dated September 2, 2004, by and between Total Gas and Power North America, Inc. and Sabine Pass LNG, as amended, and (ii) the LNG Terminal Use Agreement, dated November 8, 2004, between Chevron U.S.A. Inc. and Sabine Pass LNG, as amended.
“UK Act” has the meaning specified in Section 3.26.
“Upsize Option” has the meaning specified in Section 2.01.
Section 1.02Accounting Procedures and Interpretation.
Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchaser under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited financial statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

14

ARTICLE II
AGREEMENT TO SELL AND PURCHASE
Section 2.01Sale and Purchase.
Pursuant to the terms and subject to the conditions of this Agreement, (i) at the Initial Funding, CQP hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from CQP, 33,333,334 Class B Units (the “Initial Purchased Units”) and (ii) as consideration for the issuance and sale of the Initial Purchased Units, the Purchaser hereby agrees to pay CQP $500,000,010.00 (the “Initial Purchase Price”); provided, that if CEI is unable to purchase the full 33,333,334 Class B Units contemplated to be purchased by CEI pursuant to the CEI Unit Purchase Agreement (on or prior to the Initial Funding Date), then CEI shall provide prompt notice of such inability to purchase all such Class B Units (including in such notice the number of Units that CEI will not be able to purchase (the “Shortfall Units”)), and the Purchaser shall have the option (the “Upsize Option”), exercisable in its sole discretion contemporaneously with or prior to the Initial Funding, to increase the number of the Initial Purchased Units that the Purchaser will purchase at the Initial Funding by a number of Class B Units up to the number of Shortfall Units. If the Purchaser exercises the Upsize Option, the Purchaser shall give prompt written notice (but in no event later than five (5) days after CEI provides the foregoing notice) to CEI and CQP indicating the number of additional Class B Units the Purchaser desires to Purchase up to the number of Shortfall Units (the “Additional Units”). If the Purchaser exercises the Upsize Option, then (A) all references herein to the “Initial Purchased Units” shall thereafter be deemed to refer to the sum of 33,333,334 Class B Units plus the number of Additional Units and (B) all references herein to the “Initial Purchase Price” shall thereafter be deemed to refer to the sum of $500,000,010.00 plus the product of (x) the number of Additional Units multiplied by (y) $15.00.
Section 2.02Funding.
(a)At any time following the Funding Call Date, either CQP (solely in the case of clause (i) of the definition of the Funding Call Date) or the Purchaser shall be permitted to provide a written notice to the other party to begin the preparation for the Initial Funding (the “Funding Notice”). To the extent CQP provides the Funding Notice pursuant to the previous sentence, no later than seven (7) Business Days thereafter, the Purchaser shall provide written notice to CQP of its then-existing good faith view about whether the Purchaser would likely provide an Initial Funding Date Notice if all of the conditions set forth in Section 2.03 were to be satisfied three (3) Business days thereafter; provided, that in no event shall the failure of the Purchaser to provide an Initial Funding Date Notice (notwithstanding any notice of the Purchaser that its then-existing view is that it would provide the Initial Funding Date Notice) be a breach of this Agreement. Pursuant to the terms and subject to the conditions of this Agreement, the consummation of the purchase and sale of the Initial Purchased Units hereunder (the “Initial Funding”) shall take place on (i) the first Business Day that is at least ten (10) Business Days following the date of the Funding Notice, on which (x) the conditions set forth in Section 2.03 (other than those conditions that by their nature are to be satisfied at the Initial Funding but subject to the fulfillment or waiver of those conditions) have been satisfied or waived (as contemplated by Section 2.03) and (y) the Purchaser determines, in its sole discretion, that it desires to consummate the Initial Funding and has delivered the Initial

15

Funding Date Notice or (ii) at such other time as the parties hereto may mutually agree (the “Initial Funding Date”).
(b)The Initial Funding shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002. The parties agree that the Initial Funding may occur via delivery of facsimiles, emailed pdfs or photocopies and cross receipts.
(c)After the Initial Funding, at any time the Purchaser desires to purchase any of the Remaining Units, the Purchaser shall provide written notice of such desire to CQP and promptly (not to be more than two (2) Business Days) thereafter (i) CQP shall issue and sell to the Purchaser, and the Purchaser shall purchase from CQP, the applicable number of Remaining Units that Purchaser desires to purchase and (ii) as consideration for the issuance and sale of such Remaining Units, the Purchaser shall pay CQP in immediately available funds the product of (x) the number of Remaining Units to be issued and sold at such Follow-on Funding multiplied by (y) $15.00.
(d)After the Initial Funding, at any time there are Remaining Units, CQP shall be entitled to issue a Sale Notice as follows:
(i)if CQP determines in good faith (and such determination is confirmed by the Board to the extent requested by the Purchaser) that the projected cash available to CQP and its Subsidiaries that could reasonably be used at the Liquefaction Project (including any funds available at the applicable time pursuant to available credit (including the Project Financing)) (“Available Funds”) at the end of the month following such Sale Notice will be less than $400,000,000.00, and CQP provides to the Purchaser reasonable detail of the projected available cash and the calculation thereof, then CQP shall be permitted to issue a Sale Notice for a number of Remaining Units equal to (x) the amount of cash required by CQP so that at the end of such month, CQP shall have Available Funds of $400,000,000.00 divided by (y) $15.00, rounded to the nearest whole Remaining Unit; or
(ii)if CQP reasonably believes in good faith (after considering any information provided by the Purchaser to support the financial ability of the parties to the Commitment Letters to provide sufficient funds and taking into account the Guaranty) that the Purchaser and the guarantor under the Guaranty together do not have the financial ability to allow the Purchaser to meet its obligations to purchase the Remaining Units pursuant to this Agreement, then CQP shall be permitted to provide a Sale Notice for all of the Remaining Units.
(e)Eleven (11) days (or such sooner time if agreed in writing by the Purchaser) following receipt of a Sale Notice pursuant to Section 2.02(d), (A) CQP shall issue and sell to the Purchaser, and the Purchaser shall purchase from CQP, the applicable number of Remaining Units properly set forth in the Sale Notice (not to exceed the total number of Remaining Units) and (B) as consideration for the issuance and sale of such Remaining Units, the Purchaser shall pay CQP in immediately available funds the product of (1) the number of Remaining Units to be issued and sold at such Follow-on Funding multiplied by (2) $15.00.

16

(f)Except as set forth in Section 2.02(d), there shall be no conditions precedent to a Follow-on Funding.
(g)Notwithstanding anything to the contrary contained herein, in no event shall the Purchaser be obligated to purchase more than 100,000,000 Class B Units (plus any Additional Units if the Purchaser exercises the Upsize Option) pursuant to this Agreement.
Section 2.03Conditions of the Parties' Obligations at the Initial Funding.
(a)Mutual Conditions. The respective obligations of CQP and the Purchaser to consummate the issuance and sale of the Initial Purchased Units shall be subject to the satisfaction of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law), as of the Initial Funding:
(i)No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits or seeks to prohibit the consummation of the Transactions or the construction or operation of the Liquefaction Project;
(ii)All Regulatory Approvals (as defined by replacing the word “construct” in clause (i) of the definition with “commence construction of”) shall have been received;
(iii) There shall not be pending any suit, action or proceeding by any third party that is not a Governmental Authority which seeks to restrain, preclude, enjoin or prohibit the purchase and sale of the Class B Units hereunder or any of the Basic Documents (other than the CTPL Purchase Agreement) from being effected and, in each case, has a reasonable probability of success on the merits;
(iv)The GP Amended LLC Agreement shall have been duly executed and shall be in full force and effect, with the initial “Independent Directors” to be appointed thereunder at the Initial Funding mutually agreed upon and named therein;
(v)Each of the following shall be in full force and effect and shall not, on rehearing, appeal, remand or otherwise, have been subject to any Impairment that is in any manner materially adverse to Sabine Pass Liquefaction:

(1)	the DOE/FE Order No. 2833 issued on September 7, 2010;

(2)	the DOE/FE Order No. 2961 issued on May 20, 2011; and

(3)	the Original FERC Order; and

17

(vi)if applicable, the waiting period (and any extension thereof) applicable to the consummation of the Transactions shall have expired or been terminated under the HSR Act.
(b)Conditions to the Purchaser's Obligations at the Initial Funding. The obligation of the Purchaser to consummate the purchase of the Initial Purchased Units is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Initial Funding of the following conditions:
(i)All of the representations and warranties of CQP and CEI contained in this Agreement shall be true and correct as of the Initial Funding as if made on the Initial Funding Date (other than the representations and warranties as of a specified date, which shall be true and correct on and as of such date) without giving effect to any limitation as to materiality or CQP Material Adverse Effect set forth therein, except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a CQP Material Adverse Effect; provided, however, that the Core Representations and Warranties and the representations and warranties in Section 3.11 (No Material Adverse Change) and Section 4.04 (No Material Adverse Change) shall be true and correct in all respects;
(ii)Each of CEI and CQP shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Initial Funding;
(iii)The CQP Amended Partnership Agreement shall have been duly executed and shall be in full force and effect;
(iv)The O&M Agreement specified in clauses (a) and (c) of the definition thereof shall have been duly executed and shall be in full force and effect;
(v)The Services Agreements specified in clauses (b), (c), (e) and (f) of the definition thereof shall have been duly executed and shall be in full force and effect;
(vi)The Project Financing shall have been consummated, or shall be consummated simultaneously with the Initial Funding, on terms reasonably acceptable to the Purchaser;
(vii)The CTPL Transaction and the acquisition by CEI of Class B Units pursuant to the CEI Unit Purchase Agreement and the CEI Subscription Agreement shall have closed or be closing simultaneously with the Initial Funding;
(viii)The CEI LNG Sale and Purchase Agreement (FOB), the Management Services Agreement, dated as of the date hereof, between Cheniere LNG Terminals, Inc. and Sabine Pass Liquefaction and the Operation and Maintenance Agreement (Sabine Pass Liquefaction Project), dated as of the date hereof, by and between Cheniere LNG O&M Services, LLC, the General Partner and Sabine Pass Liquefaction shall remain in full force and effect;

18

(ix)CEI, CQP and their respective Subsidiaries shall have received all approvals from their respective boards of directors, general partners (or similar governing bodies or Person) and any other internal approvals necessary in connection with the Transactions;
(x)The Purchaser shall have provided the Initial Funding Date Notice as contemplated by Section 2.02(a); and
(xi)The delivery by CQP of all of the following to the Purchaser:
(1)a certificate or certificates (bearing the legend set forth in Section 5.06(d) of this Agreement) representing the Initial Purchased Units and meeting the requirements of the CQP Amended Partnership Agreement, registered in the name of the Purchaser;
(2)a certificate of the Secretary or Assistant Secretary of the General Partner, certifying as to the accuracy and completeness of (and attaching copies of): (i) the executed CQP Amended Partnership Agreement, (ii) the resolutions of the Board authorizing the execution and delivery of the Basic Documents to which the General Partner or CQP is a party and the Transactions, (iii) the incumbency of the officers authorized to execute the Basic Documents on behalf of the General Partner and CQP, as applicable, (iv) the GP LLC Agreement, as amended by the GP Amended LLC Agreement, and (v) the relevant CQP Entity Operating Agreement for Sabine Pass LNG and Sabine Pass Liquefaction;
(3)a certificate of the Secretary or Assistant Secretary of the General Partner, certifying as to accuracy and completeness of (and attaching copies of): (i) the Certificate of Limited Partnership of CQP and (ii) the Certificate of Formation of the General Partner, each certified by the Secretary of State of the State of Delaware and dated as of a recent date;
(4)certificates from the Secretary of State (or corresponding state official) of the state of formation of each of CQP, the General Partner, CEI, Sabine Pass LNG and Sabine Pass Liquefaction evidencing that each such entity is in good standing in its respective jurisdiction of incorporation or formation;
(5)a certificate of the Secretary of State (or corresponding official) of each of the jurisdiction where each CQP Entity is qualified to do business, dated as of a recent date, evidencing the qualification and good standing of each of the CQP Entities as a foreign limited liability company, foreign limited partnership or foreign corporation, as the case may be;

19

(6)a cross-receipt executed by CQP certifying that it has received the Initial Purchase Price;
(7)the Investors' Agreement, which shall have been duly executed by CQP, CEI and the General Partner;
(8)a legal opinion of Andrews Kurth LLP with respect to the matters set forth on Exhibit D;
(9)a legal opinion of Richards, Layton & Finger LLP with respect to the matters set forth on Exhibit E;
(10)a copy of the “Notice to Proceed” (as defined in the EPC Contract) as contemplated by the EPC Contract (as in effect on the date hereof) or as amended with Purchaser's approval, countersigned by the EPC Contractor;
(11)the consent and actions contemplated by Schedule 2.03(b)(xi)(11);
(12)payment of the Transaction Costs to the Purchaser, in immediately available funds;
(13)a certificate, signed by a duly authorized officer of the General Partner, on behalf of CQP, and dated the Initial Funding Date, to the effect that the conditions set forth in Section 2.03(b)(i) and Section 2.03(b)(ii) have been satisfied; and
(14)all other documents, instruments and writings required to be delivered by CQP at the Initial Funding under the Basic Documents.
(c)Conditions to CQP's Obligations at the Initial Funding. The obligation of CQP to issue and sell the Initial Purchased Units to the Purchaser is subject to the satisfaction (or waiver by CQP) on or prior to the Initial Funding of the following conditions:
(i)All of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Initial Funding as if made on the Initial Funding Date (other than the representations and warranties as of a specified date, which shall be true and correct on and as of such date) without giving effect to any limitation as to materiality set forth therein, except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to cause, a delay in the Initial Funding or impair the Purchaser's ability to effect the Initial Funding or perform its obligations under this Agreement; provided, however, that the Purchaser Core Representations and Warranties shall be true and correct in all respects.

20

(ii)The Purchaser shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Initial Funding.
(iii)Sufficient Project Financing shall be committed or closed to allow a “Notice to Proceed” (as such term is defined in the EPC Contract as in effect on the date hereof) to be issued by Sabine Pass Liquefaction.
(iv)The delivery by the Purchaser of all of the following:
(1)the Initial Purchase Price, in immediately available funds;
(2)the Investors' Agreement, which shall have been duly executed by the Purchaser;
(3)a cross-receipt duly executed by the Purchaser certifying that the Purchaser has received the Purchased Units;
(4)a certificate from the Secretary of State of the State of Delaware evidencing that the Purchaser is duly formed and in good standing in such state;
(5)a certificate, signed by a duly authorized officer of the Purchaser, and dated the Initial Funding Date, to the effect that the conditions set forth in Section 2.03(c)(i) and Section 2.03(c)(ii) have been satisfied; and
(6)all other documents, instruments and writings required to be delivered by the Purchaser at the closing under the Basic Documents.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CQP
CQP represents and warrants to the Purchaser, on and as of the date of this Agreement and on and as of the Initial Funding Date, as follows:
Section 3.01Formation and Qualification; Citizenship.
Each of the CQP Entities has been duly formed and is validly existing as a limited liability company or limited partnership, as applicable, and is in good standing under the Laws of its jurisdiction of formation, and is duly registered, qualified to do business and is in good standing as a foreign limited liability company or limited partnership, as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such registration or qualification, except where the failure so to register or qualify would not reasonably be expected to have, individually or in the aggregate, a CQP Material Adverse Effect. Each of the CQP Entities has all limited liability company or limited partnership, as the case may be, power and authority

21

necessary to own or lease its Properties currently owned or leased and to conduct its business as currently conducted, in each case in all material respects as described in the Covered CQP SEC Documents.
Section 3.02Ownership of Subsidiaries.
Exhibit 21.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 included in the CQP SEC Documents sets forth the name of each of the CQP Subsidiaries as of the date of this Agreement, each of which was formed in the State of Delaware. CQP, directly or indirectly, owns 100% of the issued and outstanding membership interests or partnership interests, as the case may be, of the CQP Subsidiaries, free and clear of any Liens, except for Liens created pursuant to the Debt Agreements, the Project Financing documents and the CQP Entity Operating Agreements. Such limited liability company interests or limited partnership interests, as the case may be, have been duly authorized and validly issued under the applicable CQP Entity Operating Agreement and are fully paid (to the extent required under such Subsidiary's applicable CQP Entity Operating Agreement), have not been issued in violation of any pre-emptive rights or other similar rights, and are non-assessable (except as such non-assessability may be affected by matters described in: (A) Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, in the case of a Delaware limited liability company, and (B) Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), in the case of a Delaware limited partnership).
Section 3.03No Other Subsidiaries.
Other than its ownership interests in the CQP Subsidiaries (and any other Subsidiaries created after the date of this Agreement with the consent of the Purchaser), CQP does not own, directly or indirectly, any equity of any other Person or long-term debt securities with a maturity over one (1) year (other than debt securities of any other CQP Entity).
Section 3.04Authorization; Enforceability; Valid Issuance.
(a)Each CQP Entity has all requisite limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and the other Basic Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by each CQP Entity of the Basic Documents to which it is a party, and the performance of its obligations thereunder, have been, or at the time they are executed and delivered, will be, duly and validly authorized, executed and delivered by such CQP Entity.
(b)Assuming the due authorization, execution and delivery by the Purchaser and CEI of those Basic Documents to which the Purchaser or CEI is a party, the Basic Documents to which each CQP Entity is a party constitute or at the time of the Initial Funding, will constitute, valid and binding obligations of each such CQP Entity; provided, however, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (iii) public policy, applicable Law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing.

22

(c)The Purchased Units and the limited partner interests represented thereby will be at the time of the Initial Funding duly authorized by CQP in accordance with the CQP Amended Partnership Agreement and, when issued and delivered by the Partnership against payment of the Initial Purchase Price (with respect to the Initial Purchased Units) and payment of the purchase price for the Remaining Units (with respect to the Remaining Units), will be validly issued, fully paid (to the extent required under the CQP Amended Partnership Agreement), will not be issued in violation of any preemptive rights or other similar rights, and are non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the CQP Amended Partnership Agreement and under applicable state and federal securities Laws, (ii) such Liens as are created by the Purchaser and (iii) such Liens as arise under the CQP Amended Partnership Agreement or the Delaware LP Act.
(d)Upon issuance in accordance with this Agreement and the CQP Amended Partnership Agreement, the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the CQP Amended Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the CQP Amended Partnership Agreement and under applicable state and federal securities Laws, (ii) such Liens as are created by the Purchaser and (iii) such Liens as arise under the CQP Amended Partnership Agreement or the Delaware LP Act.
Section 3.05No Preemptive Rights; Registration Rights or Options.
(a)Except (i) as described in the Covered CQP SEC Documents, (ii) for phantom units granted pursuant to the Cheniere Energy Partners, L.P. Long-Term Incentive Plan and subject to phantom units agreements in the form of the phantom units agreement attached as Exhibit 10.63 to CQP's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 included in the CQP SEC Documents, (iii) as contemplated by the Basic Documents, and (iv) as set forth in the CQP Partnership Agreement, there are no preemptive rights or other rights to subscribe for or options or warrants to purchase, nor any restriction upon the voting or transfer of, any equity securities in any of the CQP Entities. Except as contemplated by the Basic Documents, the issuance and sale of the Purchased Units as contemplated by this Agreement do not give rise to any rights for or relating to the registration of any Common Units or other securities of CQP other than as have been waived.
Section 3.06Capitalization.
As of the date of this Agreement, the issued and outstanding partnership interests of CQP consist of 31,268,124  Common Units, 135,383,831 Subordinated Units, the incentive distribution rights (as defined in the CQP Partnership Agreement, the “Incentive Distribution Rights”) and 3,398,203 units of the General Partner (the “General Partner Units”), which are the only partnership interests in CQP issued and outstanding. All outstanding Common Units, Subordinated Units and Incentive Distribution Rights, together with the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the CQP Partnership Agreement and are fully paid (to the extent required under the CQP Partnership Agreement) and non-assessable

23

(except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
Section 3.07No Breach.
None of the issuance and sale by CQP of the Purchased Units (including upon the conversion of Class B Units into Conversion Units), the execution, delivery and performance of the Basic Documents or the consummation of the Transactions (i) will, as of the Initial Funding, conflict with, or constitute a violation of, any of the Operating Agreements, (ii) requires, as of the date hereof, or will require, as of the Initial Funding, any consent, approval or notice under, or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any Contract to which any of the CQP Entities is a party or by which any of them or any of their respective Properties may be bound (other than conflicts, breaches, violations or defaults that have been, or prior to the Initial Funding will be, waived or cured), (iii) subject to the accuracy of the representations and warranties in ARTICLE V (disregarding the references to materiality therein), upon receipt of the Regulatory Approvals, will, as of the Initial Funding, violate any Law of any Governmental Authority having jurisdiction over any CQP Entity or any of their respective Properties in a proceeding to which any of them or their respective Properties is or was a party or (iv) results or will result in the creation or imposition of any Lien upon any Property of any of the CQP Entities (other than such Liens as arise under the CQP Amended Partnership Agreement, applicable state and federal securities Laws or the Delaware LP Act or in connection with the Project Financing), which conflicts, breaches, violations, defaults or Liens, in the case of clauses (ii), (iii) or (iv), could reasonably be expected to have a CQP Material Adverse Effect.
Section 3.08No Approvals.
Subject to the accuracy of the representations and warranties in ARTICLE V (disregarding the references to materiality therein), except for (i) the Regulatory Approvals, (ii) the approvals required by the Commission in connection with any registration statement filed under the Investors' Agreement, (iii) the approvals required by the NYSE Amex with respect to any listing of Conversion Units thereon, (iv) such consents, approvals, authorizations, orders, filing or registrations that have been obtained or made or will be obtained or made prior to the Initial Funding and (v) such consents, approvals, authorizations or orders that, if not obtained, would not reasonably be expected to (a) cause an SPA Imposition, (b) give rise to a material delay in construction of Train 1 and Train 2 of the Liquefaction Project or (c) give rise to a material Liability of the CQP Entities taken as a whole, no consent, approval, authorization or order of, or filing or registration with, any Governmental Authority or third party is required in connection with the consummation by the CQP Entities of the Transactions to which they are a party.
Section 3.09No Default.
None of the CQP Entities is, nor will the consummation of the Transactions cause any CQP Entity to be, (i) in violation of its applicable Operating Agreement, (ii) in default (and no event has occurred which, with notice or lapse of time or both, would constitute such a default) in the due performance or observance of any term, covenant or condition contained in any Contract to which

24

it is a party or by which it is bound or to which any of its Properties is subject or (iii) in violation of any Law of any Governmental Authority (including Laws regarding employment and employee benefits), which default or violation in the case of clause (ii) or (iii), would reasonably be expected to have a CQP Material Adverse Effect.
Section 3.10CQP SEC Documents; CQP Financial Statements.
CQP has filed or furnished with the Commission all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it under the Exchange Act or the Securities Act since January 1, 2009 (all such documents, collectively, the “CQP SEC Documents”). The CQP SEC Documents, at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Covered CQP SEC Document), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable. All of the audited financial statements and unaudited interim financial statements of CQP included in the Covered CQP SEC Documents (the “CQP Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Covered CQP SEC Document), (a) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (b) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the financial position and results of operations of the CQP Entities taken as a whole as of the dates and for the periods indicated. Ernst & Young LLP, who has audited and delivered its reports with respect to the audited CQP Financial Statements, is an independent registered public accounting firm with respect to CQP within the meaning of the Securities Act, and has not resigned or been dismissed as independent registered public accountants of CQP as a result of or in connection with any disagreement with CQP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The reports delivered by Ernst & Young LLP with respect to the audited CQP Financial Statements and included in the CQP SEC Documents are all unqualified opinions.
Section 3.11No Material Adverse Change.
(a)Except (t) for consummation of the Transactions, (u) as incurred in the Ordinary Course of Business for Sabine Pass LNG and its Subsidiary, (v) up to $500 million being spent on pre-notice-to-proceed activities of the Liquefaction Project, (w) as reflected, reserved against or accrued in the CQP Financial Statements, (x) as will be incurred pursuant to the Project Financing, (y) as incurred as a result of those actions that the Purchaser specifically consented to in accordance with Section 6.01 or (z) as incurred as a result of actions expressly permitted by virtue of its inclusion on Schedule 6.01, since January 1, 2012, or as set forth in or contemplated by the Covered CQP SEC Documents existing as of the date hereof (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature), there has not been (i) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by any of the CQP Entities that is material to the CQP Entities taken as a whole, (ii) any change in the capital

25

stock, membership or other equity interests or outstanding Indebtedness of any of the CQP Entities that is material to the CQP Entities taken as a whole, (iii) any dividend or distribution of any kind declared, paid or made in respect of membership or partnership interests in, the CQP Entities, except for dividends or distributions made or paid to the CQP Entities or the regular quarterly distribution on the Common Units and the General Partner Units, (iv) any material loss or interference with its Business from fire, explosion, flood or other calamity, whether or not covered by insurance or from any labor dispute or action, investigation or decree by a Governmental Authority sustained by any of the CQP Entities or (v) any material change in CQP's accounting principles, practices or methods.
(b)Since January 1, 2012, there has not been any change, event, occurrence, effect, fact, circumstance or condition that is or would reasonably be expected to have, individually or in the aggregate, a CQP Material Adverse Effect.
Section 3.12Title to Real Property; Leases.
(a)Each of the CQP Entities has good and indefeasible title to all Property that constitutes real property, and good title to all Property that constitutes personal property, in each case as described in the Covered CQP SEC Documents as owned by such CQP Entity, free and clear of all Liens except (i) as described in, and subject to limitations contained in, the Covered CQP SEC Documents, (ii) Liens arising under or securing indebtedness incurred under Debt Agreements or in connection with the Project Financing, (iii) other claims and other encumbrances (other than Liens), (iv) Liens arising under the CQP Entity Operating Agreements, (v) Liens that do not materially interfere with the use of such Properties taken as a whole as they have been used in the past and are proposed to be used in the future, (vi) mechanic, materialman, worker, landlord or other similar Liens arising in the Ordinary Course of Business, and (vii) pledges or deposits to secure obligations under worker's compensation laws, unemployment insurance and social security laws, or for utility service or to secure the performance of bids, tenders, contracts or leases or to secure statutory obligations or surety, bid or appeal bonds.
(b)Each of the CQP Entities has valid leases with respect to any real property and buildings held under lease by such CQP Entity with such exceptions as do not materially interfere with the use of the Properties of the CQP Entities taken as a whole as they have been used in the past and are proposed to be used in the future, and such leases are enforceable against such CQP Entities except to the extent that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (iii) public policy, applicable Law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing.
(c)Except as described in or contemplated by the Covered CQP SEC Documents, each of the CQP Entities has such easements or rights-of-way from each Person (collectively, “Rights-of-Way”) as are necessary to conduct the Business, except for (i) qualifications, reservations and encumbrances that would not, individually or in the aggregate, have a CQP Material Adverse Effect and (ii) such Rights-of-Way that, if not obtained, would not have, individually or in the aggregate, a CQP Material Adverse Effect; other than as set forth, and subject to the limitations

26

contained, in the Covered CQP SEC Documents, each of the CQP Entities has fulfilled and performed all of its material obligations with respect to such Rights-of-Way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not have a CQP Material Adverse Effect; and, except as described in the Covered CQP SEC Documents, none of such Rights-of-Way contains any restriction that would (i) cause an SPA Imposition, (ii) give rise to a material delay in construction of Train 1 and Train 2 of the Liquefaction Project or (iii) give rise to a material Liability of the CQP Entities taken as a whole.
(d)The execution and delivery and performance of this Agreement by any of the CQP Entities does not and will not require a consent under, constitute a violation of, breach under or default (or an event that, with notice or lapse of time or both, would constitute such default) under, or result in the creation of any Lien under, any real property lease or right-of-way document to which such CQP Entity is a party.
Section 3.13Insurance.
CQP has provided to the Purchaser a complete and correct list of all insurance policies applicable to the CQP Entities or the General Partner as of the date hereof, including insurance of directors and officers of such entities (collectively, the “Insurance Policies”). The CQP Entities are insured by insurers of recognized financial responsibility (with an A.M. Best rating of at least A-VII) against such losses and risks and in such amounts as are prudent and customary in connection with the Business, and all such insurance is in full force and effect. There is no existing default (or any condition that would cause a default with due notice or lapse of time or both) under the Insurance Policies, and the execution and delivery and performance of this Agreement does not and will not require a consent under, constitute a violation of, breach under or default (or an event that, with or without notice or lapse of time or both, would constitute such default) under any Insurance Policy. Since January 1, 2009, there has not been any written notice of cancellation or nonrenewal with respect to, or disallowance of any claim or reservation of rights under, any insurance policies applicable to the CQP Entities or the General Partner. No Person has received written notice (or to the Knowledge of CQP, any other notice) from any insurer or agent of such insurer that substantial capital improvements or other substantial expenditures will have to be made in order to continue the Insurance Policies. All premiums due under the Insurance Policies that have been invoiced to the CQP Entities have been paid by the applicable due date.
Section 3.14Legal Proceedings.
Except as set forth on Schedule 3.14, (i) there are no actions, suits, claims, investigations or proceedings (including any of the foregoing relating to any Regulatory Approval and/or to the performance of this Agreement or any Plan) pending before any Governmental Authority or, to the Knowledge of CQP, threatened against any of the CQP Entities before or by any Governmental Authority or any self-regulatory organization or other non-governmental regulatory authority (including the NYSE Amex), (ii) there have not been any judgments, court orders or court-approved settlements issued with respect to the CQP Entities or their respective Properties and (iii) there are no judgments, court orders or court-approved settlements that continue to have a binding effect on

27

the CQP Entities or their respective Properties, which in the case of clauses (i), (ii) and (iii) would reasonably be expected to result in a material Liability, individually or in the aggregate, to the CQP Entities taken as a whole.
Section 3.15Employment Related Matters.
Except as set forth in Schedule 3.15, (i) neither CQP nor any other CQP Entity employs (or, in the past five years, has employed) any employees or otherwise engages any independent contractors or other Service Providers; and (ii) no labor problem or dispute or union negotiation or organizing efforts with respect to the Service Providers exists or, to the Knowledge of CQP, is threatened or imminent; no Service Provider is providing services under or otherwise subject to any collective bargaining or similar agreement, and none of the Chief Executive Officer or Chief Financial Officer of the General Partner is aware of any existing, imminent or likely labor disturbance by Service Providers or the employees of any of the CQP Entities' principal suppliers, contractors or customers, except as set forth in the Covered CQP SEC Documents.
Section 3.16Tax Matters.
(a)Each of the CQP Entities has filed all material Tax Returns required to be filed, which returns are correct and complete in all material respects, and all material Taxes due in relation to the CQP Entities have been paid in full, other than those that are being contested in good faith by appropriate action and for which adequate reserves have been established in accordance with GAAP. There are no material Liens with respect to Taxes upon any of the Properties of the CQP Entities, other than with respect to Taxes not yet due and payable.
(b)There are no asserted or threatened deficiencies or assessment of Taxes from any taxing authority with respect to or attributable to the CQP Entities. There are no ongoing material audits or examinations of any of the Tax Returns relating to or attributable to the CQP Entities, and no such material audit or examination is threatened in writing. The CQP Entities have not granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes.
(c)Each CQP Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, partner, member or other Person.
(d)No closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign Law) has been entered into by or with respect to any CQP Entity. No CQP Entity has any material liability for Taxes of any other Person as a transferee or successor, by contract, or otherwise.
(e)No CQP Entity has engaged in a transaction that would be a “listed transaction” by or with respect to any CQP Entity pursuant to Treasury Regulation Section 1.6011-4 or any predecessor thereto.
(f)Any CQP Entity which is treated as a partnership for U.S. federal income tax purposes has a valid Section 754 election in effect.

28

(g)None of the CQP Entities is, or has been, treated as a corporation for U.S. federal income tax purposes. CQP has, for each taxable year since its initial public offering, met the gross income requirements of Section 7704(c)(2) of the Code, and for all such taxable years, CQP was properly treated as a partnership for U.S. federal income tax purposes within the meaning of Section 7704(c) of the Code. CQP expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2012.
(h)To the Knowledge of CQP, the purchase and ownership of the Purchased Units and the conversion of Purchased Units into Conversion Units, taken together or alone, will not have a material and adverse effect on any material abatements, incentives, exemptions, rebates, reductions, credits or similar attributes relating to sales and use taxes, property taxes, ad valorem taxes or payroll taxes of the CQP Entities.
Section 3.17Employee Benefit Plans.
(a)Except as set forth in Schedule 3.17(a), all Plans have been disclosed in the Covered CQP SEC Documents.
(b)(i) Each CQP Entity is in compliance in all material respects with all presently applicable provisions of ERISA and the Code, and each Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code; (ii) no “reportable event” (as defined in ERISA) has occurred with respect to any Plan; (iii) no Plan is subject to the requirements of Title IV or is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), and no CQP Entity is subject to, or could reasonably expect to incur Liability, whether absolute or contingent, under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any Plan or “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (B) Sections 412 or 4971 of Code; (iv) each Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification; (v) no Plan provides post-employment welfare (including health, medical or life insurance) benefits, and none of the CQP Entities has any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code or any other applicable Law; and (vi) no individual who has performed services for any CQP Entity has been improperly excluded from participation in any Plan, and no CQP Entity has any direct or indirect Liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee or with respect to any misclassification of any employee as exempt versus non-exempt.
Section 3.18Environmental Compliance.
The CQP Entities (i) are in compliance with, and have not violated, any Environmental Laws, and, to the Knowledge of CQP, there is no condition or circumstance that would reasonably be expected to prevent or interfere with such compliance in the future, (ii) have received all Environmental Permits required of them under applicable Environmental Laws to conduct their respective Businesses as they are currently being conducted, (iii) are in compliance with all, and have not violated any, terms and conditions of any such Environmental Permits and, to the

29

Knowledge of CQP, there is no condition or circumstance that would reasonably be expected to prevent or interfere with such compliance in the future, (iv) do not have any Liability, and are not conducting or funding any investigation, remediation, remedial action or cleanup, in connection with the disposal of Hazardous Material or with the release or threatened release into the environment of any Hazardous Material, and Hazardous Materials are not present at or about any Property currently or formerly owned, leased or operated by any of the CQP Entities during the time of their ownership, lease or operation in condition that would reasonably be expected to result in Liability to any CQP Entity relating to any Environmental Law, and (v) have not assumed, retained or provided indemnity against any Liability of any other Person relating to any Environmental Law, except in the cases of the foregoing clauses (i) through (v) where such failure to comply with Environmental Laws, such failure to receive required Environmental Permits, such failure to comply with the terms and conditions of such Environmental Permits, such Liability in connection with disposal, releases, or presence of such Hazardous Materials, or such assumption, retention or indemnity would not reasonably be expected to result in a CQP Material Adverse Effect.
Section 3.19Compliance with Laws; Permits.
(a)Each of the CQP Entities is in compliance with all Laws applicable to its Business, operations or assets, except for such failures to be in compliance as would not reasonably be expected to (i) cause an SPA Imposition, (ii) give rise to a material delay in construction of Train 1 and Train 2 of the Liquefaction Project or (iii) give rise to a material Liability of the CQP Entities taken as a whole. None of the CQP Entities has received any written notice of or been charged with any violation of any Laws, except for such violations that (i) would not reasonably be expected to be material to the CQP Entities, taken as a whole or (ii) have been disclosed in the Covered CQP SEC Documents.
(b)All material Regulatory Approvals and material permits, licenses, franchises and certificates (“Permits”) that are necessary for the ownership, construction and operation of the Liquefaction Project and that have been obtained by CEI, the General Partner or the CQP Entities or for the benefit of the Liquefaction Project by third parties as of the date of this Agreement are set forth on Schedule 3.19(b).
(c)All material Regulatory Approvals  and Permits not obtained as of the date of this Agreement and that are necessary for the ownership, construction and operation of the Liquefaction Project to be obtained by CEI, the General Partner or the CQP Entities or for the benefit of the Liquefaction Project by third parties (other than the EPC Contractor) after the Initial Funding Date are set forth on Schedule 3.19(c).
(d)CQP reasonably believes that any material Regulatory Approvals and Permits which have not been obtained by CQP or the relevant third party as of the Initial Funding Date, but which are necessary to be obtained in the future by CEI, the General Partner, the CQP Entities or such third party for the ownership, construction and operation of the Liquefaction Project:
(i)shall be obtained in due course on or prior to the commencement of the appropriate stage of the ownership, construction and operation of the Liquefaction Project for which such Regulatory Approval and Permit would be necessary; and

30

(ii)shall not contain any condition or requirements, (A) the compliance with which could reasonably be expected to result in a CQP Material Adverse Effect or (B) which CEI, the General Partner, the CQP Entities or the relevant third party (as the case may be) does not expect to satisfy on or prior to the commencement of the appropriate stage of ownership, construction and operation of the Liquefaction Project, except, in the case of clause (B) to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to (a) cause an SPA Imposition, (b) give rise to a material delay in construction of Train 1 and Train 2 of the Liquefaction Project or (c) give rise to a material Liability of the CQP Entities taken as a whole.
(e)Except as set forth in Schedule 3.19(c) and those Regulatory Approvals and Permits that the EPC Contractor is responsible for obtaining, each of the CQP Entities has all Permits and Regulatory Approvals that are necessary under, or issued pursuant to, any Law to (A) own its Properties, (B) conduct its Business as currently conducted and (C) commence construction of Train 1 and Train 2 of the Liquefaction Project and issue the “Notice to Proceed” (as defined in the EPC Contract) under the EPC Contract, except for such Permits and Regulatory Approvals which, if not obtained, would not reasonably be expected to (i) cause an SPA Imposition, (ii) give rise to a material delay in construction of Train 1 and Train 2 of the Liquefaction Project or (iii) give rise to a material Liability of the CQP Entities taken as a whole.
(f)Except as set forth in Schedule 3.19(f), no such Permit or Regulatory Approval is subject to any current legal proceeding, waiting period or appeal or to any unsatisfied condition that would reasonably be expected to give rise to material Impairment of the Permit or Regulatory Approval.
(g)Except as set forth in Schedule 3.19(g) or except as set forth in the Covered CQP SEC Documents, as of the date hereof and as of the Initial Funding Date each of the CQP Entities has fulfilled and performed all of its material obligations with respect to such Regulatory Approvals and Permits by the applicable date specified therein (to the extent the applicable date specified therein is prior to each such date), and no event has occurred that would prevent the Permits and Regulatory Approvals from being renewed or reissued or which allows, or after notice or lapse of time would allow, any Impairment, of any such Permit or Regulatory Approval, except for such Impairments that would not reasonably be expected to (i) cause an SPA Imposition, (ii) give rise to a material delay in construction of Train 1 and Train 2 of the Liquefaction Project or (iii) give rise to a material Liability of the CQP Entities taken as a whole.
(h)Except as described in the Covered CQP SEC Documents or set forth in Schedule 3.19(h), none of such Permits or Regulatory Approvals contain any restriction that would reasonably be expected to (i) cause an SPA Imposition or (ii) give rise to a material delay in construction of Train 1 and Train 2 of the Liquefaction Project.

31

(i)This Section 3.19 does not relate to tax matters, which are instead the subject of Section 3.16 and employee benefits matters, which are instead the subject of Section 3.17.
Section 3.20NYSE Amex Listing.
The Common Units are listed on the NYSE Amex, and CQP has not received any notice of delisting. The issuance and sale of the Purchased Units and the issuance of Conversion Units in accordance with this Agreement and the CQP Amended Partnership Agreement does not require approval of the holders of Common Units under the NYSE Amex rules and regulations.
Section 3.21Investment Company.
None of the CQP Entities is now, and immediately after the sale of the Initial Purchased Units to be sold by CQP to the Purchaser hereunder will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.22Certain Fees.
Except as have been disclosed in writing to the Purchaser prior to the date of this Agreement, no fees or commissions are or will be payable by the CQP Entities (including pursuant to any Contract to which CEI is a party) to brokers, finders or investment bankers with respect to the consummation of the Transactions.
Section 3.23Valid Private Placement.
Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the sale and issuance of the Purchased Units to the Purchaser pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and none of the CQP Entities nor, to the Knowledge of CQP, any authorized agent acting on their behalf, has taken or will take any action hereafter that would cause the loss of such exemptions.
Section 3.24Material Agreements.
Each material agreement filed (or required to be filed) in the CQP SEC Documents pursuant to Section 601(b)(10) of Regulation S-K promulgated by the Commission, including each exhibit to the CQP SEC Documents, including amendments to or other modifications of pre-existing material agreements to which any CQP Entity is a party (the “Material Agreements”) is, unless otherwise terminated or expired in accordance with its terms (other than as a result of a breach or default thereunder), valid and enforceable against the CQP Entity party thereto, and, to the Knowledge of CQP, the other parties thereto; provided, however, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (iii) public policy, applicable Law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing. None of the CQP Entities is in default (with or without due notice or lapse of time or both) under any Material Agreement, which default could

32

reasonably be expected to result in any material Liability, and to the Knowledge of CQP there have not been any, and no CQP Entity has received any, written notice of default of any CQP Entity under any Material Agreement in the 12 month period prior to the date hereof.
Section 3.25Books and Records.
(a)Except as disclosed in the CQP Financial Statements, each of the CQP Entities (i) has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the CQP Entities, (ii) has disclosed, based on its most recent evaluation of internal controls, to the CQP Entities' auditors and its audit committee, (x) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to adversely affect the CQP Entities', taken as a whole, ability to record, process, summarize, and report financial information, and (y) any fraud known to the CQP Entities that involves management or other employees who have a significant role in internal controls, and (iii) has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of any of the CQP Entities or their internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that any of the CQP Entities has engaged in questionable accounting or auditing practices.
(b)(i) CQP has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a−15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by CQP in the reports it files or submits under the Exchange Act is accumulated and communicated to management of the General Partner, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects in alerting the General Partner in a timely manner to material information required to be disclosed in CQP's reports filed with the Commission.
Section 3.26Foreign Corrupt Practices Act.
Neither (a) any CQP Entity or Service Provider nor (b) to the Knowledge of CQP, any Representative of any CQP Entity, has directly or indirectly, (i) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of any applicable antibribery Laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or the UK Bribery Act of 2010, as amended, and the rules and regulations thereunder (collectively, the “UK Act”), or (ii) taken any action that would constitute a violation of any applicable antibribery Laws, including the FCPA or UK Act, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or UK Act. (a) Each CQP Entity and (b) each Affiliate of any CQP Entity, has conducted its business in compliance with the FCPA and the UK Act with

33

regard to provisions of services to the CQP Entities or exercise of control over the CQP Entities; and CEI maintains policies and procedures applicable to the CQP Entities that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith by the CQP Entities.
Section 3.27Office of Foreign Assets Control.
None of the CQP Entities, nor, to the Knowledge of CQP, any director, officer, agent, employee or Affiliate of a CQP Entity is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and CQP will not directly or indirectly use the proceeds from the sale of the Purchased Units, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
Section 3.28Intellectual Property.
Except as would not result in a CQP Material Adverse Effect and except as set forth on Schedule 3.28 hereto, each of the CQP Entities owns or possesses the right to use all patents, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the Business as currently conducted and to construct and operate Train 1 and Train 2 of the Liquefaction Project. The consummation of the Transactions (other than the consummation of the CTPL Transaction) will not result in the loss, forfeiture, cancellation, suspension, limitation, termination or other impairment of, or give rise to any right of any Person to cancel, suspend, limit, terminate, or otherwise impair (a) the right of the CQP Entities to own or use or otherwise exercise any other rights that the CQP Entities currently have with respect to any Intellectual Property that is used or held for use in connection with the Business as currently conducted and to construct and operate Train 1 and Train 2 or (b) the rights of CEI and its Affiliates to use or otherwise exercise the rights that CEI and its Affiliates currently have with respect to any Intellectual Property that is used to provide services to the CQP Entities pursuant to the Services Agreements, except where such loss, forfeiture, cancellation, suspension, limitation, termination or other impairment would not reasonably be expected to have, individually or in the aggregate, a CQP Material Adverse Effect. None of the CQP Entities has received any notice or is otherwise aware of any infringement of or conflict with rights of others with respect to any Intellectual Property or of any facts or circumstances that would render any Intellectual Property invalid or inadequate to protect the interests of the CQP Entities. To the Knowledge of CQP, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Intellectual Property of the CQP Entities.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CEI
CEI represents and warrants to the Purchaser, on and as of the date of this Agreement and on and as of the Initial Funding Date, as follows:

34

Section 4.01Authorization; Enforceability; Ownership.
(a)Each of CEI and its Affiliates (other than the CQP Entities) has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the other Basic Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by each of CEI and its Affiliates (other than the CQP Entities) of the Basic Documents to which it is a party, and the consummation of the Transactions to which it is a party, have been, or at the time they are executed and delivered, will be, duly and validly authorized, executed and delivered by CEI and its Affiliates (other than the CQP Entities), as applicable, and no other proceedings on the part of CEI and its Affiliates (other than the CQP Entities) are necessary to authorize the Basic Documents to which any of them are a party or to consummate the Transactions to which they are a party.
(b)Assuming the due authorization, execution and delivery by the Purchaser and the CQP Entities of those Basic Documents to which the Purchaser or a CQP Entity is a party, the Basic Documents to which CEI and its Affiliates (other than the CQP Entities) is a party constitute, or will at the time of Initial Funding constitute, valid and binding obligations of CEI and its Affiliates (other than the CQP Entities); provided, however, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (iii) public policy, applicable Law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing.
(c)As of the date of this Agreement, CEI owns, directly or indirectly, 11,963,488 Common Units, 135,383,831 Subordinated Units, the Incentive Distribution Rights and the General Partner Units. CEI owns all of the outstanding equity interests of the General Partner.
Section 4.02No Breach.
Neither the execution, delivery and performance of the Basic Documents to which CEI and its Affiliates (other than the CQP Entities) is a party nor the consummation of the Transactions (i) conflict or will conflict with or constitutes or will constitute a violation of CEI's or its Affiliates' (other than the CQP Entities) certificate of incorporation, bylaws or similar governing documents, as applicable, or (ii) will, as of the Initial Funding, require any consent, approval or notice under, or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any Contract to which CEI or any of its Affiliates (other than the CQP Entities) is a party (other than conflicts, breaches, violations or defaults that have been, or will be as of the Initial Funding, waived or cured and other than under the CEI Credit Agreement), (iii) will, as of the Initial Funding, violate any Law of any Governmental Authority having jurisdiction over CEI or any of its Affiliates (other than the CQP Entities) or any of their Properties in a proceeding to which CEI or any of its Affiliates (other than the CQP Entities) is or was a party or (iv) results or will result in the creation or imposition of any Lien upon any Property of any of CEI or any of its Affiliates (other than the CQP Entities), which breaches, violations or defaults or lack of consents, in the case of clauses (ii), (iii) or (iv), could reasonably be expected to

35

have a material adverse effect on CEI and its Subsidiaries (other than the CQP Entities), taken as a whole.
Section 4.03CQP Arrangements.
Except as set forth on Schedule 4.03 or through its ownership of equity in CQP as set forth in Section 4.01(c), neither CEI nor any of its Affiliates (other than the CQP Entities), officers or directors (i) own or have any rights or interest in any of the Property, assets and rights used (or to be used in the future) to conduct the Business (other than the CTPL prior to the Initial Funding Date), (ii) have any Contracts with any of the CQP Entities or (iii) provide any services to any of the CQP Entities.
Section 4.04No Material Adverse Change.
(a)Except as reflected, reserved against or accrued in the CEI Financial Statements (as of December 31, 2011), since January 1, 2012, or as set forth in or contemplated by the Covered CEI SEC Documents existing as of the date hereof (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature), there has not been any obligation or Liability, direct or contingent (including any off-balance sheet obligations), incurred by CEI or its Affiliates (other than the CQP Entities) that is material to the CQP Entities, taken as a whole.
(b)Except as reflected, reserved against or accrued in the CEI Financial Statements (as of December 31, 2011), since January 1, 2012, there has not been any change, event, occurrence, effect, fact, circumstance or condition that is or would reasonably be expected to (x) adversely affect the ability of CEI or its Affiliates (other than the CQP Entities) to provide services to the CQP Entities pursuant to the O&M Agreements and/or (y) have, individually or in the aggregate, a material adverse effect on CEI and its Affiliates, taken as a whole.
Section 4.05Solvency.
CEI is not, and after the consummation of the Transactions will not be, insolvent or unable to pay its debts within the meaning of any applicable insolvency legislation. CEI is able to pay its debts as they become due, and owns Property having a fair saleable value greater than the amounts required to pay its debts as they become absolute and mature, and CEI does not have unreasonably small capital to carry on its business.
Section 4.06CEI SEC Documents; CEI Financial Statements.
(a)CEI has filed or furnished with the Commission all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it under the Exchange Act or the Securities Act since January 1, 2009 (all such documents, collectively, the “CEI SEC Documents”). The CEI SEC Documents, at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Covered CEI SEC Document), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made in the case of any prospectus)

36

not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.
(b)All of the audited financial statements and unaudited interim financial statements of CEI included in the Covered CEI SEC Documents (the “CEI Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Covered CEI SEC Document), (a) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (b) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the financial position and results of operations of CEI and its Subsidiaries, taken as a whole, as of the dates and for the periods indicated. Ernst & Young LLP, who has audited and delivered its reports with respect to the CEI Financial Statements, is an independent registered public accounting firm with respect to CEI within the meaning of the Securities Act, and has not resigned or been dismissed as independent registered public accountants of CEI as a result of or in connection with any disagreement with CEI on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to CQP, on and as of the date of this Agreement and on and as of the Initial Funding Date, as follows:
Section 5.01Existence.
Each of the Purchaser and the Purchaser's equity holders, is duly organized and validly existing and in good standing under the Laws of its state of formation, with all necessary power and authority to own its Properties and to conduct its business as currently conducted. Neither the Purchaser nor any controlled Affiliate of the Purchaser is a “foreign person” as defined in 31 C.F.R. § 800.213.
Section 5.02Authorization; Enforceability.
(a)The Purchaser has all requisite limited partnership power and authority to execute and deliver this Agreement and the other Basic Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of the Basic Documents to which it is a party, and the performance of its obligations thereunder, have been, or at the time they are executed and delivered, will be, duly and validly authorized, executed and delivered by the Purchaser.
(b)Assuming the due authorization, execution and delivery of the other parties thereto, the Basic Documents to which such Purchaser is a party constitute or at the time of Initial Funding, will constitute, valid and binding obligations of the Purchaser; provided, however, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, (ii)

37

general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (iii) public policy, applicable Law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing.
Section 5.03No Breach.
None of the execution, delivery and performance of the Basic Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby or thereby (i) conflicts or will, as of the Initial Funding, conflict with or constitutes or will, as of the Initial Funding, constitute a violation of any of the organizational documents of the Purchaser, (ii) requires any consent, approval or notice under or results in a breach or violation of, or constitutes a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any Contract to which the Purchaser is a party or by which it or any of its Properties may be bound (other than conflicts, breaches, violations or defaults that have been waived or cured), or (iii) subject to the accuracy of the representations and warranties in ARTICLE III and ARTICLE IV (disregarding the references to materiality and CQP Material Adverse Effect therein), violates or will, as of the Initial Funding, violate any Law of any Governmental Authority having jurisdiction over the Purchaser or any of its Property in a proceeding to which the Purchaser or its Property is or was a party, except in the case of clauses (ii) and (iii), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by the Basic Documents.
Section 5.04No Approvals.
Subject to the accuracy of the representations and warranties in ARTICLE III and ARTICLE IV (disregarding the references to materiality and CQP Material Adverse Effect therein), except for (i) the Regulatory Approvals, (ii) the approvals required by the Commission in connection with any registration statement filed under the Investors' Agreement, (iii) such consents that have been obtained or will be obtained prior to the Initial Funding, and (iv) such consents, approvals, authorizations or orders that, if not obtained would not reasonably adversely impact Purchaser's ability to consummate the transactions contemplated by the Basic Documents, no consent, approval, authorization or order of, or filing or registration with, any Governmental Authority or third party is required in connection with the consummation by the Purchaser of the Transactions to which it is a party.
Section 5.05Certain Fees.
No fees or commissions, are or will be payable to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the Transactions to which the Purchaser is a party as a result of any Contract with the Purchaser or any of its Affiliates.
Section 5.06Unregistered Securities.
(a)Accredited Investor Status; Sophisticated Purchaser. The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and the Conversion Units. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units.

38

(b)Information. The Purchaser and its Representatives have been furnished with materials relating to the business, finances and operations of the CQP Entities and relating to the offer and sale of the Purchased Units and the Conversion Units that have been requested by the Purchaser. The Purchaser and its Representatives have been afforded the opportunity to ask questions of CQP or its Representatives. The Purchaser understands and acknowledges that its purchase of the Purchased Units involves a high degree of risk and uncertainty. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Purchased Units.
(c)Purchaser Representation. The Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities Laws. The Purchaser understands and acknowledges that there is no public trading market for the Purchased Units and that none is expected to develop until receipt of the Conversion Units. The Purchaser has been advised and understands and acknowledges that none of the Purchased Units and the Conversion Units have been registered under the Securities Act or under the “blue sky” Laws of any jurisdiction and may, subject to the Investors' Agreement, be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). The Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act. The Purchaser acknowledges and understands that CQP is relying upon, among other things, the representations and warranties of the Purchaser in this Agreement in concluding that the offer and sale of the Class B Units hereunder will be exempt from the registration requirements of the Securities Act.
(d)Legend. The Purchaser understands and acknowledges that, until such time as the Purchased Units and the Conversion Units have been registered pursuant to the provisions of the Securities Act, or the Purchased Units and the Conversion Units are eligible for resale, subject to the Investors' Agreement, pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units and the Conversion Units will bear the following restrictive legend:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, DATED AS OF [___], 2012 (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME),

39

AND THE INVESTORS' AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF [___], 2012, COPIES OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
Section 5.07CQP Information.
The Purchaser acknowledges and agrees that CQP has provided or made available to the Purchaser (through EDGAR, CQP's website or otherwise) all Covered CQP SEC Documents.
Section 5.08Financing
The Purchaser has sufficient funds readily available to pay the Initial Purchase Price on the Initial Funding Date and the purchase price for the Remaining Units to be purchased pursuant to any Follow-On Funding and has provided to CQP true and correct copies of the Commitment Letters. The Commitment Letters are binding obligations of the parties thereto and are in full force and effect in accordance with their terms; provided, however, that the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law) and (iii) public policy, applicable Law relating to fiduciary duties, indemnification and contribution, and an implied covenant of good faith and fair dealing.
ARTICLE VI
COVENANTS
Section 6.01Conduct of Business
(a)Subject to applicable Law, except as (i) otherwise required by the Basic Documents, (ii) consented to in writing by the Purchaser or (iii) contemplated on Schedule 6.01 (1) CQP shall, and CQP shall cause the CQP Subsidiaries to, and CEI shall cause the General Partner to, use commercially reasonable efforts to, (A) conduct the Business in the Ordinary Course, (B) maintain the assets of the Business in good operating condition suitable in all material respects for their intended purposes (ordinary wear and tear excepted), and (C) in the Ordinary Course, preserve intact the Business and its associated goodwill and preserve intact the CQP Entities' relationships with their material customers, material suppliers and material creditors, and (2) during the Restricted Period, CQP shall not, and CQP shall cause the CQP Subsidiaries not to, and CEI shall cause the General Partner and each of the CQP Entities not to (except for transactions occurring solely with another CQP Entity):
(i)sell, lease, license, transfer, pledge, mortgage, dispose of or encumber any material assets, properties (whether real, personal, tangible or intangible), rights or businesses of the CQP Entities, other than in the Ordinary Course of Business;

40

(ii)declare, set aside or pay any distribution on any Common Units, Subordinated Units, Incentive Distribution Rights or any other equity securities of CQP that is not consistent with the quarter ending on December 31, 2011;
(iii)amend any Operating Agreement;
(iv)split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any outstanding equity interests, including Common Units, Subordinated Units and Incentive Distribution Rights;
(v)merge or consolidate with any Person or adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, bankruptcy, recapitalization or other reorganization;
(vi)make a material change in its accounting or Tax principles, methods or policies except as required by applicable regulatory authorities or independent accountants, file any amended Tax Return that could result in a material liability for Taxes to the Purchaser after the Initial Funding, enter into any closing agreement, surrender any right or claim a refund of any Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the CQP Entities;
(vii)make any new Tax election or change or revoke any existing Tax election, or settle or compromise any Tax liability, that could result in a material liability for Taxes to the Purchaser after the Initial Funding;
(viii)make any acquisition of any (A) assets outside of the Ordinary Course of Business (except for the acquisition of assets contemplated in connection with the construction of the Liquefaction Project in the Ordinary Course of Business) or (B) equity interests of any Person except as contemplated by the CTPL Transaction;
(ix) (A) except as required pursuant any Material Agreement, employ or engage any employees or (B) enter into any collective bargaining agreement or similar contract or agreement;
(x)except as required by applicable Law, (A) enter into, amend or terminate any Plan or adopt or enter into any other employee benefit plan or arrangement that would be considered a Plan if it were in existence as of the date of this Agreement, (B) exercise any discretion to accelerate the vesting or payment of any compensation or benefits under any Plan, (C) grant any new awards under any Plan or (D) take any action to fund the payment of compensation or benefits under any Plan;
(xi)enter into any Contract with CEI or its Affiliates (other than the CQP Entities) that would be inconsistent with the terms of any of the Basic Documents;
(xii)make any payment to CEI;
(xiii)amend or modify or enter into any Service Agreement;

41

(xiv)approve or allow the resignation of the General Partner or the appointment of any replacement to the General Partner;
(xv)authorize, issue, sell or distribute any equity interests of any of the CQP Entities;
(xvi)accept proceeds from CEI that is the result of any equity raise that is used to fund the CQP Entities;
(xvii)purchase, redeem or otherwise acquire or dispose directly or indirectly any interests or shares of the capital stock or other equity interests or securities of CQP;
(xviii)make any loans, advances or capital contributions to or investments in any Person;
(xix)incur, amend or modify in any material respect the terms of, or refinance, any Indebtedness for borrowed money, guarantee Indebtedness for borrowed money or issue debt securities; or
(xx)authorize or enter into any agreement or commitment with respect to any of the foregoing.
During any period prior to the Initial Funding Date that is not a Restricted Period, if the General Partner or any CQP Entity takes any action described by this Section 6.01(a)(i) or in Schedule 6.01, CQP shall promptly give written notice to the Purchaser of a description of such action in reasonable detail. Furthermore, at least three (3) Business Days before the General Partner or any CQP Entity takes (or authorizes or enters into any agreement or commitment with respect to) any of the actions set forth in Section 6.01(a)(iv), (v), (xv), (xvi), (xvii), (xviii) or (xix) (collectively, the “Special Actions”), CQP shall provide written notice to the Purchaser (an “Action Notice”), which Action Notice shall set forth in reasonable detail a description of the Special Action desired to be taken. Within three (3) Business Days after receipt of an Action Notice, the Purchaser shall have the right to deliver a written notice to CQP stating that the Special Action shall be deemed to be an Alternate Transaction. In connection with the Purchaser's delivery of the notice deeming the Special Action to be an Alternate Transaction, the Purchaser shall have the right to either (x) provide a Funding Notice pursuant to Section 2.02(a), in which case the General Partner or the applicable CQP Entity shall not be permitted to take the Special Action described in the Action Notice or (y) within thirty (30) days after the Purchaser's delivery of the notice deeming the Special Action to be an Alternate Transaction, terminate this Agreement pursuant to Section 8.01(l). If the Purchaser does not provide a written notice deeming the Special Action to be an Alternate Transaction within three (3) Business Days following the Purchaser's receipt of an Action Notice, then the General Partner or the applicable CQP Entity shall be permitted to proceed with the Special Action described in the Action Notice.
(b)During the period from the date hereof to the Initial Funding Date, except as otherwise required by this Agreement or contemplated on Schedule 6.01, CQP shall give advance written notice as promptly as practicable to the Purchaser, and, except

42

as the Purchaser otherwise consents in writing in advance (which consent the Purchaser shall either provide or withhold within five days after receipt of the notice from CQP), the Purchaser shall thereafter have the right to terminate its obligations under this Agreement within thirty (30) days after receiving notice of the actual occurrence of the following (which shall be described in reasonable detail in any such notice) if any of the CQP Entities shall:
(i)enter into any Contract outside the Ordinary Course of Business that would be material to the Business (other than the Basic Documents), or terminate or materially extend or modify any Material Agreement (including approving any change orders to Material Agreements), or waive any provision thereunder;
(ii)waive, release or settle any pending or threatened litigation or other proceedings before a Governmental Authority that (A) will require the CQP Entities to pay an amount in excess of $15 million or (B) cause a CQP Entity to incur (1) any obligation or liability of the CQP Entities in excess of such amount, including costs or revenue reductions or (2) obligations that would impose any material restrictions on the Business or operations of the CQP Entities; or
(iii)authorize or enter into any agreement or commitment with respect to any of the foregoing;
provided, however, that CQP shall not take any actions set forth in Section 6.01 with the intent to preclude the consummation of the Transactions in a timely manner.
Section 6.02Use of Proceeds.
CQP shall apply all the proceeds from the sale of the Purchased Units, net of fees and expenses related to the negotiation and consummation of the Basic Documents, to (i) fund the equity portion of the costs of developing, constructing and placing into service Train 1 and Train 2, (ii) to fund the CTPL Transaction, capital expenditures for the expansion of the CTPL and related additional compression capabilities required to service the Liquefaction Project, (iii) operating expenses and Taxes of the CTPL during construction of the Liquefaction Project and (iv) for other related business purposes of the CQP Entities.
Section 6.03Commercially Reasonable Efforts; Further Assurances.
(a)Prior to Initial Funding, CEI and CQP shall, and CQP shall cause the other CQP Entities to, and CEI shall cause its Affiliates to, (i) use its commercially reasonable efforts to consummate the Transactions (including to cause all of the conditions to Initial Funding set forth herein to be satisfied as promptly as practicable) and to obtain as promptly as practicable and maintain without Impairment all authorizations, consents, orders and approvals of all Governmental Authorities that the Purchaser or CQP reasonably determines may be or may become necessary or proper under this Agreement, the other Basic Documents and applicable Laws to be obtained to consummate and make effective the Transactions, (ii) subject to such limitations as set forth in this Section 6.03(a), take all actions as may be reasonably requested by any such Governmental Authority to obtain such authorizations, consents, orders and approvals and (iii) cooperate with the reasonable

43

requests of each other in seeking to obtain as promptly as practicable and to maintain without material Impairment all such authorizations, consents, orders and approvals. Prior to Initial Funding, CEI and CQP shall not, and CQP shall cause the CQP Subsidiaries not to, and CEI shall cause its Affiliates not to, take or cause to be taken any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding in any material respect the receipt or making of any such required authorizations, consents, orders, approvals or filings or the consummation of the Transactions.
(b)Each of CEI and CQP shall use their commercially reasonable efforts to secure the Foreign Trade Zone designation for the Liquefaction Project until such time as it is determined by CQP that it is no longer in CQP's best interest to secure such Foreign Trade Zone designation.
(c)Prior to the Initial Funding, CQP shall provide the Purchaser with drafts of material filings to be made by any CQP Entity with the FERC and the DOE prior to submission thereof and the Purchaser shall have twenty-four (24) hours after receipt thereof to provide any comments thereto which CQP shall in good faith consider.
(d)CQP shall (i) file with the NYSE Amex the proper form or other notification and required supporting documentation, and provide to the NYSE Amex any other requested information, related to the Conversion Units and (ii) issue the Purchased Units and the Conversion Units in compliance with applicable NYSE Amex rules and regulations.
Section 6.04Public Disclosure; Confidentiality.
(a)Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of the Commission or the NYSE Amex, and except for ordinary course notices or communications to limited partners, Investors or any Affiliate of the Purchaser or any Purchaser Affiliate, neither CEI, CQP nor the Purchaser shall, and CEI, CQP and the Purchaser will cause their respective Affiliates and Representatives not to, from and after the date hereof, issue any press release or other public communication in respect of this Agreement or otherwise disclose the identity of, or any other information concerning, the other parties without (i) the prior written approval of the other parties (which approval shall not be unreasonably withheld, conditioned or delayed by any party) and (ii) providing CEI, CQP or the Purchaser, as applicable, a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that the Purchaser Affiliates shall be entitled to disclose such information to any investor or prospective investor in Purchaser Affiliate that is subject to an obligation of confidentiality with respect to such information with respect to marketing activities; provided, further, that nothing in this Section 6.04(a) shall delay any required filing or other disclosure with the NYSE Amex or any Governmental Authority or otherwise hinder the CQP Entities', the Purchaser's or their respective Affiliates' or Representatives' ability to timely comply with all Laws or rules and regulations of the NYSE Amex or any Governmental Authority.
(b)Purchaser agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its potential investment in CQP, any CQP Confidential

44

Information obtained from the CQP Entities pursuant to the terms of this Agreement; provided, however, that the Purchaser may disclose the CQP Confidential Information (i) to its Representatives specified in clause (i) of the definition thereof who have a need to know such information in connection with the Purchaser's investment in CQP (subject to each such authorized recipient of such confidential information agreeing to keep such information confidential and provided that the Purchaser shall be liable for any breach of confidentiality by any such recipient); (ii) to any limited partner, investor or prospective investor of the Purchaser in connection with marketing activities by the Purchaser (subject to each such authorized recipient of such confidential information agreeing to keep such information confidential and provided that the Purchaser shall be liable for any breach of confidentiality by any such recipient); (iii) in its periodic reports required under the Exchange Act or any registration statement or prospectus under the Securities Act to the extent, and only to the extent: (A) the Purchaser is advised by legal counsel that such disclosure is required to comply with the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, (B) the Purchaser takes reasonable steps to minimize the extent of any such required disclosure, and (C) the Purchaser advises CQP of any such proposed disclosure prior to its filing and consults with CQP as to the nature and extent of such disclosure; and (iv) as may otherwise be (A) required by Law or (B) in connection with any claims or actions relating to the Purchaser or its Affiliates or Representatives, to the extent required by subpoena or court of competent jurisdiction or by a governmental or administrative body, provided that (x) the Purchaser is advised by legal counsel that such disclosure is required, (y) the Purchaser takes reasonable steps to minimize the extent of any such required disclosure, and (z) to the extent permitted by applicable Law, the Purchaser advises CQP of any such disclosure prior to its release (including the nature and extent of such disclosure) and affords CQP the reasonable opportunity to limit such disclosure.
(c)CEI agrees that it will (and it will cause its Affiliates to) keep confidential and will not disclose, divulge or use for any purpose any Purchaser Confidential Information obtained from the Purchaser or its Affiliates pursuant to the terms of this Agreement; provided, however, that CEI or its Affiliates may disclose such information (i) to their respective Representatives who have a need to know such information in connection with the Transactions (subject to each such authorized recipient of such confidential information agreeing to keep such information confidential and provided that CEI shall be liable for any breach of confidentiality by any such recipient); (ii) in periodic reports required under the Exchange Act or any registration statement or prospectus under the Securities Act to the extent, and only to the extent: (A) CEI is advised by legal counsel that such disclosure is required to comply with the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, (B) CEI takes reasonable steps to minimize the extent of any such required disclosure, and (C) CEI advises the Purchaser of any such proposed disclosure prior to its filing and consults with the Purchaser as to the nature and extent of such disclosure; and (iv) as may otherwise be (A) required by Law or (B) in connection with any claims or actions relating to CEI or its Affiliates or Representatives, to the extent required by subpoena or court of competent jurisdiction or by a governmental or administrative body; provided that (x) CEI is advised by legal counsel that such disclosure is required, (y) CEI takes reasonable steps to minimize the extent of any such required disclosure, and (z) to the extent permitted by applicable Law, CEI advises the Purchaser of any such disclosure prior to its release (including the nature and extent of such disclosure) and affords the Purchaser the reasonable opportunity to limit such disclosure.

45

Section 6.05CTPL Transaction, CEI Unit Purchase Agreement and CEI Subscription Agreement
CEI and CQP shall use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to consummate the CTPL Transaction and the transactions contemplated by the CEI Unit Purchase Agreement and the CEI Subscription Agreement prior to or simultaneously with the Initial Funding in accordance with the terms of the CTPL Purchase Agreement, the CEI Unit Purchase Agreement and the CEI Subscription Agreement, which agreements shall not be materially amended or modified after the date hereof without the prior written consent of the Purchaser. Each of CEI and CQP shall promptly enforce its rights under the CTPL Purchase Agreement, the CEI Unit Purchase Agreement and the CEI Subscription Agreement, and neither CEI nor CQP shall or shall permit any of their respective Subsidiaries to (x) waive any of its rights or any of the conditions precedent under the CTPL Purchase Agreement, the CEI Unit Purchase Agreement or the CEI Subscription Agreement without the prior written consent of the Purchaser, (y) provide its consent to take any actions requiring the consent of the other party pursuant to the CTPL Purchase Agreement, the CEI Unit Purchase Agreement or the CEI Subscription Agreement without the consent of the Purchaser or (z) terminate the CTPL Purchase Agreement, the CEI Unit Purchase Agreement or the CEI Subscription Agreement without the consent of the Purchaser
Section 6.06Labor Costs
Without the prior written consent of the Purchaser, from the date of this Agreement to the Initial Funding Date, CEI and its Affiliates shall not (a) amend the Services Agreements (except for the amendments pursuant to Section 6.11), (b) cause the cost of the Services Agreements to CQP or any other CQP Entity to increase above 110% of the Services Budget (in the aggregate for the period from January 1, 2012 through the applicable month), and (c) charge any other fees or expenses to any CQP Entity outside the Service Agreements.
Section 6.07Notification of Certain Matters
(a)Prior to the Initial Funding Date, CEI and CQP shall give prompt written notice to the Purchaser of the occurrence or non-occurrence, to the actual knowledge of CEI and to the actual knowledge of CQP, respectively, and the Purchaser shall give prompt written notice to CEI and CQP of the occurrence or non-occurrence, to its actual knowledge, of any event which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate if made as of the Initial Funding Date, (b) to result in a material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder or (c) to result in the failure of any condition to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.
(b)Between the date hereof and the day immediately prior to the Initial Funding Date, CQP may notify Buyer in writing about the occurrence of an SPA Imposition (a “SPA Imposition Notice”). Any SPA Imposition Notice shall (i) set forth in reasonable detail (a) the

46

specific event or events and the facts, circumstances or conditions related thereto causing the SPA Imposition and (b) the nature of the SPA Imposition, including the Existing SPA impacted by the SPA Imposition (collectively, the “SPA Imposition Event”), (ii) acknowledge a SPA Imposition Event has occurred and would continue to occur until the Outside Date and (iii) state that the Purchaser has an irrevocable right to terminate the Agreement pursuant to Section 8.01(f). In the event that CQP delivers a SPA Imposition Notice and the Purchaser does not subsequently exercise its right to terminate the Agreement, the Purchaser shall not have any claim for indemnification with respect to such SPA Imposition Event.
Section 6.08Other Proposals
(a)On the date hereof, CEI and CQP shall, and shall cause each of their respective Subsidiaries and Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person (other than the Purchaser and its Representatives) conducted heretofore with respect to any CQP Investment Proposal.
(b)Subject to Section 6.01(a), during the periods (i) beginning on the date hereof, and continuing until the earliest of (x) 11:59 (EST) on the date that is 120 days after the date hereof, (y) the Initial Funding and (z) termination of this Agreement in accordance with ARTICLE III and (ii) beginning on the date that any party delivers a Funding Notice pursuant to Section 2.02(a) and continuing until the earliest of (x) the Initial Funding, (y) termination of this Agreement in accordance with ARTICLE VIII and (z) thirty (30) days after delivery of the Funding Notice (the periods in clauses (i) and (ii), the “Restricted Period”), CEI and CQP shall not, and shall cause their respective Subsidiaries and Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a CQP Investment Proposal or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any CQP Investment Proposal (the activities in clauses (A) and (B), the “Restricted Activities”).
(c)During any period that is not a Restricted Period, CEI, CQP and their respective Subsidiaries and Representatives may undertake the Restricted Activities; provided, however CEI and CQP shall not, and shall cause their respective Subsidiaries and Representatives not to, enter into or agree to enter into any Contract relating to a CQP Investment Proposal (an “Alternate Transaction”) unless (i) CQP has provided written notice (the “Alternate Transaction Notice”) to the Purchaser stating that CQP is, and CQP reasonably believes in good faith that the parties to the Alternate Transaction and the parties to the Project Financing are, ready and able to consummate the Alternate Transaction and the Project Financing promptly, and that such consummation is not subject to (x) the satisfaction of the condition precedents set forth in Section 2.03(a)(ii), (iii), or (v) and (y) any conditions precedent that CQP reasonably believes in good faith would impede the ability of such consummation to occur within twenty (20) Business Days thereafter, (ii) CQP has provided reasonable evidence to the Purchaser of the availability of capital from the third parties to the Alternate Transaction, (iii) the Purchaser has not provided a Funding Notice pursuant to Section 2.02(a) on or before ten (10) Business Days following CQP's delivery of the Alternate Transaction Notice to the Purchaser and (iv) CQP shall have paid to the Purchaser all reasonable documented out-of-pocket expenses incurred by the Purchaser and its Affiliates in

47

connection with the negotiation, execution and activities related to the potential consummation of the Basic Documents and the Transactions, including related due diligence in respect of CQP and its Affiliates prior to entering into any Contract relating to an Alternate Transaction.
(d)Notwithstanding anything in this Section 6.08, CEI at any time can transfer all of the equity interests in the General Partner and the equity interests in the Services Companies (i) to another wholly-owned Subsidiary of CEI or any CQP Entity or (ii) to a single Person acquiring 100% of the equity interests in the General Partner, 100% of the equity interests in all of the Services Companies and all of the Incentive Distribution Rights; provided that the transferees of the foregoing agree to be bound by the applicable Basic Documents.
Section 6.09Access to Information
From the date hereof until the Initial Funding Date, CEI (including by causing its Affiliates) and CQP shall, and CQP shall cause the other CQP Entities to, as applicable (i) permit the Purchaser and its Representatives (as specified in clause (i) of the definition thereof) to have reasonable access (during normal business hours) to the Properties, Contracts, books and records of the CQP Entities and the General Partner, the personnel providing services to the CQP Entities, and any other information reasonably requested by the Purchaser upon providing at least twenty-four hours advance notice to CQP and (ii) provide the Purchaser notice of any meetings of the Board and copies of written information furnished to the attendees of Board meetings, which CQP deems appropriate to provide to the Purchaser, (iii) at such times as the Purchaser may reasonably request, consult with CQP and its Representatives (as specified in clause (i) of the definition thereof) regarding the Business of the CQP Entities and (iv) upon reasonable notice, make executive officers of the General Partner (and any other individuals on Schedule 1.01(b)) regularly available to the Purchaser and its Representatives (as specified in clause (i) of the definition thereof) during normal business hours to discuss the foregoing and the status of communications and interactions between the CQP Entities and Governmental Authorities.
Section 6.10 Financing Cooperation
To the extent requested by the Purchaser, the Purchaser and CQP shall, and shall cause their respective Representatives to, and CEI shall cause the General Partner to, cooperate and collaborate with respect to the arrangement and consummation of any equity or debt financing of any of the CQP Entities (including the Project Financing) after the date hereof.
Section 6.11Amended Service Agreements
Subject to the terms contemplated by Schedule 6.11, CQP and CEI shall, or shall cause their applicable Subsidiaries to, enter into, or amend and restate, as applicable, each of the following Contracts in a form reasonably acceptable to the Purchaser to contain the same terms as the corresponding Service Agreements relating to the Liquefaction Project (as such terms shall be revised in good faith to account for the applicable parties thereto and for the applicable services to be provided to and by the counterparties to each such Contract):
(a)the Management Services Agreement by and between Sabine Pass

48

LNG-GP, Inc. and Sabine Pass LNG, dated as of February 25, 2005, as amended, and as assigned pursuant to that certain Assignment, Assumption, Consent and Release Agreement by and among Sabine Pass LNG-GP, Inc., Cheniere LNG Terminals, Inc., and Sabine Pass LNG, dated as of August 15, 2008;
(b)the Operation and Maintenance Agreement (Sabine Pass LNG Facilities) by and between Cheniere LNG O&M Services, L.P. and Sabine Pass LNG, dated as of February 25, 2005, as amended, and as assigned pursuant to that certain Assignment, Assumption, Consent and Release Agreement by and among Cheniere LNG O&M Services, L.P., the General Partner, and Sabine Pass LNG, dated as of March 26, 2007;
(c)the Operation and Maintenance Services Agreement (Cheniere Creole Trail Pipeline), by and between Cheniere LNG O&M Services, LLC and Cheniere Creole Trail Pipeline, L.P., dated as of November 26, 2007, as amended, and as to be assigned pursuant to the Assignment, Assumption, Consent and Release Agreement by and among Cheniere LNG O&M Services, LLC and the General Partner; and
(d)a Management Services Agreement to be entered into on the date of the Initial Funding between Cheniere LNG Terminals, Inc. and Cheniere Creole Trail Pipeline, L.P.
ARTICLE VII
INDEMNIFICATION, COSTS AND EXPENSES
Section 7.01Indemnification by CEI.
(a)From and after the Initial Funding Date, CEI shall indemnify the Purchaser and each of its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, claims, actions, suits, proceedings, penalties, demands and causes of action, and, in connection therewith, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, Taxes or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) (collectively, “Losses”), whether or not involving a Third Party Claim (defined below), as a result of, arising out of, or in any way related to:
(i)the failure of any of the representations or warranties made by CEI contained herein to be true and correct in all respects as of the date hereof and as of the Initial Funding Date;
(ii)the breach of any of the covenants of CEI contained herein;
(iii)the failure of any of the representations or warranties made by CQP contained herein to be true and correct in all respects as of the date hereof and as of the Initial Funding Date;
(iv)the breach of any of the covenants of CQP contained herein; or
(v)any claim made by CEI or its Affiliates (other than CQP) relating to the breach of any of the representations and warranties made by CQP pursuant to Sections 1(b),

49

1(c) and 1(d) of the CEI Unit Purchase Agreement or the CEI Subscription Agreement (measured based upon the net Losses suffered by CQP and the Purchaser in respect thereof).
(b)The indemnification by CEI contained in Section 7.01(a) is subject to the following limitations:
(i)Indemnification by CEI pursuant to Section 7.01(a)(iii) and Section 7.01(a)(iv) shall only be available to the Purchaser Related Parties after the Purchaser Related Parties have received indemnification from CQP pursuant to Section 7.02(a)(i) or Section 7.02(a)(ii) in an aggregate amount equal to $100,000,000 (the “CQP Indemnification Initial Amount”). After the CQP Indemnification Initial Amount has been received by the Purchaser, CEI and CQP shall split equally all amounts owed to the Purchaser Related Parties pursuant to Section 7.01(a)(iii), Section 7.01(a)(iv), Section 7.02(a)(i) or Section 7.02(a)(ii) (subject to the other limitations set forth in Section 7.01(b));
(ii)Other than in respect of indemnification for Losses relating to the failure of the Core Representations and Warranties being true and correct as of the date hereof or as of the Initial Funding Date, the aggregate liability of (A) CEI and CQP for indemnification pursuant to Section 7.01(a)(i), Section 7.01(a)(iii), and Section 7.02(a)(i) shall not exceed $500,000,000 in the aggregate (the “Aggregate Cap”), and (B) CEI and CQP for indemnification pursuant to Section 7.01(a)(ii), Section 7.01(a)(iv) and Section 7.02(a)(ii) shall not exceed the Purchase Price; provided, however, that in all events the aggregate liability for CEI for indemnification pursuant to Section 7.01(a) (other than Section 7.01(a)(v)) shall not exceed the Purchase Price;
(iii)The Purchaser Related Parties shall not be permitted to seek indemnification pursuant to Section 7.01(a)(i), Section 7.01(a)(iii) or Section 7.02(a)(i) (except in respect of Losses relating to fraud, willful misconduct or the failure of the Core Representations and Warranties to be true and correct as of the date hereof or as of the Initial Funding Date) unless and until the Purchaser Related Parties have suffered aggregate Losses for which the Purchaser Related Parties are entitled to indemnification pursuant to (a) Section 7.01(a)(i), Section 7.01(a)(iii) or Section 7.02(a)(i) for breaches of the representations and warranties contained in Section 3.11(a)(i) or Section 4.04(a) in excess of $50,000,000, after which CEI and CQP shall, subject to the other limitations set forth in Section 7.01(b) and Section 7.02(b), provide indemnification for amounts in excess of $50,000,000 and (b) Section 7.01(a)(i), Section 7.01(a)(iii) and Section 7.02(a)(i) (for breaches of representations and warranties other than those contained in Section 3.11(a)(i) or Section 4.04(a), which shall be subject to the $50,000,000 deductible in the preceding clause (a) rather than the $15,000,000 deductible in this clause (b)) in excess of $15,000,000, after which CEI and CQP shall, subject to the other limitations set forth in Section 7.01(b) and Section 7.02(b), provide indemnification for amounts in excess of $15,000,000;
(iv)CEI may elect, in its discretion, to pay any Losses owed to a Purchaser Related Party pursuant to Section 7.01(a) in the form of cash or freely tradable common shares of CEI (free and clear of all Liens) (“CEI Equity”). The value of any CEI Equity shall be deemed to be the trading price of CEI Equity as reported on the NYSE Amex (or such other national securities exchange on which the CEI Equity is listed for trading) upon the close of trading on

50

the relevant national securities exchange on the Business Day prior to the day on which such indemnification payment is to be paid; and
(v)Other than (i) the representations and warranties contained in Section 3.01 (Formation and Qualification; Citizenship), Section 3.02 (Ownership of Subsidiaries), Section 3.03 (No Other Subsidiaries), Section 3.04 (Authorization; Enforceability; Valid Issuance), Section 3.05 (No Preemptive Rights; Registration Rights or Options), Section 3.06 (Capitalization), Section 3.07(i) (No Breach), Section 3.22 (Certain Fees), Section 4.01 (Authorization; Enforceability; Ownership), and Section 4.02(i) (No Breach) and Section 4.03(ii) (CQP Arrangements) (collectively, the “Core Representations and Warranties”), which (other than Section 4.03(ii)) shall survive indefinitely, (ii) the representations and warranties contained in Section 3.15 (Employment Related Matters), Section 3.16 (Tax Matters), and Section 3.17 (Employee Benefit Plans), which shall survive for three (3) years following the Initial Funding Date, (iii) the representations and warranties contained in Section 4.03(ii) (CQP Arrangements), which shall survive for five (5) years following the Initial Funding Date and (iv) the representations and warranties set forth in Section 4.04 (No Material Adverse Change) and Section 4.06(a) (CEI SEC Documents), which shall terminate on the Initial Funding Date, the representations and warranties of CQP and CEI contained in this Agreement shall survive for the longer of (a) twelve (12) months following the Initial Funding Date and (b) ten (10) Business Days following delivery to the Purchaser of the final annual consolidated audited financial statements of the CQP Entities for the fiscal year during which the Initial Funding occurs (the “Representation Termination Date”). After the Representation Termination Date, the Purchaser Related Parties shall not be entitled to seek indemnification pursuant to Section 7.01(a)(i), Section 7.01(a)(iii) or Section 7.02(a)(i) relating to the failure of any of the representations or warranties made by CQP or CEI contained herein being true and correct, other than with respect to the Core Representations and Warranties; provided, however, that if an indemnification claim is properly asserted pursuant to this ARTICLE VII prior to the Representation Termination Date, then such representation and warranty shall survive until, but only for the purpose of, the resolution of such claim. All covenants, which by there terms are to be performed prior to the Initial Funding, shall survive until the Representation Termination Date, for purposes of an indemnification claim pursuant to this ARTICLE VII and not the performance thereof. All other covenants contained herein shall survive until they have been performed in accordance with their terms.
Section 7.02Indemnification by CQP.
(a)From and after the Initial Funding Date, CQP shall indemnify each Purchaser Related Party, from, and hold each of them harmless against, any and all Losses, whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to:
(i)the failure of any of the representations or warranties made by CQP contained herein to be true and correct in all respects as of the date hereof and as of the Initial Funding Date; or
(ii)the breach of any of the covenants of CQP contained herein.
(b)In all events, the aggregate liability of CQP for indemnification pursuant to Section 7.02(a) shall not exceed the Purchase Price.

51

(c)CQP may elect, in its discretion, to pay any Losses owed to a Purchaser Related Party pursuant to Section 7.02(a) in the form of cash or Class B Units (or a combination thereof); provided, that CQP shall not be permitted to pay in the form of Class B Units to the extent it would cause the Purchaser and its Affiliates to own greater than 98% of the aggregate number of outstanding Common Units and Class B Units of CQP (calculated treating the Class B Units as if they are converted into Common Units at the then-applicable conversion rate). The value of any Class B Units that CQP shall issue as an indemnification payment shall be deemed to be the trading price of the Common Units of CQP as reported on the NYSE Amex (or such other national securities exchange on which the Common Units of CQP is listed for trading) upon the close of trading on the relevant national securities exchange on the Business Day prior to the day on which such indemnification payment is to be paid.
Section 7.03Indemnification by the Purchaser.
(a)From and after the Initial Funding Date, the Purchaser shall indemnify the CQP Entities and their respective Representatives (collectively, “CQP Related Parties”) from, and hold each of them harmless against, any and all Losses, whether or not involving a Third Party Claim, as a result of, arising out of, or in any way related to:
(i)the failure of any of the representations or warranties made by the Purchaser contained herein to be true and correct in all respects as of the date hereof and as of the Initial Funding Date; or
(ii)the breach of any of the covenants of the Purchaser contained herein.
(b)The indemnification by the Purchaser contained in Section 7.03(a) is subject to the following limitations:
(i)Other than in respect of indemnification for Losses relating to the failure of the Purchaser Core Representations and Warranties being true and correct as of the date hereof or the Initial Funding Date, the aggregate liability of the Purchaser for indemnification pursuant to (A) Section 7.03(a)(i) shall not exceed $500,000,0000 and (B) Section 7.03(a)(ii) shall not exceed the Purchase Price;
(ii)The CQP Related Parties shall not be permitted to seek indemnification pursuant to Section 7.03(a)(i) (except in respect of Losses arising out of fraud, willful misconduct or, the failure of the Purchaser Core Representations and Warranties to be true and correct as of the date hereof or as of the Initial Funding Date or the failure of such Purchaser to pay the Purchase Price when due on the Initial Funding Date) unless and until the CQP Related Parties have suffered aggregate Losses for which the CQP Related Parties are entitled to indemnification pursuant to Section 7.03(a)(i) from the Purchaser (notwithstanding this Section 7.03(b)(ii)) in excess of $15,000,000, after which the Purchaser shall, subject to Section 7.03(b)(i), provide indemnification for amounts in excess of $15,000,000;
(iii)The Purchaser may elect, in its discretion, to pay any Losses owed to a CQP Related Party pursuant to Section 7.03(a) in the form of cash, Class B Units or Common

52

Units (or a combination thereof). The value of any Class B Units or Common Units that the Purchaser shall use to make an indemnification payment shall be deemed to be the trading price of the Common Units as reported on the NYSE Amex (or such other national securities exchange on which the Common Units is listed for trading) upon the close of trading on the relevant national securities exchange on the Business Day prior to the day on which such indemnification payment is to be paid; and
(iv)Other than the representations contained in Section 5.01 (Existence), Section 5.02 (Authorization; Enforceability) and Section 5.05 (Certain Fees) (collectively, the “Purchaser Core Representations and Warranties”), which shall survive indefinitely, the representations and warranties of the Purchaser contained in this Agreement shall survive until the Representation Termination Date. After the Representation Termination Date, the CQP Related Parties shall not be entitled to seek indemnification pursuant to Section 7.03(a)(i) relating to the failure of any of the representations or warranties made by the Purchaser contained herein being true and correct other than with respect to the Purchaser Core Representations and Warranties; provided, however, that if an indemnification claim is properly asserted pursuant to this ARTICLE VII prior to the Representation Termination Date, then such representation and warranty shall survive until, but only for the purpose of, the resolution of such claim.
Section 7.04Indemnification Procedures.
(a)A claim for indemnification for any matter not involving a Third Party Claim shall be promptly asserted by written notice to the party from whom indemnification is sought; provided, however, that the failure to provide prompt written notice shall not limit the right to indemnification hereunder except to the extent of the increase in the Losses suffered as a result in the delay of such notice.
(b)Promptly after any CQP Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received written notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a Person who is not an Affiliate of a party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure (and then only to the extent of the increased Losses resulting from such material prejudice). Such written notice shall state the nature and the basis of such Third Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as (A) the Indemnifying Party (x) agrees in writing to assume the defense within fifteen (15) Business Days of receiving notice of the Third Party Claim, (y) pursues the same diligently and in good faith, and (z) can reasonably demonstrate that it has sufficient funds (or equity to transfer to the extent permitted to make indemnification payments in the form of equity pursuant to this Agreement) readily available to pay the Losses alleged with respect to the Third Party Claim and (B) the Losses alleged with respect to the Third Party Claim are not greater than the remaining indemnification such party is required to provide pursuant to Section 7.01, Section 7.02 or Section 7.03, as appropriate. If the Indemnifying Party

53

properly undertakes to defend or settle such Third Party Claim in accordance with the previous sentence and the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and/or the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party for any reasonable documented travel or other out-of-pocket expenses of the Indemnified Party, but not for any internal costs of the Indemnified Party or its employees. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability in accordance with this Section 7.04(b), and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such Third Party Claim and any negotiations of the settlement thereof and (ii) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any Third Party Claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the Indemnified Party.
Section 7.05Limitation of Liability.
IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE HEREUNDER FOR EXEMPLARY, PUNITIVE, SPECIAL OR INCIDENTAL DAMAGES, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS AGREEMENT OR THE OTHER BASIC DOCUMENTS, EXCEPT TO THE EXTENT PAYABLE TO A PERSON THAT IS NOT A PARTY TO THIS AGREEMENT (OR AN AFFILIATE THEREOF) IN CONNECTION WITH A THIRD PARTY CLAIM. FOR PURPOSES OF CLARIFICATION, AND WITHOUT LIMITATION, THE PURCHASER SHALL BE ENTITLED TO SEEK DAMAGES RESULTING FROM THE DECREASE IN VALUE OF CLASS B UNITS OWNED BY THE PURCHASER AS A CONSEQUENCE OF (X) A BREACH OF THIS AGREEMENT BY CEI OR CQP OR (Y) SECTION 7.01(a)(v); HOWEVER, THE PURCHASER SHALL NOT BE ENTITLED TO SEEK DAMAGES OR LOSES ARISING FROM (I) LOST OPPORTUNITY COSTS OF THE PURCHASER, ANY INVESTORS OR ANY OF THEIR AFFILIATES (SUCH AS ALTERNATIVE INVESTMENTS THAT COULD HAVE BEEN PURSUED BUT WERE NOT) OR (II) CLAIMS RELATING TO FINANCING OR

54

COMMITMENTS THAT THE PURCHASER, ANY INVESTOR OR ANY OF THEIR AFFILIATES MAY HAVE ENTERED INTO IN ORDER TO CONSUMMATE THE TRANSACTIONS.
Section 7.06Other Matters.
(a)For purposes of determining the amount of any Loss with respect to any breach or inaccuracy of a representation or warranty pursuant to Section 7.01(a)(i), Section 7.01(a)(iii), Section 7.02(a)(i) or Section 7.03(a)(i), no effect shall be given to the terms “material”, “Material Adverse Effect” or other qualifications of similar import contained therein.
(b)All indemnification payments under this ARTICLE VII shall be adjustments to the Purchase Price, except as otherwise required by applicable Law.
(c)No party shall have liability under this Agreement following the Initial Funding Date except (i) as is provided in this ARTICLE VII, (ii) claims or causes of action arising from fraud or (iii) for specific performance as provided in Section 9.09.
ARTICLE VIII
TERMINATION
Section 8.01Termination.
This Agreement may be terminated at any time prior to the Initial Funding:
(a)by the mutual written consent of the Purchaser and CQP;
(b)by either the Purchaser or CQP, by giving written notice of such termination to the other party, if the Initial Funding shall not have occurred on or prior to December 31, 2012 (such date, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to CQP, if the failure for the Initial Funding to occur prior to the Outside Date has been caused by, or resulted from, the failure of CQP or CEI to take any action required by CQP or CEI pursuant to this Agreement;
(c)by either the Purchaser or CQP, if any court of competent jurisdiction or a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable;
(d)by CQP, if the Purchaser has breached any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (x) would result in the failure of the conditions set forth in Section 2.03(c)(i) or Section 2.03(c)(ii) and (y) cannot be or is not cured prior to the Outside Date or is not cured within thirty (30) days after CQP has provided notice of such breach; provided, however, that CQP is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 2.03(b)(i) or Section 2.03(b)(ii) not to be satisfied;
(e)by the Purchaser, if CQP shall have breached any of its representations,

55

warranties, covenants or agreements contained in this Agreement, which breach (x) would result in the failure of the conditions set forth in Section 2.03(b)(i) or Section 2.03(b)(ii) and (y) cannot be or is not cured prior to the Outside Date or is not cured within thirty (30) days after the Purchaser has provided notice of such breach; provided, however, that the Purchaser is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 2.03(c)(i) or Section 2.03(c)(ii) not to be satisfied;
(f)by the Purchaser, within thirty (30) days following delivery by CQP of an SPA Imposition Notice;
(g)by the Purchaser in accordance with Section 6.01(b);
(h)by CQP if the Guaranty is no longer in full force and effect as a result of Blackstone Capital Partners VI L.P. having filed for bankruptcy protection under the applicable federal bankruptcy laws;
(i)by either the Purchaser or CQP, if CQP has delivered an Alternate Transaction Notice and the Purchaser has not provided a Funding Notice pursuant to Section 2.02(a) on or before ten (10) Business Days following CQP's delivery of the Alternate Transaction Notice to the Purchaser; provided that CQP shall not be permitted to terminate the Agreement pursuant to this Section 8.01(i) unless CQP has paid to the Purchaser all reasonable documented out-of-pocket expenses incurred by the Purchaser and its Affiliates in connection with the negotiation, execution and activities related to the potential consummation of the Basic Documents and the Transactions, including related due diligence in respect of CQP and its Affiliates;
(j)by CQP if (w) a party has delivered a Funding Notice pursuant to Section 2.02(a), (x) at least eleven (11) Business Days have passed following the delivery of such Funding Notice, (y) all of the conditions to Initial Funding set forth in Section 2.03(a) and Section 2.03(b) are satisfied (or are then-capable of being satisfied on the Initial Funding Date) and (z) the Purchaser has not provided an Initial Funding Date Notice at such time when each of the preceding clauses (w), (x) and (y) are satisfied;
(k)by Purchaser if (x) a party has delivered a Funding Notice pursuant to Section 2.02(a), (y) at least eleven (11) Business Days have passed following the delivery of such Funding Notice, and (z) the Purchaser has not provided an Initial Funding Date Notice at such time when each of the preceding clauses (x) and (y) are satisfied; or
(l)by Purchaser within thirty (30) days of delivering a notice deeming a Special Action to be an Alternate Transaction pursuant to Section 6.01(a).
Section 8.02Effect of Termination.
In the event of the termination of this Agreement as provided in Section 8.01, the provisions of this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except for the provisions of (i) Section 6.04(b) and Section 6.04(c), which shall survive for eighteen (18) months from the date of such termination and (ii) Section 8.01, this Section

56

8.02, Section 8.03 and ARTICLE IX (excluding Section 9.03 but including any related definitional provisions in ARTICLE I), all of which shall survive indefinitely; provided, however, that except as otherwise set forth herein, nothing herein shall relieve any party from Liability for any willful breach hereof prior to such termination; it being understood and agreed that Purchaser shall have no obligation to deliver any Funding Notice or Initial Funding Date Notice or to take any other actions to assist the Initial Funding to occur.
Section 8.03Expense Reimbursement
Without limiting any of the Purchaser's rights hereunder, including the right to seek compensation for Losses related to any breach of this Agreement, in the event this Agreement is terminated (or is terminated in any other manner but could have been terminated) pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(c), Section 8.01(e), Section 8.01(f), Section 8.01(g), Section 8.01(i), Section 8.01(j) (if any of the events set forth on Schedule 8.03 shall have occurred), Section 8.01(k) (if any of the events set forth on Schedule 8.03 shall have occurred) or Section 8.01(l) CQP shall reimburse the Purchaser for all reasonable documented out-of-pocket expenses incurred by the Purchaser and its Affiliates in connection with the negotiation, execution and activities related to the potential consummation of the Basic Documents and the Transactions, including related due diligence in respect of CQP and its Affiliates. CQP shall make any payment owed to the Purchaser pursuant to this Section 8.03 by wire transfer of immediately available funds no later than two (2) Business Days after termination of this Agreement (except in connection with a termination by CQP pursuant to Section 8.01(i), in which case CQP shall pay such amount prior to termination).
ARTICLE IX
MISCELLANEOUS
Section 9.01Interpretation.
Article, Section, Exhibit and Schedule references in this Agreement are references to the corresponding Article, Section, Exhibit and Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever CQP has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of CQP unless otherwise specified. Whenever any determination, consent or approval is to be made or given by the Purchaser or CQP, such action shall be in such party's sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally

57

contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
Section 9.02No Waiver; Modifications in Writing.
(a)No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at Law or in equity or otherwise.
(b)Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.
Section 9.03Binding Effect; Assignment.
(a)This Agreement shall be binding upon CQP, CEI, the Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
(b)The Purchaser's rights and obligations hereunder (including the right to seek indemnification) may be transferred or assigned in whole or in part by the Purchaser to any Purchaser Affiliate without the consent of any party; provided, however, that such Person is not a “foreign person” as defined in 31 C.F.R. § 800.213. Upon any such permitted transfer or assignment, references in this Agreement to the Purchaser (as they apply to the transferor or assignor, as the case may be) shall thereafter apply to such transferee or assignee of the Purchaser unless the context otherwise requires. Without the written consent of CQP, which consent shall not be unreasonably withheld, no portion of the rights and obligations of the Purchaser under this Agreement may be

58

assigned or transferred by the Purchaser or such a transferee of the Purchaser to a Person that is not a Purchaser Affiliate. No portion of the rights and obligations of CQP or CEI under this Agreement may be transferred or assigned without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.
Section 9.04Communications.
All notices and demands provided for hereunder shall be in writing and shall be given by hand delivery, registered or certified mail, return receipt requested, regular mail, facsimile, email or air courier guaranteeing overnight delivery to the following addresses:
(a)If to the Purchaser:
Blackstone CQP Holdco LP
345 Park Avenue, 44th Floor
New York, NY 10154
Attn: David Foley
Sean Klimczak
Fax:     (646) 253-7517
Email:     foley@blackstone.com
klimczak@blackstone.com
with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn:     David S. Allinson
Charles E. Carpenter
Fax:     (212) 751-4864
Email:    david.allinson@lw.com
charlie.carpenter@lw.com
(b)If to CQP:
Cheniere Energy Partners, L.P.
700 Milam Street, Suite 800
Houston, TX 77002
Attn:    Meg A. Gentle
Fax:    (713) 375-6276
Email: meg.gentle@cheniere.com

59

with a copy to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attn:    David Buck
Meredith Mouer
Fax:     (713) 238-7409
Email:    davidbuck@andrewskurth.com
meredithmouer@andrewskurth.com
(c)If to CEI:
Cheniere Energy, Inc
700 Milam Street, Suite 800
Houston, TX 77002
Attn:    Meg A. Gentle
Fax:    (713) 325-6276
Email: meg.gentle@cheniere.com
with a copy to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attn:    David Buck
Meredith Mouer
Fax:     (713) 238-7409
Email:    davidbuck@andrewskurth.com
meredithmouer@andrewskurth.com
or to such other address as CQP or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; (iii) when receipt is acknowledged, if sent by facsimile; (iv) upon confirmation of receipt of delivery, if sent by email; and (v) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 9.05Removal of Legend.
(a)Subject to the Investors' Agreement, the Purchaser may request CQP to remove the legend set forth in Section 5.06(d) from the certificates evidencing the Purchased Units by submitting to CQP such certificates, together with an opinion of counsel to the effect that such legend is no longer required under the Securities Act or applicable state Laws as the case may be, as CQP may request; provided, however, that no opinion of counsel shall be required if the Purchaser is effecting a sale of Purchased Units pursuant to Rule 144 under the Securities Act (and the Purchaser

60

delivers a Rule 144 Representation Letter to CQP) or the Conversion Units have been registered under the Securities Act pursuant to an effective registration statement. CQP shall cooperate with the Purchaser to effect removal of such legend.
(b)Certificates evidencing Conversion Units shall not contain any legend (including the legend set forth in Section 5.06(d)), (i) while a registration statement covering the resale of such security is effective under the Securities Act and the Purchaser delivers to CQP a representation letter agreeing that such Conversion Units will be sold under such effective registration statement, or (ii) following any sale of such Conversion Units pursuant to Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).
Section 9.06Entire Agreement.
This Agreement, the other Basic Documents and the other agreements and documents referred to herein and therein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the other Basic Documents with respect to the rights granted by CQP or any of its Affiliates or the Purchaser or any of its Affiliates set forth herein or therein. This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 9.07Governing Law; Submission to Jurisdiction.
This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 9.08Waiver of Jury Trial.
EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION

61

(i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 9.09Specific Performance.
The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Agreement in accordance with their specified terms or otherwise breach such provisions. It is accordingly agreed that the Purchaser shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by CQP and CEI and to enforce specifically all terms and provisions hereof, this being in addition to any other remedy to which it is entitled at Law or in equity. The parties hereto further acknowledge and agree that CQP shall be entitled to an injunction, specific performance and other equitable relief only to enforce specifically the terms and provisions of, and to prevent breaches of, Section 6.04 by the Purchaser and not with respect to any other Sections hereof. Subject to the limitations set forth in this Section 9.09, each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief permitted by this Section 9.09 immediately preceding sentence on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at Law.
Section 9.10Third Party Beneficiaries
This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns. None of the provisions of this Agreement, whether express or implied, shall be construed to give any Person, other than the parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement; provided, however, that (i) the Purchaser Related Parties shall be third party beneficiaries for the purposes of Section 7.01 and Section 7.02 and (ii) CQP Related Parties shall be third party beneficiaries for the purposes of Section 7.03.
Section 9.11Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

62

Section 9.12Terminated Agreements
Effective as of the date of this Agreement, that certain (a) Summary Term Sheet, dated as of February 25, 2012, and letter agreement, dated March 19, 2012, each among CEI, CQP, Blackstone Capital Partners VI L.P. and Blackstone Energy Partners L.P. and (b) Confidentiality Agreement, including the binding provisions thereof, are hereby terminated and of no further force and effect. Blackstone Capital Partners VI L.P. and Blackstone Energy Partners L.P. shall be third party beneficiaries of this Section 9.12.
[Remainder of Page Left Intentionally Blank]

63

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

CHENIERE ENERGY PARTNERS, L.P.

By:	Cheniere Energy Partners GP, LLC
its general partner

By:	/s/ Meg A. Gentle
	Name:	Meg A. Gentle
	Title:	Chief Financial Officer

CHENIERE ENERGY, INC.

By:	/s/ Graham A. McArthur
	Name:	Graham A. McArthur
	Title:	Vice President and Treasurer

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

BLACKSTONE CQP HOLDCO LP

By:	Blackstone CQP Holdco GP LLC, its
general partner

By:	Blackstone Management Associates VI
L.L.C., its sole member

By:	BMA VI L.L.C., its sole member

By:	/s/ David I. Foley
	Name:	David I. Foley
	Title:	Senior Managing Director

[Signature Page to Unit Purchase Agreement]

Exhibit A

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
CHENIERE ENERGY PARTNERS, L.P.

i

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
CHENIERE ENERGY PARTNERS, L.P.
THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF CHENIERE ENERGY PARTNERS, L.P., dated as of [____________], 2012, is entered into by and between Cheniere Energy Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Limited Partners as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1	Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“2011 EPC Contract” means that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated November 11, 2011, between Sabine Pass Liquefaction and Bechtel Oil, Gas & Chemicals, Inc. as in effect on the original date of the Unit Purchase Agreement.
“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or asset base of the Partnership Group from the operating capacity or asset base of the Partnership Group existing immediately prior to such transaction.
“Actual Conversion Date” has the meaning assigned to such term in Section 5.12(b)(vi)(C).
“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:
(a)    Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.
(b)    If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, however, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).
“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.
“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.
“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704‑2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Class B Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Class B Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.
“Adjusted Operating Surplus” means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period, and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. Cash amounts held in the Distribution Reserve Account or amounts released therefrom shall not constitute Adjusted Operating Surplus.
“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.
“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P., as it may be amended, supplemented or restated from time to time.
“Applicable Funding Date” means, (i) with respect to the CEI Class B Units and the CTPL Class B Units, the CEI Class B Initial Funding Date, and (ii) with respect to the Purchaser Class B Units, the Purchaser Class B Initial Funding Date.
“Assignee” means a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application, as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.
“Assignment Agreement” means the Assignment Agreement, dated as of March 26, 2007, between O&M Services, the General Partner and Sabine Pass LNG.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, (ii) all additional cash and cash equivalents of the Partnership Group (or the Partnership's proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter and (iii) the amount in the Distribution Reserve Account equal to the sum of the Initial Quarterly Distribution times the number of Outstanding Common Units and Outstanding General Partner Units on the Record Date for such Quarter (or, for the Quarter in which the closing of the Initial Public Offering occurs, such amount multiplied by a fraction, of which the numerator is the number of days in the period from the closing of the Initial Public Offering through the end of such Quarter and of which the denominator is the number of days in such Quarter) but only to the extent such amounts are necessary to make distributions pursuant to Section 6.4(a)(i) and Section 6.4(a)(ii) for such Quarter, less
(b)    the amount of any cash reserves (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures, for anticipated future credit needs of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to clause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Initial Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed, for purposes of determining Available Cash, to have been made, established, increased or reduced within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Basic Documents” has the meaning assigned to such term in the Unit Purchase Agreement.
“Board of Directors” means, with respect to the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company. If any successor General Partner is a limited partnership, and its general partner is a corporation or limited liability company, the “Board of Directors” shall mean the board of directors or board of managers of the general partner of the General Partner.
“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).
“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York or Texas shall not be regarded as a Business Day.
“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Class B Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, Class B Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Class B Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property (which, in the case of a Capital Contribution by the General Partner pursuant to Section 5.2(b) may include Units (other than General Partner Units and Subordinated Units) owned by the General Partner) that a Partner contributes to the Partnership.
“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new, capital assets (including pipelines, gathering lines, liquefaction facilities, regasification facilities, processing plants, LNG carriers, docks, terminals, truck racks, pipeline compression facilities, tankage and other storage, gathering and distribution facilities and related or similar assets) or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest, to fund the Group Member's pro rata share of the cost of the acquisition of existing, or the construction of new, capital assets (including pipelines, gathering lines, liquefaction facilities, regasification facilities, processing plants, LNG carriers, docks, terminals, truck racks, pipeline compression facilities, tankage and other storage, gathering and distribution facilities and related or similar assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or asset base of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or asset base of the Partnership Group or such Person, as the case may be, immediately prior to such addition, improvement, acquisition or construction; provided, however, that to the extent any such addition, improvement, acquisition or construction is made solely for investment purposes it shall not constitute a Capital Improvement under this Agreement.
“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).
“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d)(i) and Section 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
“CEI” means Cheniere Energy, Inc.

“CEI Class B Initial Funding Date” means the Initial Funding Date of CEI under the CEI Unit Purchase Agreement.
“CEI Class B Units” means up to 33,333,334 Class B Units issued to the CEI Holder on the CEI Class B Initial Funding Date pursuant to the CEI Unit Purchase Agreement.
“CEI Holder” means the General Partner or one or more of its Affiliates.
“CEI Subscription Agreement” means that certain subscription agreement described in the Unit Purchase Agreement whereby the CEI Holder has acquired the CTPL Class B Units.
“CEI Unit Purchase Agreement” means the unit purchase agreement described in the Unit Purchase Agreement whereby the CEI Holder has acquired the CEI Class B Units.
“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units; or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“Cheniere LNG Holdings” means Cheniere LNG Holdings, LLC, a Delaware limited liability company.
“Cheniere Marketing” means Cheniere Marketing, LLC, a Delaware limited liability company.
“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that such Assignee or Limited Partner (and if such Assignee or Limited Partner is a nominee holding for the account of another Person, that to the best of such Assignee's or Limited Partner's knowledge such other Person) is an Eligible Citizen.
“Claim” has the meaning assigned to such term in Section 7.12(d).
“Class B Accrual Date” has the meaning assigned to such term in Section 5.12(b)(ii)(A).
“Class B Accrual Rate” means an amount equal to 3.5%.
1 If the Partnership and CEI determine to pre-fund notice to proceed by issuance of Class B Units, the Partnership, CEI and the Purchaser agree: (i) to enter into an interim amendment to the existing partnership agreement, (ii) to revise this Agreement accordingly and (iii) if CEI pre-funds at least $167,000,000, then all of the CEI Class B Units shall begin to accrue on the date of such pre-funding.

“Class B Conversion Notice” has the meaning assigned to such term in Section 5.12(b)(vi)(C).
“Class B Conversion Notice Date” has the meaning assigned to such term in Section 5.12(b)(vi)(C).
“Class B Conversion Price” means an amount equal to $15.00 per Class B Unit (as adjusted for splits and combinations).
“Class B Conversion Value” means, with respect to each Class B Unit as of the date of such determination, an amount equal to the Class B Issue Price, as increased or adjusted pursuant to Section 5.12.
“Class B Debt Lower Adjustment Factor” has the meaning assigned to such term in Section 5.12(b)(ix).
“Class B Debt Upper Adjustment Factor” has the meaning assigned to such term in Section 5.12(b)(ix).
“Class B Dilutive Issuance” means the issuance after ______, 2012 of any Equity Securities in one or more transactions in connection with the completion of Train 1, Train 2, Train 3 or Train 4 to the extent exceeding 25,500,000 Common Unit Equivalents and associated General Partner Units in the aggregate; provided, however, that the following shall be excluded from the foregoing determination: (a) the issuance of Common Units upon the conversion of the Class B Units; (b) adjustments pursuant to Section 5.12(b)(ix); (c) the issuance of (1) Units pursuant to the Unit Purchase Agreement, (2) the CEI Class B Units and (3) the CTPL Class B Units; and (d) any issuances from the Partnership's equity incentive plans in effect from time to time for the benefit of the members of the Board of Directors.
“Class B Issue Price” means $15.00 per Class B Unit (as adjusted for splits and combinations).
“Class B Non-Converted Liquidation Accrual” means an amount per Class B Unit equal to the Class B Issue Price multiplied annually by 8.5% during the period commencing on the Applicable Funding Date and ending on the Liquidation Date, adjusted in a manner consistent with Section 5.12(b)(ix).
“Class B Quarterly Accrual” has the meaning assigned to such term in Section 5.12(b)(ii).
“Class B Units” means the series of Units designated as senior subordinated units pursuant to Section 5.12.
“Closing Date” means the first date on which Common Units were issued and sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.
“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific Section or Sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Combined Interest” has the meaning assigned to such term in Section 11.3(a).
“Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service following construction and testing.
“Commission” means the United States Securities and Exchange Commission.
“Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor collar or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons (including liquefied natural gas or liquefied petroleum gas) in their operations and not for speculative purposes.
“Common Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Class B Unit or a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.
“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Initial Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).
“Common Unit Equivalent” means any of (x) a Common Unit (y), in the case of an issuance of an Equity Security exercisable, exchangeable, or convertible into a Common Unit, the equivalent number of Common Units for which such other issuance of Equity Securities is exercisable, exchangeable or convertible into, on an accreted and Fully Diluted Basis and (z) in the case of any Equity Securities other than those contemplated by the preceding clauses (x) and (y), the number of Common Units with the same value as such Equity Securities, as such value is determined by the Board of Directors in good faith at the time of issuance of such Equity Securities. If the Common Unit Equivalent has a paid-in-kind or accreting conversion feature, then the number of Common Unit Equivalents shall be increased to take into account the number of Common Units (or other Equity Securities) that could be issued, exchanged for or converted into such Common Unit Equivalent based upon the forecast presented to the Board of Directors in connection with approving the issuance of such Common Unit Equivalents.
“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors, each of whom (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units or any other class of Limited Partner Units then listed for trading on any National Securities Exchange and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by any National Securities Exchange on which the Common Units are listed or admitted to trading.
“Contracted Adjusted Operating Surplus” shall mean the amount of Adjusted Operating Surplus derived solely from LNG Sale and Purchase Agreements and terminal use agreements, in each case, with a minimum term of three years with counterparties who are not Affiliates of CEI. The calculation excludes revenues and expenses attributable to the portion of payments made under the LNG Sale and Purchase Agreements related to the final settlement price for the New York Mercantile Exchange's Henry Hub natural gas futures contract for the month in which the relevant cargo's delivery window is scheduled.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Contribution Agreement” means that certain Contribution and Conveyance Agreement dated as of the Closing Date, among the Partnership, the General Partner and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.
“Converted Class B Unit” means a Common Unit resulting from the conversion of a Class B Unit pursuant to Section 5.12(b)(vi).
“Crest Royalty Agreement” means the assumption, assignment and indemnity agreement, dated as of the Closing Date, among the Partnership, the General Partner, Cheniere LNG Holdings and Cheniere Energy, Inc.
“CTPL” means that certain natural gas pipeline owned by Cheniere Creole Trail Pipeline, L.P., which interconnects with the Sabine Pass LNG terminal to points of interconnection with existing interstate and intrastate natural gas pipelines in southwest Louisiana.

“CTPL Class B Units” means the 12 million Class B Units issued by the Partnership to Cheniere LNG Terminals, Inc. or an Affiliate thereof pursuant to the CEI Subscription Agreement.
“CTPL Expenditures” means cash expenditures (including expenditures for the acquisition, addition or improvement to CTPL) if such expenditures are made to acquire, own, operate, or maintain, including over the long term, the operating capacity of CTPL prior to the Date of First Commercial Delivery, including, but not limited to, taxes, payments to the General Partner in reimbursement of expenses incurred by the General Partner on behalf of the Partnership Group, repayment of Working Capital Borrowings, debt service payments and interest payments.
“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).
“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xii).
“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.
“Date of First Commercial Delivery” has the meaning set forth in the LNG Sale and Purchase Agreement, dated November 21, 2011, between Sabine Pass Liquefaction and Gas Natural Aprovisionamientos SDG S.A.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.
“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
“DGCL” has the meaning set forth in Section 14.7 of this Agreement.
“Distribution Reserve Account” has the meaning assigned to such term in Section 5.11(a).
“Distribution Reserve Period Termination Date” means the date of distribution of Available Cash for the Quarter ending June 30, 2009.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Electing Party” has the meaning set forth in Section 5.12(b)(vii)(B) of this Agreement.
“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.
“Eligible Investments” means
(1) United States dollars;
(2) securities issued or directly and fully guaranteed or insured by the United States government or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities);
(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thomson Bank Watch Rating of “B” or better;
(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5) commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within one year after the date of acquisition; and
(6) money market funds at least 95% of the assets of which constitute cash equivalents of the kinds described in clauses (1) through (5) of this definition or a money market fund or a qualified investment fund given one of the two highest long-term ratings available from S&P or Moody's.
“Employee Benefit Plans” means any qualified or non-qualified plan of deferred compensation or other arrangement (whether or not covered by ERISA), plan or agreement providing compensation or incentives to current, future or retired officers, directors, employees or consultants for the performance of services.
“EPC Notice to Proceed” shall mean the Notice to Proceed issued under the 2011 EPC Contract.
“Equity Security” means any security or other instrument that has an option, right, warrant or appreciation right (including any phantom equity or any other instrument or obligation of the Partnership) which is based upon the value or performance of the Partnership. Equity Security includes any Unit and any interest junior, pari passu or senior to any such Unit. Whether any type of interest constitutes an Equity Security shall be determined in the good faith determination of the Board of Directors.
“Equity Securities Notice” has the meaning assigned to such term in Section 5.12(b)(vii)(A).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.
“Estimated Incremental Quarterly Tax Amount” has the meaning assigned to such term in Section 6.10.
“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction or development of a Capital Improvement and paid during the period beginning on the date that the Partnership enters into a binding commitment to commence construction or development of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund such construction period interest payments or such construction period distributions on equity paid during such period, shall also be deemed to be debt or equity, as the case may be, issued to finance the construction or development of a Capital Improvement.
“FERC” means the Federal Energy Regulatory Commission.
“Final Subordinated Units” has the meaning assigned to such term in Section 6.1(d)(xi).
“First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(D).
“First Target Distribution” means $0.489 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on the last day of the Quarter in which the Closing Date occurred, it means the product of $0.489 multiplied by a fraction, of which the numerator is the number of days in such period, and of which the denominator is the number of days in such Quarter), subject to adjustment in accordance with the definition of Initial Quarterly Distribution and Section 6.6 and Section 6.10.
“Fully Diluted Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Partnership Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7, such Partnership Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the excess, if positive, of (i) the number of Units issuable upon such conversion, exercise or exchange over (ii) the number of Units that such consideration would purchase at the Current Market Price.
“General Partner” means Cheniere Energy Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).
“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
“General Partner Preemptive Share” is an amount of Partnership Securities to which the CEI Holder is entitled pursuant to Section 5.8; provided, however, that if the purchase price for the Partnership Securities is less than $10.00 per Common Unit (or below such amount for the Common Unit Equivalent)(as adjusted for splits and combinations), then the Outstanding Subordinated Units shall not be included in such calculation.
“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.
“Governmental Authority” has the meaning set forth in the Unit Purchase Agreement.
“GP LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of [______], 2012, as amended, restated or otherwise modified from time to time.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).
“Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner in connection with the transactions contemplated pursuant to the Contribution Agreement, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.
“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4(a)(v), Section 6.4(a)(vi) and Section 6.4(a)(vii), Section 6.4(b)(iii), Section 6.4(b)(iv) and Section 6.4(b)(v).
“Incremental Income Taxes” has the meaning assigned to such term in Section 6.10.
“Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any Group Member (other than any Person who is or was a Limited Partner of the Partnership in such Person's capacity as such), the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
“Ineligible Holder” has the meaning assigned to such term in Section 4.11.
“Initial Common Unit” means a Common Unit sold in the Initial Public Offering.
“Initial Limited Partners” means Cheniere LNG Holdings, the General Partner (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2(a)), and the Underwriters upon issuance by the Partnership of Common Units as described in Section 5.3 in connection with the Initial Public Offering.
“Initial Public Offering” means the initial public offering and sale of Common Units to the public, as described in the Registration Statement.
“Initial Quarterly Distribution” means $0.425 per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on the last day of the Quarter in which the Closing Date occurred, it means the product of $0.425 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is the number of days in such Quarter), subject to adjustment in accordance with Section 6.6 and Section 6.10.
“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units for sale to the public as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective; or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (excluding any such sales to the extent the proceeds thereof are placed in the Distribution Reserve Account); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) the termination of Commodity Hedge Contracts or interest rate swap agreements prior to the termination date otherwise specified therein; (e) capital contributions received; and (f) corporate reorganizations or restructurings.
“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Investor” has the meaning assigned to such term in the Investors' and Registration Rights Agreement.
“Investor Approval Period” has the meaning assigned to such term in the Investors' and Registration Rights Agreement.
“Investors' and Registration Rights Agreement” means that certain Investors' and Registration Rights Agreement, dated as of [__________], 2012, among Cheniere Energy, Inc., the General Partner, the Partnership, Cheniere LNG Terminals, Inc. or an Affiliate thereof, Blackstone CQP HoldCo LP and the other Investors named therein, as amended from time to time.
“Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, that in the case of the Class B Units, the Issue Price shall be the Class B Issue Price.
“Letter Agreement” means that certain letter agreement, dated as of November 9, 2006, among Sabine Pass LNG, Cheniere Marketing and Cheniere LNG, Inc. regarding the J&S Cheniere S.A. Option Agreement.
“Limited Partner” means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3(b), in each case, in such Person's capacity as a limited partner of the Partnership or (b) solely for purposes of Article Article V, Article VI, Article VII, Article IX and Article XII, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Article Article XIII and Article XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.
“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class B Units, Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may be required by law.
“Limited Partner Unit” means each of the Common Units, Class B Units, Subordinated Units and other Units representing fractional parts of the Partnership Interests of all Limited Partners and Assignees (but shall not include the Incentive Distribution Rights).

“Liquefaction Project” means the liquefaction facilities to be developed, owned and operated by Sabine Pass Liquefaction at the liquefied natural gas terminal in Cameron Parish, Louisiana, including Train 1, Train 2, Train 3 and Train 4 (as applicable), and the related facilities, equipment and activities incidental thereto.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidator” means one or more Persons selected by the General Partner, pursuant to Section 12.3, to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
“LNG” means liquefied natural gas.
“LNG Sale and Purchase Agreements” means agreements under which customers have committed to purchase quantities of LNG.
“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to the asset base owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets) if such expenditures are made to maintain, including over the long term, the operating capacity or asset base of the Partnership Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) Investment Capital Expenditures. Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued, in each case, to finance the construction or development of a replacement asset and paid during the period beginning on the date that the Partnership enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction or development period interest payments, or such construction or development period distributions on equity, shall also be deemed to be debt incurred or equity, as the case may be, issued to finance the construction or development of a replacement asset.
“Management Services Agreements” means, collectively, the Management Services Agreement, dated February 25, 2006, between Sabine Pass LNG and Sabine Pass LNG-GP, Inc. and the Management Services Agreement, dated September 1, 2006, between Sabine Pass LNG‑GP, Inc. and Cheniere LNG Terminals, Inc.
“Mandatory Conversion Date” has the meaning assigned to such term in Section 5.12(b)(vi)(A).
“Measurement Date” means October 1, 2014.
“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“MMBtu” means million British thermal units.
“Moody's” means Moody's Investors Services, Inc.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute.
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
“Net Income” means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 5.12(b)(iv) or Section 6.1(d) or; provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.
“Net Loss” means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.
“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.
“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (i) after the Liquidation Date and (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or a series of related transactions. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (i) after the Liquidation Date and (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership in a single transaction or a series of related transactions. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).
“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b)(i)(A), Section 6.2(b)(ii)(A) and Section 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752‑1(a)(2).
“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
“O&M Agreement” means the Operation and Maintenance Agreement, dated February 25, 2005, between O&M Services and Sabine Pass LNG.
“O&M Services” means Cheniere LNG O&M Services, L.P., a Delaware limited partnership.
“Operating Expenditures” means all Partnership Group expenditures (or the Partnership's proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including, but not limited to, taxes, payments to the General Partner in reimbursement of expenses incurred by the General Partner on behalf of the Partnership Group, non-Pro Rata repurchases of Units, repayment of Working Capital Borrowings, debt service payments, interest payments, payments made in the ordinary course of business under Commodity Hedge Contracts (excluding payments made in connection with any termination of a Commodity Hedge Contract prior to its stated expiration or termination date), provided that with respect to amounts paid in connection with the initial purchase or placing of a Commodity Hedge Contract, such amount(s) shall be amortized over the expected term of the applicable Commodity Hedge Contract and, if earlier, upon its termination, and Maintenance Capital Expenditures, subject to the following:

(a)    repayment of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;
(b)    payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and
(c)    Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, (v) non-Pro Rata repurchases of Units of any class made with the proceeds of an Interim Capital Transaction or (vi) CTPL Expenditures. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the amounts paid for each.
“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,
(a)    the sum of (i) $30 million, (ii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions, (iii) all cash receipts of the Partnership Group (or the Partnership's proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, (iv) all cash distributions from the Distribution Reserve Account, including cash in the Distribution Reserve Account released in accordance with Section 5.11(d) and Section 5.11(e), and (v) the amount of distributions paid on equity issued in connection with the construction or development of a Capital Improvement or replacement assets and paid during the period beginning on the date that the Partnership enters into a binding commitment to commence construction or development of such Capital Improvement or replacement asset and ending on the earlier to occur of the date that such Capital Improvement or replacement asset Commences Commercial Service and the date that it is abandoned or disposed of (equity issued to fund the construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or construction period distributions on equity issued, to finance the construction of a Capital Improvement or replacement asset shall also be deemed to be equity issued to finance the construction or development of a Capital Improvement or replacement asset for purposes of this clause (v)), less
(b)    the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) subject to Section 5.11(b), the amount of cash reserves (or the Partnership's proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred or repaid within such twelve-month period with the proceeds of additional Working Capital Borrowings;
provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.
Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.
“Optional Conversion Date” has the meaning assigned to such term in Section 5.12(b)(vi)(B).
“Organizational Limited Partner” means Cheniere LNG Holdings in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.
“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner and its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors (which includes any Class B Units issued hereunder and the underlying Common Units issued upon conversion).
“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Selling Unitholder pursuant to the Underwriting Agreement.

“Partner” means a General Partner or a Limited Partner and Assignees thereof, if applicable.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
“Partnership” means Cheniere Energy Partners, L.P., a Delaware limited partnership.
“Partnership Group” means the Partnership and its Subsidiaries treated as a single entity.
“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Class B Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.
“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
    “Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder or Assignee with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder or Assignee, as the case may be, by (B) the total number of all Outstanding Units as of such date of determination and all General Partner Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage for each Partnership Security as determined by the General Partner as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero. Solely for purposes of Section 5.8 and 5.12(b)(vii), and the determination of the General Partner Preemptive Share and Purchaser Preemptive Share, prior to the conversion of all Class B Units, the "Percentage Interest" of the General Partner and it Affiliates shall be calculated and determined based on (i) "Outstanding" Units (including the total Outstanding and owned by the General Partner and its

Affiliates) with the number of Class B Units determined on an as-converted basis, and (ii) the "Outstanding" General Partner Units being deemed to include any General Partner Units issuable in accordance with Section 5.12(b)(iii) and 5.12(b)(vi)(E) upon such issuance of Class B Units or conversion of Class B Units at such applicable time.
 “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Plan of Conversion” has the meaning set forth in Section 14.1 of this Agreement.
“Preemptive Share” means (x) with respect to the Purchaser, the “Purchaser Preemptive Share” and (y) with respect to the General Partner, the “General Partner Preemptive Share”.
“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners and Assignees or Record Holders, apportioned among all Partners and Assignees or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.
“Proposed Treasury Regulations” means the regulations proposed by the U.S. Department of the Treasury under the Code, prior to the date hereof.
“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
“Purchaser” means Blackstone CQP Holdco LP, a Delaware limited partnership, and any Person to whom the Purchaser is permitted to assign its rights as “Purchaser” pursuant to the Investors' and Registration Rights Agreement.
“Purchaser Class B Final Funding Date” means the date on which the issuance of Common Units results in the full satisfaction of the Purchaser's obligations to purchase Class B Units under the Unit Purchase Agreement.
“Purchaser Class B Initial Funding Date” means the “Initial Funding Date” of the Purchaser under the Unit Purchase Agreement.
“Purchaser Class B Units” means the Purchaser Initial Class B Units and the Remaining Units issued after the issuance of the Purchaser Initial Class B Units.
“Purchaser Class B Weighted Average Funding Period” means (X) the sum of the products of (A) the number of days that passed between the Purchaser Class B Initial Funding Date and the date of any subsequent funding by the Purchaser with respect to the Remaining Units pursuant to the terms of the Unit Purchase Agreement and (B) the dollars funded by the Purchaser in any such subsequent funding, divided by (Y) $1,000,000,000.

“Purchaser Directors” means the three members appointed to the Board of Directors by the Purchaser on the Class B Issuance Date, as such Persons may be replaced from time to time.
“Purchaser Initial Class B Units” means the 33,333,334 Class B Units issued to the Purchaser pursuant to the Unit Purchase Agreement.
“Purchaser Preemptive Share” is an amount of Equity Securities equal to the product of (A) the total number of Equity Securities contemplated by an Equity Securities Notice multiplied by (B) the quotient of (a) the sum of (1) all Outstanding Units held by the Purchaser and its Affiliates at the applicable time (calculated as if all convertible Equity Securities were converted at the applicable time and based upon the Common Unit Equivalent of any other Equity Securities) plus (2) all Remaining Units that are not Outstanding (in each case, calculated as if all convertible Equity Securities to be issued were converted at the applicable time and based upon the Common Unit Equivalent of any other Equity Securities) divided by (b) the sum of (1) the total Outstanding Units of the Partnership at the applicable time plus (2) all Remaining Units that are not Outstanding (calculated as if all convertible Equity Securities to be issued were converted at the applicable time and based upon the Common Unit Equivalent of any other Equity Securities); provided, however, that if the purchase price for the Equity Securities is less than $10.00 per Common Unit (or below such amount for the Common Unit Equivalent)(as adjusted for splits and combinations), then the Outstanding Subordinated Units shall not be included in such calculation.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership including the Closing Date, the portion of such fiscal quarter after the Closing Date.
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
“Record Date” means any date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” means the Person in whose name a Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statements on Form S-1 (File Nos. 333-139572 and 333-141456), as they have been or as they may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.
“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Class B Units or Subordinated Units as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
“Remaining Units” has the meaning assigned to such term in the Unit Purchase Agreement, as if such Class B Units were issued and Outstanding on the Purchaser Class B Initial Funding Date and as such Class B Units are adjusted over time ending on the Purchaser Class B Final Funding Date pursuant to Sections 5.12(b)(ii) and 5.12(b)(ix). The purchase price for each Purchaser Class B Unit shall be the Class B Issue Price regardless of the number of Class B Units actually issued.
“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(viii) or Section 6.1(d)(x).
“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.
“Retained Converted Subordinated Unit” has the meaning assigned to such term in Section 5.5(c)(ii).
“S&P” means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.
“Sabine Pass Liquefaction” means Sabine Pass Liquefaction, LLC, a Delaware limited liability company, and its successors and assigns.
“Sabine Pass LNG” means Sabine Pass LNG, L.P., a Delaware limited partnership, and its successors and assigns.

“Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(E).
“Second Target Distribution” means $0.531 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on the last day of the Quarter in which the Closing Date occurred, it means the product of $0.531 multiplied by a fraction, of which the numerator is equal to the number of days in such period and of which the denominator is the number of days in such Quarter), subject to adjustment in accordance with the definition of Initial Quarterly Distribution and Section 6.6 and Section 6.10.
“Secondment Agreement” means the Services and Secondment Agreement, dated as of March 26, 2007, between O&M Services and the General Partner.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.
“Services Agreement” means the Amended and Restated Services Agreement, dated as of [________], 2012, between the Partnership and Cheniere LNG Terminals, Inc., as amended, restated or otherwise modified from time to time.
“Selling Unitholder” has the meaning assigned to such term in the Underwriting Agreement.
“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Limited Partner Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
“Significant Event” means any merger, consolidation or other combination of the Partnership or any of its Subsidiaries with another Person (other than to the extent permitted under Section 14.3(d) or a Subsidiary of the Partnership merging, consolidating or combining with or into another wholly owned Subsidiary of the Partnership), or a sale of all or substantially all of the assets of the Partnership in each case prior to the Actual Conversion Date with respect to the last Outstanding Class B Unit (whether such sale is a single transaction or multiple transactions intended to dispose of substantially all of the Partnership's assets).

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.
“Subordinated Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit or a Class B Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.
“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:
(a)    the first date on which there are no longer any Outstanding Subordinated Units due to the automatic conversion of the Subordinated Units into Common Units pursuant to Section 5.7; and
(b)    the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.
“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).
“Tax Certificate” means the certificate described in Section 4.11.
“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 9, 2006, between Sabine Pass LNG and Cheniere Energy, Inc.

“Third Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(F).
“Third Target Distribution” means $0.638 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on the last day of the Quarter in which the Closing Date occurred, it means the product of $0.638 multiplied by a fraction, of which the numerator is equal to the number of days in such period and of which the denominator is the number of days in such Quarter), subject to adjustment in accordance with the definition of Initial Quarterly Distribution and Section 6.6 and Section 6.10.
“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests are listed is open for the transaction of business or, if Limited Partner Interests of a class are not listed on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
“Train” means an LNG production train located at the Liquefaction Project.
“Train 1” means the first Train that is commercially operable, as notified by Sabine Pass Liquefaction to the relevant customer of Sabine Pass Liquefaction, or expected by Sabine Pass Liquefaction to be commercially operable, with a nominal production capacity of at least 182.5 MMBtu per annum of LNG.
“Train 2” means the second Train that is commercially operable after Train 1, as notified by Sabine Pass Liquefaction to the relevant customer of Sabine Pass Liquefaction, or expected by Sabine Pass Liquefaction to be commercially operable after Train 1, with a nominal production capacity of at least 219.0 MMBtu per annum of LNG.
“Train 2 Conversion Date” means the date upon which Train 2 has reached the Date of First Commercial Delivery.
“Train 3” means the third Train that is commercially operable after Train 2, as notified by Sabine Pass Liquefaction to the relevant customer of Sabine Pass Liquefaction, or expected by Sabine Pass Liquefaction to be commercially operable after Train 2, with a nominal production capacity of at least 216.5 MMBtu per annum of LNG.
“Train 3 Condition” shall mean each of the following with regard to solely Train 3: (i) the Board of Directors shall have approved the issuance of the notice to proceed under the engineering, procurement and construction agreement for Train 3 and (ii) the debt and equity financing commitments are bona fide as determined by the Board of Directors and are sufficient to construct Train 3 in order to satisfy the relevant LNG Sale and Purchase Agreements for Train 3 or any replacement LNG Sale and Purchase Agreements on economic terms no less favorable to the Partnership Group and with a counterparty with an equal or superior credit rating.
“Train 3 Notice to Proceed” means the notice to proceed as set forth in an engineering, procurement and construction agreement for Train 3.

“Train 3 Substantial Completion Date” means the date of substantial completion as set forth in an engineering, procurement and construction agreement for Train 3.
“Train 4” means the fourth Train that is commercially operable after Train 3, as notified by Sabine Pass Liquefaction to the relevant customer of Sabine Pass Liquefaction, or expected by Sabine Pass Liquefaction to be commercially operable after Train 3, with a nominal production capacity of at least 216.0 MMBtu per annum of LNG.
“Train 4 Condition” shall mean each of the following with regard to solely Train 4: (i) the Board of Directors shall have approved the issuance of the notice to proceed under the engineering, procurement and construction agreement for Train 4 and (ii) the debt and equity financing commitments are bona fide as determined by the Board of Directors and are sufficient to construct Train 4 in order to satisfy the relevant LNG Sale and Purchase Agreements for Train 4 or any replacement LNG Sale and Purchase Agreements on economic terms no less favorable to the Partnership Group and with a counterparty with an equal or superior credit rating.
“Train 4 Substantial Completion Date” means the date of substantial completion as set forth in an engineering, procurement and construction agreement for Train 4.
“Transfer” has the meaning assigned to such term in Section 4.4(a).
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) and as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.
“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.
“Treasury Securities” means securities issued or directly and fully guaranteed or insured by the United States government or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities).
“TUA” means a terminal use agreement for long term regasification services entered into by the Partnership and a third party.
“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.
“Underwriting Agreement” means that certain Underwriting Agreement dated as of March 20, 2007 among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.
“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

“Unit Majority” means (a) during the Subordination Period, at least (i) a majority of the Outstanding Common Units and Class B Units (excluding Outstanding Common Units and CEI Class B Units owned by the General Partner and its Affiliates (other than the Purchaser)) voting as a class as set forth in Section 5.12(b)(v) and at least (ii) a majority of the Outstanding Subordinated Units voting as a single class, and (b) after the end of the Subordination Period, at least a majority of the Outstanding Common Units and Class B Units voting as a single class.
“Unit Purchase Agreement” means that certain Unit Purchase Agreement, dated as of [________], 2012, by and among the Partnership, CEI and the Purchaser.
“Unitholders” means the holders of Units.
“Unpaid IQD” has the meaning assigned to such term in Section 6.1(c)(i)(B).
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit, and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.
“U.S. GAAP” means United States generally accepted accounting principles consistently applied.
“Weighted Average Interest Rate of Debt” means an amount equal to (X) the sum of the product of (A) the dollar amount of any debt commitment and (B) the interest rate of such debt commitment (and if floating, the interest rate to be used will consider the swap equivalent to convert the floating rate to fixed rate) divided by (Y) the aggregate dollar amount of all debt commitments for Trains 1-4, as applicable.
“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).
“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from other than additional Working Capital Borrowings.

Section 1.2	Construction.
Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ORGANIZATION

Section 2.1	Formation.
The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and previously entered into that certain First Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P., dated as of March 26, 2007. The purpose of this Second Amended and Restated Agreement of Limited Partnership is (i) to establish the rights and obligations of the Class B Units in connection with the issuance of Partnership Securities pursuant to Section 5.12 and (ii) to make other miscellaneous revisions. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2	Name.
The name of the Partnership shall be “Cheniere Energy Partners, L.P.” The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices.
Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1645, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 700 Milam Street, Suite 800, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners, by any reasonable means (including posting on the Partnership's website). The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 700 Milam Street, Suite 800, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice, by any reasonable means (including posting on the Partnership's website).

Section 2.4	Purpose and Business.
The purpose and nature of the business to be conducted by the Partnership shall be (a) to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and in any event that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act, and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law and notwithstanding any obligation existing at law or in equity: the General Partner shall have no duty or obligation to propose or approve, and the General Partner may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary or other duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee; and, in declining to so propose or approve the General Partner, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5	Powers.
The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6	Power of Attorney.
(a)Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator,

severally (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:
(i)execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger or conversion) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and
(ii)execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to vote on, consent to or approve the taking of any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.
Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
(b)The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7	Term.
The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8	Title to Partnership Assets.
Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1	Limitation of Liability.
The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2	Management of Business.
No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3	Outside Activities of the Limited Partners.
Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, but otherwise notwithstanding any duty existing at law or in equity, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4	Rights of Limited Partners.
(a)In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner's own expense:
(i)to obtain true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied by furnishing to a Limited Partner upon its demand pursuant to this Section 3.4(a)(i) the Partnership's most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K);

(ii)promptly after its becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;
(iii)to obtain a current list of the name and last known business, residence or mailing address of each Partner;
(iv)to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of all executed powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
(v)to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
(vi)to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
(b)The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV

CERTIFICATES; RECORD HOLDERS;
TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1	Certificates.
Upon the Partnership's issuance of Common Units, Class B Units or Subordinated Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person (or, if issued in global form, in the name of the Depositary or its nominee) evidencing the number of such Units being so issued. In addition, (a) upon the General Partner's request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Class B Units or Subordinated Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Class B Units or Subordinated Units. Certificates shall be executed by the General Partner on behalf of the Partnership by the President or any Executive Vice President, Senior Vice President, Vice President or the Chief Financial Officer and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue certificates for Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7 and Section 6.9, the Partners holding Certificates evidencing Subordinated Units or Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units or Class B Units are converted into Common Units pursuant to the terms of Section 5.7 or Section 5.12(b)(vi), as applicable.

Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates.
(a)If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
(b)The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
(i)makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iii)if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(iv)satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner or Assignee fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
(c)As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3	Record Holders.
The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4	Transfer Generally.
(a)The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.
(c)Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

Section 4.5	Registration and Transfer of Limited Partner Interests.
(a)The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
(b)The General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application, properly completed and duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. No changes in distributions or allocations will be made in respect of the Limited Partner Interests until a properly completed Transfer Application has been delivered with respect to such Limited Partner Interests.
(c)Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.
(d)Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.
(e)A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement, and (v) given the consents and approvals and made the waivers contained in this Agreement.
(f)Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the other provisions of this Agreement, including any statement of designations or amendment to this Agreement, establishing or otherwise relating to such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law, including the

Securities Act and the Securities Exchange Act and the rules and regulations thereunder, Limited Partner Interests (other than the Incentive Distribution Rights, the transfer of which is subject to Section 4.7) shall be freely transferable.
(g)The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Class B Units and Common Units (whether issued upon conversion of the Subordinated Units, the Class B Units or otherwise) to one or more Persons.

Section 4.6	Transfer of the General Partner's General Partner Interest.
(a)Subject to Section 4.6(c) below, prior to March 31, 2017, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.
(b)Subject to Section 4.6(c) below, on or after March 31, 2017, the General Partner may transfer all or any of its General Partner Interest without the approval of the holder(s) of any class or series of Units.
(c)Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership or limited liability company interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7	Transfer of Incentive Distribution Rights.
Prior to March 31, 2017, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive

Distribution Rights with or into such other Person, (ii) the transfer by such holder of Incentive Distribution Rights of all or substantially all of its assets to such other Person or (iii) the sale of all the ownership interests in such holder of Incentive Distribution Rights, provided that, in the case of a transfer pursuant to this clause (iii) the initial holder of the Incentive Distribution Rights continues to remain as the General Partner following such sale. Any other transfer of the Incentive Distribution Rights prior to March 31, 2017 shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after March 31, 2017, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement. The General Partner and any transferee or transferees of the Incentive Distribution Rights may agree in a separate instrument as to the General Partner's exercise of its rights with respect to the Incentive Distribution Rights under Section 11.3 hereof.

Section 4.8	Restrictions on Transfers.
(a)Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
(b)The General Partner may impose restrictions on the transfer of Partnership Interests if (i) it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes or (ii) the holding of Units by a Person (A) not subject to United States federal income taxation on the income generated by the Partnership or (B) in the case of entities that are pass-through entities for United States federal income tax purposes all of whose beneficial owners are not subject to United States federal income taxation on the income generated by the Partnership, would have a material adverse effect on the economic interests of the Partnership. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
(c)The transfer of a Subordinated Unit that has-converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7. The transfer of a Class B Unit or a Converted Class B Unit shall be subject to the restrictions imposed by Section 6.9.

(d)Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.
(e)Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF CHENIERE ENERGY PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF CHENIERE ENERGY PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE CHENIERE ENERGY PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). CHENIERE ENERGY PARTNERS GP, LLC, THE GENERAL PARTNER OF CHENIERE ENERGY PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF CHENIERE ENERGY PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9	Citizenship Certificates; Non-citizen Assignees.
(a)If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning such Limited Partner's or Assignee's nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, such Non-citizen Assignee shall cease to be a Partner and shall have no voting rights, whether arising hereunder, under the Delaware Act, at law, in equity or otherwise, in respect of the Non-citizen Assignee's Limited Partner Interests. The General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner or Assignee in respect of the Non-citizen Assignee's Limited Partner Interests and shall vote such Limited Partner Interests in accordance with Section 4.9(b).
(b)The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.
(c)Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of such Non-citizen Assignee's Limited Partner Interest (representing such Non-citizen Assignee's right to receive such Non-citizen Assignee's share of such distribution in kind).
(d)At any time after a Non-citizen Assignee can and does certify that such Non-citizen Assignee has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon such Non-citizen Assignee's admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

Section 4.10	Redemption of Partnership Interests of Non-citizen Assignees.
(a)If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the

General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred such Limited Partner's or Assignee's Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner or Assignee as follows:
(i)The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at such Limited Partner's or Assignee's last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
(ii)The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
(iii)Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or such Limited Partner's or Assignee's duly authorized representative shall be entitled to receive the payment therefor.
(iv)After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.
(b)The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.
(c)Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring such recipient's Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that such transferee is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

Section 4.11	Taxation Certificates and Related Matters.
If at any time the General Partner determines, with the advice of counsel, that the Partnership's status as an entity not taxable as a corporation and not otherwise subject to an entity-level tax for federal, state or local income tax purposes, coupled with the tax status (or lack of proof of the federal income tax status) of one or more Limited Partners, has or will have a material adverse effect on the economic interests of the Partnership, then the General Partner may adopt such amendments to this Agreement, without the approval of any class or classes of Limited Partners, as it determines to be necessary or advisable to (i) obtain such proof of the federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners and thereby determine those Limited Partners whose federal income tax status has or will reasonably likely in the future have such a material adverse effect (such Limited Partners, together with any Limited Partner who fails to comply with the procedures instituted by the General Partner, an “Ineligible Holder”) and (ii) permit the General Partner to redeem Units held by any Ineligible Holder, at the Current Market Price. Such amendments may include provisions requiring all Limited Partners to certify as to their federal income tax status upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner.
ARTICLE V

CAPITAL CONTRIBUTIONS AND
ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1	Organizational Contributions.
In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a General Partner Interest in the Partnership equivalent to a 2% Percentage Interest and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00 for a Limited Partner Interest in the Partnership equivalent to a 98% Percentage Interest and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, the interest of the Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement; and the initial Capital Contribution of the Organizational Limited Partner shall thereupon be refunded. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions prior to the Closing Date shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

Section 5.2	Contributions by the General Partner and its Affiliates.
(a)On the Closing Date and pursuant to the Contribution Agreement: (i) the General Partner contributed to the Partnership, as a Capital Contribution, all of its ownership interests in Cheniere Energy Investments, LLC in exchange for (A) 3,302,045 General Partner Units representing a continuation of its 2% Percentage Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (B) the Incentive Distribution

Rights, and (ii) Cheniere LNG Holdings contributed to the Partnership, as a Capital Contribution, all of its ownership interests in Cheniere Energy Investments, LLC in exchange for (A) 21,362,193 Common Units, (B) 135,383,831 Subordinated Units, (C) the right to receive distributions in certain circumstances from the Distribution Reserve Account pursuant to the terms of Section 5.11 and (D) the obligation to make contributions in certain circumstances to the Distribution Reserve Account pursuant to the terms of the Contribution Agreement.
(b)Upon the issuance of any additional Limited Partner Interests, except as provided in Section 5.12(b)(iii)(B) or Section 5.12(b)(vi)(E)5.12(b)(iii)(A), by the Partnership (other than the Common Units issued in the Initial Offering), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (I) the quotient determined by dividing (A) the General Partner's Percentage Interest by (B) 100% minus the General Partner's Percentage Interest immediately prior to the issuance of such additional Limited Partner Interests by the Partnership times (II) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3	Contributions by Initial Limited Partners.
(a)On the Closing Date and pursuant to Underwriting Agreement, each Underwriter contributed to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter on the Closing Date. In exchange for such Capital Contributions by the Underwriter, the Partnership issued Common Units to each Underwriter on whose behalf such Capital Contribution was made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.
(b)No Limited Partner Interests were issued or issuable as of or at March 26, 2007 other than (i) Common Units issuable pursuant to subparagraph (a) hereof in an aggregate number equal to 5,054,164, (ii) the 135,383,831 Subordinated Units issuable pursuant to Section 5.2 hereof, (iii) the 21,362,193 Common Units issuable pursuant to Section 5.2 and (iv) the Incentive Distribution Rights.

Section 5.4	Interest.
No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5	Capital Accounts.
(a)The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and the related Proposed Treasury Regulation Sections regarding noncompensatory options. Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and Section 5.5(d) and allocated to such Partner with respect to such Partnership Interest pursuant to Section 5.5(d), Section 5.12(b)(iv) and Section 6.1, as applicable, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to such Partner with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and Section 5.5(d) and allocated to such Partner with respect to such Partnership Interest pursuant to Section 5.5(d), Section 5.12(b)(iv) and Section 6.1, as applicable. The Partnership shall follow the principles set forth in the proposed noncompensatory option regulations contained in Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 at all times, including when the assets of the Partnership are revalued or any Class B Units are converted pursuant to Section 5.12(b)(vi). For the avoidance of doubt, each Class B Unit will be treated as convertible equity as defined in Proposed Treasury Regulation Section 1.721-2(e)(3), and, therefore, each Record Holder of a Class B Unit will be treated as a partner in the Partnership for federal income tax purposes. The initial Capital Account balance in respect of each Class B Unit issued on the Class B Issuance Date shall be the Issue Price for such Class B Unit. The Capital Account balance of each holder of Class B Units in respect of its Class B Units shall not be increased or decreased except as otherwise provided in this Agreement.
(b)For purposes of computing the amount of any item of income, gain, loss or deduction to be allocated pursuant to Article VI and reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
(i)Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.
(ii)All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
(iii)Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or loss.
(iv)Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.
(v)In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined pursuant to Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.
(vi)If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the year of such restoration in the same manner to the Partners to whom such deemed deduction was allocated.
(c)
(i)A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
(ii)Subject to Section 6.7(c), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has-converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph Section 5.5(c)(ii) apply), the Capital Account maintained for such

Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units (“Retained Converted Subordinated Units”). Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.
(d)
(i)In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Proposed Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(s), on (A) an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner's Combined Interest to Common Units pursuant to Section 11.3(b), or (B) the conversion of a Class B Unit and any related issuance of additional General Partner Units pursuant to Section 5.12(b)(vi)(E), the Capital Accounts of all Partners and the Carrying Value of each Partnership property shall, immediately prior to an event described in clause (A) above or immediately after a conversion described in clause (B) above, as applicable, be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value at such time. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall (1) in the case of an event described in clause (A) above, be allocated among the Unitholders (other than the Unitholders holding Class B Units in respect of such Class B Units) pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated, and (2) in the case of a conversion described in clause (B) above, (aa) first be allocated to the Partners holding Converted Class B Units until the Capital Account of each holder of Converted Class B Units with respect to each Converted Class B Unit is equal to the Per Unit Capital Amount of a Common Unit, (bb) second be allocated to the General Partner in respect of any newly issued additional General Partner Units an amount equal to the product of (I) the quotient obtained by dividing (x) the Percentage Interest of the General Partner by (y) a percentage equal to 100% less such Percentage Interest and (II) the sum of the amounts allocated in clause (aa) above, and (cc) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Class B Unit is not sufficient to cause the

Capital Account of each holder with respect to each Converted Class B Unit to equal the Per Unit Capital Amount of a Common Unit, then in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Converted Class B Units and Common Units (other than Converted Class B Units) so as to cause the Capital Account of each holder of Converted Class B Units with respect to such Units to equal, on a per unit basis, the Per Unit Capital Amount of a Common Unit after taking into account the impact of such a reallocation of Capital Account balances on the Per Unit Capital Amount of a Common Unit. If Capital Account balances are reallocated pursuant to the immediately preceding sentence, the Partnership shall make corrective allocations so as to take into account the reallocation of Capital Account balances, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).
(ii)In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the event described in clause (i)(A) above, or immediately after the conversion described in clause (i)(B) above, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, in accordance with the principles set forth in Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2), the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time, and must reduce the fair market value of the Partnership's assets by the excess, if any, of the fair market value of all Outstanding Class B Units that have not yet been converted in a conversion described in clause (i)(B) above over the aggregate Issue Price of such Class B Units. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.
(iii)In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the General Partner may cause any Unrealized Gain or Unrealized Loss attributable to each Partnership property to be recognized and allocated in the same manner as that provided in Section 5.5(d)(i) as if there had been a sale of such property immediately prior to such distribution, in which event the Carrying Value of each Partnership property shall be adjusted as of the beginning of the next taxable period to an amount equal to the fair market value thereof; provided that the General Partner shall cause Unrealized Gain or Unrealized Loss to be recognized and Carrying Values to be adjusted if doing so would permit Corrective Allocations to be made pursuant to Section 6.1(d)(xii) and provided further, in accordance with the principles set forth in Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2), the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time, and must reduce the fair market value of the Partnership's assets by the excess, if any, of the fair market value of all Outstanding Class B Units that have not yet been converted in a conversion described in clause (i)(B) above over the aggregate Issue Price of such Class B Units. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets immediately prior to a distribution shall (A) in the case of a distribution that is not made pursuant to Section 12.4 be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

Section 5.6	Issuances of Additional Partnership Securities.
(a)The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners; provided, however, that during the Subordination Period the Partnership must obtain Special Approval prior to issuing any additional Common Units or Units with designations, preferences, rights, powers and duties senior to or pari passu with the Common Units.
(b)Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which, subject to the provision contained in Section 5.6(a), may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
(c)The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

Section 5.7	Conversion of Subordinated Units; Cancellation.
(a)All of the Subordinated Units will convert into Common Units on a one-for-one basis on the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.4(a) in respect of the earlier of any Quarter in respect of which:
(i)distributions of Available Cash from Operating Surplus under Section 6.4(a) on each of the Outstanding Common Units (assuming conversion of the Class B Units pursuant to Section 5.12(b)(vi)), Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Initial Quarterly Distribution on all of the Outstanding Common Units (assuming conversion of the Class B Units pursuant to Section 5.12(b)(vi)), Subordinated Units, General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units; and
(ii)the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date (which three consecutive, non-overlapping four-Quarter periods commence on or after the Closing Date) equaled or exceeded the sum of the Initial Quarterly Distribution on all of the Outstanding Common Units (assuming conversion of the Class B Units pursuant to Section 5.12(b)(vi)), Subordinated Units, General Partner Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis; and
(iii)there are no Cumulative Common Unit Arrearages.
(b)Notwithstanding Section 5.7(a), all of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis on the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.4 in respect of any Quarter in respect of which:
(i)in connection with distributions of Available Cash from Operating Surplus under Section 6.4(a), the amount of such distributions constituting Contracted Adjusted Operating Surplus on each of the Outstanding Common Units (assuming conversion of the Class B Units pursuant to Section 5.12(b)(vi)), Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the four consecutive Quarters immediately preceding such date equaled or exceeded the sum of the Third Target Distribution on all of the Outstanding Common Units (assuming conversion of the Class B Units pursuant to Section 5.12(b)(vi)), Subordinated Units, General Partner Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units; and

(ii)the Contracted Adjusted Operating Surplus for each of the four consecutive Quarters immediately preceding such date (which four consecutive Quarter period commences after the Closing Date) equaled or exceeded the sum of the Third Target Distribution on all of the Outstanding Common Units (assuming conversion of the Class B Units pursuant to Section 5.12(b)(vi)), Subordinated Units, General Partner Units, any other Units that are senior or equal in right of distribution to the Subordinated Units and any other Equity Securities that are junior to the Subordinated Units that the Board of Directors deems to be appropriate for the calculation after consultation and the recommendation of management of the General Partner that were Outstanding during such periods on a Fully Diluted Basis with respect to such Quarter; and
(iii)there are no Cumulative Common Unit Arrearages.
(c)Notwithstanding any other provision of this Agreement, all the Subordinated Units will automatically convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.
(d)A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7.
(e)In the event that either the Train 3 Condition or the Train 4 Condition is not satisfied on or prior to the Measurement Date, solely for purposes of subsections (i) and (ii) below the Partnership will estimate distributions for the first consecutive four-Quarter period following the commencement date of the LNG Sale and Purchase Agreement with the most recent “Date of First Commercial Delivery” (as set forth in the respective LNG Sale and Purchase Agreements) based solely upon a good faith estimate by the Board of Directors of Contracted Adjusted Operating Surplus.
(i)In the event that the Train 3 Condition is not satisfied on or prior to the Measurement Date, then a number of Outstanding Subordinated Units shall be canceled by an amount necessary to permit the Partnership to distribute Available Cash solely from Contracted Adjusted Operating Surplus equal to $0.50 per each Outstanding Common Unit, Subordinated Unit, Class B Unit (assuming conversion thereof pursuant to Section 5.12(b)(vi)) and any other Outstanding Limited Partner Units that are senior or equal in right of distribution to the Subordinated Units per Quarter for such consecutive four-Quarter period.
(ii)In the event that the Train 3 Condition is satisfied but the Train 4 Condition is not satisfied on or prior to the Measurement Date, then the following number of Outstanding Subordinated Units shall be canceled: (i) 67,500,000, plus (ii) the additional amount necessary, if any, to permit the Partnership to distribute Available Cash solely from Contracted Adjusted Operating Surplus equal to $0.50 per each Outstanding Common Unit, Subordinated Unit, Class B Unit (assuming conversion thereof pursuant to Section 5.12(b)(vi)) and any other Outstanding Limited Partner Units that are senior or equal in right of distribution to the Subordinated Units per Quarter for such consecutive four-Quarter period.

Upon a cancellation of Subordinated Units Outstanding pursuant to this Section 5.7(e), the balance in the Capital Account maintained for each such holder of Subordinated Units in respect of its Subordinated Units that are Outstanding prior to such cancellation will be retained by such holder and will be allocated (A) equally among any of such holder's Subordinated Units that are Outstanding after such cancellation or (B) to such holder's remaining Partnership Interests if no such Subordinated Units are Outstanding after such cancellation.

Section 5.8	Limited Preemptive Right.
Except as provided in Section 5.2, this Section 5.8 and Section 5.12(b)(vii), no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates (including in connection with any issuances subject to Section 5.12(b)(vii)), to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to any or all of those Percentage Interests that existed immediately prior to the issuance of such Partnership Securities.

Section 5.9	Splits and Combinations.
(a)    Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted.
(b)    Whenever such a Pro Rata distribution or a subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. In addition, with respect to any such a distribution, subdivision or combination of any class of Partnership Securities that is convertible into another class of Partnership Securities or into which any class of Partnership Securities is convertible or exchangeable, appropriate adjustment shall be made either to assure that the specified conversion or exchange ratio is maintained or, alternatively, is appropriately adjusted to give effect to such Pro Rata distribution or subdivision or combination, as the case may be, as the General Partner determines to be appropriate. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
(d)The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10	Fully Paid and Non-Assessable Nature of Limited Partner Interests.
All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware Act and the other provisions of this Agreement.

Section 5.11	Distribution Reserve Account.
(a)Immediately prior to the closing of the Initial Public Offering, the Partnership established an account with a financial institution organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $500,000,000 and a combined capital and surplus of at least $100,000,000 (the “Distribution Reserve Account”).
(b)All amounts held in the Distribution Reserve Account, including interest and any other income on the investments in the Distribution Reserve Account, (i) shall be segregated from all other assets of the Partnership, (ii) shall not be used to pay Operating Expenditures, Expansion Capital Expenditures, Investment Capital Expenditures or transaction expenses related to an Interim Capital Transaction or to repurchase Units, (iii) shall not be set aside as reserves against Available Cash or Operating Surplus and (iv) subject to Section 5.11(e), shall be used by the Partnership only to make distributions of Available Cash to holders of Common Units and General Partner Units pursuant to Section 6.4(a)(i) and Section 6.4(a)(ii). The Partnership will not enter into any agreement that restricts the ability of the Partnership to distribute funds from the Distribution Reserve Account.
(c)On the Closing Date and pursuant to the Contribution Agreement, the Partnership deposited into the Distribution Reserve Account $98,442,481 in cash proceeds from the Initial Offering, which proceeds were used on the Closing Date to purchase Treasury Securities maturing as to principal and interest at such times and in such amounts as the General Partner determined would be sufficient to pay the Initial Quarterly Distribution on the Initial Common Units and on the General Partner Units issued pursuant to Section 5.2(a) through the Quarter ending on June 30, 2009.
(d)Upon the issuance of any additional Common Units by the Partnership prior to the Record Date for distributions payable for the Quarter ending June 30, 2009, the Partnership deposited into the Distribution Reserve Account sufficient cash proceeds from such issuance to purchase Treasury Securities or Eligible Investments maturing as to principal and interest at such times and in such amounts as equaled the amount necessary to pay the Initial Quarterly Distribution on the additional Common Units and additional General Partner Units, if any, so issued by the Partnership for each Quarter in the period commencing with the Quarter in which such additional Common Units and General Partner Units, if any, were so issued through the Quarter ending on June 30, 2009.
(e)In August 2009, the General Partner determined, with Special Approval, that there were more than sufficient funds in the Distribution Reserve Account to pay the Initial Quarterly Distribution on all Common Units and General Partner Units then Outstanding through the Distribution Reserve Period Termination Date, and therefore, the Partnership, at the request of Cheniere LNG Holdings, distributed such excess to Cheniere LNG Holdings.

Section 5.12	Establishment of Class B Units.
(a)General. The General Partner hereby designates and creates a class of senior subordinated Units to be designated as “Class B Units”, consisting of (i) the CEI Class B Units, (ii) the Purchaser Class B Units, (iii) the CTPL Class B Units and (iv) any other Class B Units contemplated to be issued by the Basic Documents, and fixes the designations, preferences, participation, optional or other special rights, powers and duties of holders of the Class B Units as set forth in this Section 5.12. The Class B Units have the same rights and preferences, and are subject to the same duties and obligations as the Common Units, except as otherwise set forth in this Agreement.
(b)Rights of Class B Units. During the period commencing upon the CEI Class B Initial Funding Date and ending on an Actual Conversion Date:
(i)Allocations.
(A)Except as otherwise provided in Section 6.1(d)(v), in no event shall a Unitholder holding Class B Units be allocated any Net Income or Net Losses pursuant to Section 6.1(a) or (b) in respect of their Class B Units.
(B)Notwithstanding anything to the contrary in Section 6.1(c), Unitholders holding Class B Units shall receive only those allocations set forth in (x) Section 5.5(d), (y) Section 5.12(b)(iv) and Section 6.1(d)(v).
(ii)Quarterly Accruals.
(A)Commencing on the CEI Class B Initial Funding Date, the Class B Conversion Value of each Class B Unit shall increase and compound quarterly (each, a “Class B Quarterly Accrual”), in an amount equal to the Class B Accrual Rate.

Accruals shall be made on the last day of each Quarter except as provided in Section 5.12(b)(vi)(B) (each such date, a “Class B Accrual Date”).
(B)Notwithstanding anything in this Section 5.12(b)(ii) to the contrary, with respect to Class B Units that are converted into Common Units, the holder thereof shall not be entitled to both a Class B Quarterly Accrual and a Common Unit distribution with respect to such Unit for the same period, but shall be entitled only to the accrual or distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Class B Conversion Notice Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, but after the respective Class B Accrual Date for such Quarter, the applicable holder of Class B Units shall not receive the Common Unit distribution with respect to such Units.
(iii)Issuance of Class B Units.
(A)On the CEI Issuance Date, the CEI Class B Units shall be issued to the CEI Holder pursuant to the terms and conditions of the CEI Unit Purchase Agreement and the CTPL Class B Units shall be issued to the CEI Holder pursuant to the terms and conditions of the CEI Subscription Agreement. On the Purchaser Class B Initial Funding Date, the Purchaser Initial Class B Units shall be issued to the Purchaser in accordance with the Unit Purchase Agreement. The Remaining Units shall be issued to the Purchaser in accordance with the Unit Purchase Agreement.
(B)Upon each issuance of Class B Units, the General Partner may, in exchange for a proportionate number of General Partner Units to maintain its Percentage Interest as of such date, make an additional Capital Contribution in an amount equal to the product of (x) the quotient obtained by dividing (1) the Percentage Interest of the General Partner immediately prior to such issuance, by (2) a percentage equal to 100%, less such Percentage Interest and (y) the amount contributed to the Partnership by the holders of Class B Units in exchange for such issuance of Class B Units.
(iv)Liquidation Value. Notwithstanding anything in this Agreement to the contrary, in the event of any liquidation and winding up of the Partnership under Section 12.4 or a Significant Event, the holders of the Class B Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, equal in right to the holders of Common Units and prior and in preference to any distribution of any assets of the Partnership to the holders of Subordinated Units, the positive value in each such holder's Capital Account in respect of such Class B Units, determined after allocating items of income, gain, loss and deduction for the current tax period (and if necessary, any prior period(s) with respect to which IRS Form 1065 are not yet due, excluding extensions, and not yet filed and for which Schedule K-1s have not been distributed to any Partners for such period(s)) so that, to the maximum extent possible, each such holder's Capital Account is equal to the amount that would be distributed to such holder if the amounts were distributed as follows:
(A)First, to each Class B Unit, an amount equal to the Class B Non-Converted Liquidation Accrual through such date; and
(B)Second, to each Class B Unit and each Common Unit, pro rata, on a per unit basis (not taking into account the number of Common Units into which each Class B Unit could be converted) until the amount distributed to each such Unit equals the Class B Issue Price.
(C)Subject to Section 5.12(b)(iv)(D) and (E), no other allocation pursuant to this Agreement shall reverse the effect of the allocations set forth in Section 5.12(b)(iv)(A) through (B) such that the Capital Account in respect of any Class B Unit or Common Unit then Outstanding would be less than its Capital Account immediately after the application of Section 5.12(b)(iv)(A) through (B).
(D)Immediately after such allocations pursuant to Section 5.12(b)(iv)(A) through (B) have been made, Net Termination Gain or Net Termination Loss shall be allocated to the Partners and Assignees pursuant to Section 6.1(c). At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the holders of the Class B Units shall become entitled to receive any distributions in the amount of their Capital Account balances and shall have the status of, and shall be entitled to all remedies available to, an unsecured creditor of the Partnership, and, except as provided in Section 5.12(b)(iv)(E), such entitlement of the holders of the Class B Units shall have priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees; provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any holder or holders of Class B Units.
(E)Notwithstanding the foregoing, if the allocations set forth in Section 5.12(b)(iv)(A) through (D) above would result in the holders of Common Units not being entitled to receive, in the aggregate, an amount equal to 3% of the assets of the Partnership available for distribution to the Partners upon any dissolution and winding up of the Partnership under Section 12.4 (the “Common Minimum Allocation”), items of income, gain, loss and deduction shall be reallocated to cause the Capital Accounts of the Common Units to equal, in the aggregate, the Common Minimum Allocation.
(v)Voting Rights. Prior to the Actual Conversion Date, Class B Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each holder of a Class B Unit will be entitled to one vote for each Common Unit into which such Class B Units are convertible as of the Record Date for such vote with respect to which each holder of a Common Unit is entitled to vote. Each reference in this Agreement to a vote of holders of Common Units shall be deemed to be a reference to the holders of Common Units and Class B Units on an “as if”

converted basis, except where the Common Units are entitled to vote as a separate class. The approval of holders of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class. Each holder of a Class B Unit will be entitled to the number of votes equal to the number of Common Units into which a Class B Unit is convertible at the time of the Record Date for the vote or written consent on the matter.
(vi)Conversion.
(A)Mandatory. The Class B Units shall automatically convert into the number of Common Units (as adjusted for splits and combinations) as is determined by dividing the Class B Conversion Value by the Class B Conversion Price without any further action by the holders thereof and without the approval of any Partner effective as of the first Business Day following the Record Date with respect to the Partnership's first distribution of Available Cash from Operating Surplus under Section 6.4(a) (the “Mandatory Conversion Date”), after the earlier of (i) the Train 3 Substantial Completion Date or (ii) the fifth anniversary of the Purchaser Class B Initial Funding Date; provided, however, if the Train 3 Notice to Proceed has been issued prior to the fifth anniversary of the Purchaser Class B Initial Funding Date, the Mandatory Conversion Date shall be the date of the Train 3 Substantial Completion Date.
(B)At the Option of a Class B Unitholder. Subject to the terms of this Section 5.12, the holders of the Class B Units shall have the right to convert all or a portion of the Class B Units then Outstanding into the number of Common Units as determined in the manner set forth in Section 5.12(b)(vi)(A) at any of the following times: (1) at any time subsequent to the date that is 83 months after the issuance of the EPC Notice to Proceed, (2) prior to the Record Date for a Quarter in which the Partnership has generated sufficient Available Cash from Operating Surplus to distribute the Initial Quarterly Distribution on all Outstanding Common Units and a number of Common Units to be issued upon conversion, which number shall be set forth in a notice to be delivered by the Partnership to the holders of the Class B Units promptly after the declaration of the distribution by the Board of Directors, and the number of Common Units to be received upon conversion pursuant to this Section 5.12(b)(vi)(B) shall not exceed the number of Common Units set forth in such notice, and if the holders of Class B Units elect to convert and receive such number of Common Units prior to the Record Date, the Class B Quarterly Accrual shall be reversed and such Common Units shall receive the distribution of Available Cash from Operating Surplus for the Quarter, (3) at any time following thirty (30) days prior to the Mandatory Conversion Date or (4) at any time within the 30-day period prior to a Significant Event or a dissolution under Section 12.2 (“Optional Conversion Date”).
(C)The date(s) on which Class B Units actually convert into Common Units via mandatory or optional conversion is referred to herein as the “Actual

Conversion Date”. To convert Class B Units into Common Units pursuant to Section 5.12(b)(vi)(B), the holder shall provide irrevocable written notice (a “Class B Conversion Notice”) to the Partnership in the form of Exhibit B attached hereto stating therein that such holder elects to so convert Class B Units into Common Units pursuant to Section 5.12(b)(vi)(B), identifying the Actual Conversion Date(s) expected to occur during the seven (7) days following such Class B Conversion Notice, and with respect to each such Actual Conversion Date: (1) the number of Class B Units to be converted, (2) the name or names in which such holder wishes the certificate or certificates for Common Units to be issued, (3) the holder's computation of the number of Common Units to be received by the holder (or designated recipients) on the Actual Conversion Date and (4) the Class B Conversion Price on the Class B Conversion Notice Date. The date of any Class B Conversion Notice shall hereinafter be referred to as a “Class B Conversion Notice Date.” The Partnership shall use commercially reasonable efforts to provide written notification to each holder of Class B Units at least forty five (45) days prior to an event described in Section 5.12(b)(vi)(B)(3) or (4).
(D)All Class B Units to be converted by a holder on the Actual Conversion Date shall be aggregated together in order to avoid multiple fractional Common Units. If such aggregate conversion results in the issuance of a fractional Common Unit but for the provisions of this Section 5.12(b)(vi)(D), at the discretion of the General Partner such fractional Common Unit shall be either be rounded to the next higher Unit or such equivalent amount paid in cash.
(E)Upon the issuance of Common Units upon a conversion pursuant to Section 5.12(b)(vi)(A) or (B) of Class B Units with respect to which the General Partner made a Capital Contribution pursuant to Section 5.12(b)(iii)(B) upon issuance, the General Partner shall be allocated Unrealized Gain or Unrealized Loss (or items thereof) as specified in Section 5.5(d) and the Partnership shall issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (1) the Percentage Interest of the General Partner immediately prior to such issuance, by (2) a percentage equal to 100% less such Percentage Interest and (y) the excess over (1) the number of Common Units issued upon such conversion and (2) the number of Class B Units subject to such conversion. The General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance.
(vii)Preemptive Rights.
(A)During the Investor Approval Period, other than upon (w) any issuances from the Partnership's equity incentive plans in effect from time to time, (x) the conversion of the Class B Units, (y) adjustments pursuant to Section 5.12(b)(ix) or (z) the issuance of (1) General Partner Units pursuant to Section 5.2(b), (2) Units pursuant to the Unit Purchase Agreement, (3) the CEI Class B Units and (4) the CTPL Class B Units, the Partnership shall not issue or transfer any Equity

Securities other than in compliance with this Section 5.12(b)(vii), Section 5.8 and Section 5.12(b)(ix). If at any time the Partnership wishes to issue or transfer to any Person any Equity Securities, the Partnership shall (1) promptly, but not later than ten (10) days prior to the planned date of any such issuance or transfer, deliver a notice of such proposed issuance or transfer to the Purchaser (the “Equity Securities Notice”) and (2) promptly deliver a notice to the Purchaser of approval of such issuance or transfer by the Board of Directors. The Equity Securities Notice shall include (x) a description of the Equity Securities, (y) the identity of the proposed recipient(s) of the Equity Securities if such proposed recipient(s) have been identified and (z) a description of the consideration and material terms and conditions upon which the proposed issuance or transfer is being made (provided, that in no event shall such terms and conditions include matters that would violate the Purchaser's rights pursuant to this Section 5.12(b)(vii)), together with a copy of any written agreements relating thereto.
(B)Beginning on the Purchaser Class B Initial Funding Date, the Purchaser and the General Partner (in connection with the exercise of any rights of the General Partner pursuant to Section 5.8 (each an “Electing Party”) shall have an option for a period of three (3) Business Days from the date that the Board of Directors approves the issuance of the Equity Securities, which shall be no sooner than 13 days from the Equity Securities Notice, to elect to purchase, at the same price and on the same material terms and conditions as described in the Equity Securities Notice, some or all of the offered Equity Securities in an amount up to the Electing Party's Preemptive Share, by delivering to the Partnership irrevocable written notice within such period setting forth the number of Equity Securities which the Purchaser and CEI wish to purchase and an undertaking to pay in full at closing the purchase price for such Equity Securities.
(C)If the General Partner does not exercise its right set forth in Section 5.8 and this Section 5.12(b)(vii) to purchase its Preemptive Share of the Equity Securities stated in the Equity Securities Notice, then the Purchaser shall have an option for a period of three (3) Business Days after the Purchaser's receipt of notice that the General Partner has not exercised all or any portion of such right to elect to purchase an additional amount of such Equity Securities up to the aggregate amount of offered Equity Securities not committed to be purchased by the General Partner. The Purchaser desiring to exercise its option set forth in this Section 5.12(b)(vii)(C) shall deliver irrevocable written notice to the Partnership within such three (3) Business Day period setting forth the number of Equity Securities which the Purchaser wishes to purchase and an undertaking to pay in full at closing the purchase price for such Equity Securities.
(D)The closing of the Equity Securities offered pursuant to the Equity Securities Notice shall occur concurrently with the closing of the offering contemplated in the Equity Securities Notice. The Purchaser shall pay the same amount per Equity Security that the Partnership would receive from the underwriters

(to the extent the Equity Securities are contemplated being sold pursuant to an underwritten sale) in connection with any exercise of its preemptive rights pursuant to Section 5.8 and this Section 5.12(b)(vii).
(E)Any Equity Securities for which the Purchaser or the General Partner, as applicable, has not elected to purchase following the expiration of the applicable period(s) set forth in Section 5.12(b)(vii)(C) and Section 5.12(b)(vii)(D) may be sold or transferred to the proposed recipient(s) on substantially the same terms and conditions set forth in the Equity Securities Notice at any time during the period ending ninety (90) days after termination of the later of such applicable period. Any Equity Securities that the Partnership desires to issue or transfer following such ninety (90) day period or not on substantially the same terms and conditions set forth in the Equity Securities Notice must be offered to the Purchaser and the General Partner and its Affiliates with a new Equity Securities Notice pursuant to the terms of this Section 5.12(b)(vii).
(viii) Significant Event. In any transaction constituting a Significant Event involving the Transfer of Partnership Interests, the proceeds of such Significant Event shall be shared among the Partners as such proceeds would be distributed pursuant to Section 5.12(b)(vi) and Section 12.4 as if the Significant Event was a sale of the Partnership's assets.
(ix)Adjustment of the Class B Conversion Value
(A)Class B Dilutive Issuance. If the Partnership shall make a Class B Dilutive Issuance prior to the Train 4 Substantial Completion Date, then the Class B Conversion Value for each Outstanding Class B Unit shall be increased at such time by an amount equal to the quotient of (A) the product of the number of Common Unit Equivalents issued in such Class B Dilutive Issuance (excluding the aggregate number of Common Unit Equivalents issued in connection with all prior Class B Dilutive Issuances for which an adjustment has been made pursuant to this Section 5.12(b)(ix)(A)), multiplied by (y) 0.447 multiplied by (z) the Class B Issue Price divided by (B) 145,333,333.33 (as adjusted for splits and combinations).
(B)Train 1 - 4 Debt Adjustment. In the event the Weighted Average Interest Rate of Debt (including any indebtedness already incurred) for Trains 1, 2, 3 and 4 incurred prior to the Measurement Date exceed the applicable Class B Debt Lower Adjustment Factor, then the Class B Conversion Value of each Class B Unit shall be increased on the Measurement Date as follows:
(i)to the extent the Weighted Average Interest Rate of Debt is less than or equal to the Class B Debt Upper Adjustment Factor, an amount equal to the Class B Issue Price multiplied by 205,000 for each basis point increase in Weighted Average Interest Rate of Debt above the Class B Debt Lower Adjustment Factor, divided by 145,333,333.33 (as adjusted for splits and combinations); plus

(ii)to the extent the Weighted Average Interest Rate of Debt exceeds the Class B Debt Upper Adjustment Factor, an amount equal to the Class B Issue Price multiplied by 610,000 for each basis point increase in Weighted Average Interest Rate of Debt above the Class B Debt Upper Adjustment Factor, divided by 145,333,333.33 (as adjusted for splits and combinations).

Purchaser Class B Weighted Average Funding Period	Class B Debt Lower Adjustment Factor	Class B Debt Upper Adjustment Factor
Less than 270 days	6.25%	7.75%
270 days or more but less than 360 days	6.5%	8%
360 days or more but less than 450 days	6.75%	8.25%
450 days or more but less than 540 days	7%	8.5%
540 days or more	7.5%	9%
(C)Train 1 and Train 2 Debt Adjustment. In the event that both the Train 3 Condition and the Train 4 Condition have not been satisfied prior to the Measurement Date, the adjustments set forth in Section 5.12(b)(ix)(B) shall apply solely to the Weighted Average Interest Rate of Debt for Train 1 and Train 2, and the Class B Conversion Value of each Class B Unit shall, if applicable, be increased on the Measurement Date accordingly.
(D)All adjustments to the Class B Conversion Value set forth in this Section 5.12(b)(ix) shall be applied regardless of whether the applicable Class B Units have then been issued, such that when issued, the Class B Conversion Value for such Class B Units shall have received such increases in their Class B Conversion Value as of the earlier applicable dates.
(x)Tax Information. Within ten (10) days after the date of receipt of any written request from any holder of Class B Units stating the number of Class B Units owned by such holder (which requests shall be made by each holder no more than four (4) times per calendar year), the Partnership shall provide such holder with a good faith estimate (and reasonable supporting calculations utilizing reasonable assumptions) of whether there is sufficient Unrealized Gain attributable to the Partnership property such that, if such holder converted its Class B Units pursuant to Section 5.12(b)(vi) and such Unrealized Gain was allocated to such holder pursuant to Section 5.5(d)(i), such holder's Capital Account in respect of its Converted Class B Units would be equal, on a per unit basis, to the Per Unit Capital Amount of a Common Unit. The good faith estimate provided by the Partnership may be based on the calculations prepared by the Partnership and/or its outside tax advisors in connection with the tax returns most recently filed by the Partnership (with adjustments to reflect any material changes in the trading price of the Partnership's Common Units or fair market value of the Partnership's Assets).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1	Allocations for Capital Account Purposes.
Except as otherwise provided in Section 5.12(b)(iv), for purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.
(a)Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated among the Partners (other than holders of Class B Units) as follows:
(i)First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;
(ii)Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and
(iii)Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.
(b)Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated among the Partners (other than holders of Class B Units) as follows:
(i)First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii)Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and
(iii)Third, the balance, if any, 100% to the General Partner.
(c)Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
(i)If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):
(A)First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;
(B)Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Initial Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid IQD”) and (3) any then existing Cumulative Common Unit Arrearage;
(C)Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Initial Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;
(D)Fourth, 100% to the General Partner and all Unitholders in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid IQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Initial Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the “First Liquidation Target Amount”);
(E)Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (E), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the “Second Liquidation Target Amount”);
(F)Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) (the sum of (1) and (2) is hereinafter defined as the “Third Liquidation Target Amount”); and
(G)Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (G).

(ii)If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:
(A)First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;
(B)Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and
(C)Finally, the balance, if any, 100% to the General Partner.
(d)Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:
(i)Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)Priority Allocations.
(A)At any time following the Distribution Reserve Period Termination Date, if the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units (other than to holders of Class B Units with respect to the Class B Units) for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders (other than the class of Unitholders holding Class B Units) with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner's Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner's Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.
(B)After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this paragraph Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 60 days after the end of the current taxable year; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner's Percentage Interest by (y) the sum of 100 less the General Partner's Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.
(iv)Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii).
(v)Capital Account Deficits. Except as otherwise provided in this Section 6.1(d)(v), the General Partner shall not be allocated its portion of any item of Net Losses to the extent that such allocation would cause or increase a deficit balance in the General Partner's Adjusted Capital Account. Any item of Net Losses or portion thereof which, but for the limitation in the first sentence of this Section 6.1(d)(v), would be allocated to the General Partner, shall be allocated Pro Rata to each holder of Class B Units having a positive balance in its Adjusted Capital Account, to the extent of such positive balance, provided that if the Adjusted Capital Accounts of all holders of Class B Units have been reduced to zero, any remaining Net Loss shall be allocated to the General Partner. If Net Losses have been allocated to any holder of Class B Units pursuant to this Section 6.1(d)(v) for any taxable year, then Net Income for each subsequent taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated 100% to such holder of Class B Units and before any allocations of Net Income pursuant to Section 6.1(a), in an amount equal to the aggregate Net Losses allocated to such holder pursuant to this Section 6.1(d)(v) for all previous taxable years until the aggregate Net Income allocated to such holder pursuant to this Section 6.1(d)(v) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such holder pursuant to this Section 6.1(d)(v) for all previous taxable years.
(vi)Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(vi) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(vi) were not in this Agreement.
(vii)Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(viii)Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one

Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(ix)Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
(x)Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(xi)Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income, gain, deduction or loss for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner with respect to such Partner's Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) or Common Units, as the case may be, in the proportion that the respective number of Common Units or Final Subordinated Units held by such Partner bears to the total number of Common Units or Final Subordinated Units then Outstanding, until each such Partner has been allocated the amount of gross income, gain, deduction or loss with respect to such Partner's Common Units or Final Subordinated Units that causes the Capital Account maintained with respect to such Final Subordinated Units to equal an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units after giving effect to any allocations to holders of Common Units pursuant to this Section 6.1(d)(xi). This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.
(xii)Curative Allocation.

(A)Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xii)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.
(B)The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.
(xiii)Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:
(A)In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 5.5(d) hereof), the General Partner shall allocate additional items of gross income and gain away from the holders of Incentive Distribution Rights to the Unitholders and the General Partner, or additional items of deduction and loss away from the Unitholders and the General Partner to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders or the General Partner exceed their Share of Additional Book Basis Derivative Items. For this purpose, the Unitholders and the General Partner shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders or the General Partner under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xiii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xiii)(A) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.
(B)In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.
(C)In making the allocations required under this Section 6.1(d)(xiii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xiii).

Section 6.2	Allocations for Tax Purposes.
(a)Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
(b)In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:
(i)(A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
(ii)(A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii)The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except as otherwise determined by the General Partner with respect to goodwill, if any.
(c)For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
(d)The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
(e)Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(f)All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
(g)If Capital Account balances are reallocated between the Partners in accordance with Section 5.5(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).
(h)Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the American Stock Exchange or such other National Securities Exchange on which the Common Units may then be listed or admitted for trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the American Stock Exchange or such other National Securities Exchange on which the Common Units may then be listed or admitted for trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
(i)Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3	Requirement and Characterization of Cash Distributions; Cash Distributions to Record Holders.
(a)Within 45 days following the end of each Quarter commencing with the Quarter ending on March 31, 2007, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed on such date by the Partnership after giving effect to the two preceding sentences shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act or any other applicable law.
(b)Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings determined to be Available Cash in accordance with (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(c)The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
(d)Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4	Distributions of Available Cash from Operating Surplus.
(a)During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall, subject to the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6 in respect of other Partnership Securities issued pursuant thereto:
(i)First, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter;
(ii)Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;
(iii)Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter;

(iv)Fourth, to the General Partner and all Unitholders, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Initial Quarterly Distribution for such Quarter;
(v)Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to sub-clauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;
(vi)Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this subclause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and
(vii)Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);
provided, however, if the Initial Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).
(b)After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:
(i)First, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Initial Quarterly Distribution for such Quarter;
(ii)Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Initial Quarterly Distribution for such Quarter;

(iii)Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;
(iv)Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and
(v)Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);
provided, however, if the Initial Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5	Distributions of Available Cash from Capital Surplus.
Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired in the Initial Public Offering has received with respect to such Common Unit during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price of such Common Unit. Available Cash that is deemed to be Capital Surplus shall then be distributed (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner's Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6	Adjustment of Initial Quarterly Distribution and Target Distribution Levels.
(a)The Initial Quarterly Distribution, First Target Distribution, Second Target Distribution, Third Target Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Initial Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Initial Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.
(b)The Initial Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 6.9.

Section 6.7	Special Provisions Relating to the Holders of Subordinated Units.
(a)Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(xi) and Section 6.7(c).
(b)A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has-converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder's Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii)(B).
(c)A Unitholder holding a Subordinated Unit that has-converted into a Common Unit pursuant to Section 5.7 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer its converted Subordinated Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Section 5.5(c)(ii), Section 6.1(d)(xi) and Section 6.7(b), provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocation of income, gain, loss or deduction with respect to Subordinated Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

Section 6.8	Special Provisions Relating to the Holders of Incentive Distribution Rights.
Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Section 6.4(a)(v), Section 6.4(a)(vi) and Section 6.4(a)(vii), Section 6.4(b)(iii), (iv) and (v), and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI. In addition to the foregoing, if any distribution from Operating Surplus is made pursuant to Section 6.4 as a result of the refinancing of the Partnership's indebtedness for borrowed money, the holders of the Incentive Distribution Rights shall not be entitled to any distributions under Section 6.4 with respect thereto.

Section 6.9	Special Provisions Relating to the Holders of Class B Units.
(a)Subject to the transfer restrictions in Section 4.8, a Unitholder holding a Class B Unit shall be required to provide notice to the General Partner of the transfer of the Class B Unit at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless the transfer is to an Affiliate of the holder. Subject to the transfer restrictions in Section 4.8, a Unitholder holding a Converted Class B Unit shall be required to provide notice to the General Partner of the transfer of the Converted Class B Unit at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 5.5(d)(i), the General Partner has previously determined, based on advice of counsel, that the Converted Class B Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.9, the General Partner shall take whatever steps are required to provide economic uniformity to the Converted Class B Unit in preparation for a transfer of such Units; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or reallocation of Capital Account balances among the Partners in accordance with Section 5.5(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Class B Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(b)Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Class B Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (B) in accordance with Section 5.5(a), Section 5.5(d)(i) and Section 5.12, have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (C) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units as provided in Section 5.12 and (ii) shall not (A) be entitled to any distributions other than as provided in Section 5.12 or (B) be allocated items of income, gain, loss or deduction other than as specified in Sections 5.12 or 6.1(d)(v).

Section 6.10	Entity-Level Taxation.
If legislation is enacted or the interpretation of existing language is modified by a court of competent jurisdiction so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner may reduce the Initial Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution by the amount of income taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.10. If the General Partner elects to reduce the Initial Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group's aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual tax liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Initial Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.10 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.
ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1	Management.
(a)The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;
(ii)the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
(iv)the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;
(v)the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
(vi)the distribution of Partnership cash;
(vii)the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
(viii)the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;
(ix)the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures,

corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
(x)the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(xi)the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);
(xiii)the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;
(xiv)the undertaking of any action in connection with the Partnership's participation in any Group Member; and
(xv)the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.
(b)Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Group Member Agreement of each other Group Member, and the Underwriting Agreement, Contribution Agreement, Letter Agreement, Management Services Agreements, Services Agreement, Secondment Agreement, O&M Agreement, Assignment Agreement, Crest Royalty Agreement, Tax Sharing Agreement and other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement to which the Partnership or any of its Subsidiaries is a party as of the effective date of this Agreement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this

Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any other duty existing at law, in equity or otherwise.

Section 7.2	Certificate of Limited Partnership.
The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3	Restrictions on the General Partner's Authority.
(a)Except as otherwise provided in this Agreement, the General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement.
(b)Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership's Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, Section 11.1 and Section 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4	Reimbursement of the General Partner.
(a)Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
(b)The General Partner or Cheniere LNG Terminals, Inc., without duplication, shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group and including overhead allocated to the Partnership by Affiliates of the General Partner consistent with then-applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies) and past business practices, and including the fees and expenses payable by the Partnership pursuant to the O&M Agreement and the Services Agreement), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred in connection with operating the Partnership Group's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The allocation of overhead to the Partnership by Affiliates of the General Partner consistent with then-applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to the Partnership.
(c)The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership Employee Benefit Plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any Employee Benefit Plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner or its Affiliates, or any Group Member or its Affiliates, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such Employee Benefit Plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any Employee Benefit Plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest pursuant to Section 4.6.

Section 7.5	Outside Activities.
(a)After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.
(b)Subject to Section 7.5(c), each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any other duty existing at law, in equity or otherwise to any Group Member or any Partner or Assignee. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, but subject to Section 7.5(c) (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be breach of any duty including any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership.
(c)Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to an Indemnitee (including the General Partner). No Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and it shall be deemed not to be breach of any duty including any fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (including the General Partner) to not communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided, however, that the preceding terms of this Section 7.5(c) shall not apply to any business opportunity (i) of which any Person who is an employee of any member of the Partnership Group or an officer, director or employee of the General Partner acquires knowledge while acting in his capacity as such officer, director or employee and not acting in his capacity as an officer, director or employee of an entity that is not a member of the Partnership Group or (ii) taken by an Indemnitee who is an individual for such Indemnitee's personal benefit.
(d)The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6	Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.
(a)The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.
(b)The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
(c)No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner's Percentage Interest of the total amount distributed to all partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7	Indemnification.
(a)To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the Indemnitee's serving or having served, or taking or having taken any action or inaction in any capacity that causes or caused the Indemnitee to be, an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.
(c)The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership's activities or such Person's activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an Employee Benefit Plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an Employee Benefit Plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any Employee Benefit Plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
(f)In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8	Liability of Indemnitees.
(a)Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

(b)Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
(c)To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
(d)Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(e)In exercising its authority under this Agreement, the General Partner is under no obligation to consider the separate interests of any Partner individually (including, without limitation, the particular tax consequences to any Partner individually) in deciding whether to cause the Partnership to take (or to decline to take) any action, and the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Partners in connection with such decisions, provided that the General Partner has acted in good faith.

Section 7.9	Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
(a)Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever any actual or potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty existing at law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and, in either case, in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any other duty existing at law, in equity or otherwise.
(b)Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.
(c)Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any fiduciary or other duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee; and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, but subject to Section 4.6 and Section 4.7, whenever the General Partner votes or transfers its Units, General Partner Units or Incentive Distribution Rights, as appropriate, or refrains from voting or transferring its Units, General Partner Units or Incentive Distribution Rights, to the extent permitted under this Agreement, it shall be acting in its individual capacity. The General Partner's organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner's general partner, if the General Partner is a limited partnership.
(d)Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.
(e)Except as expressly set forth in this Agreement or required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.
(f)The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10	Other Matters Concerning the General Partner.
(a)The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion. The General Partner shall be fully protected from liability to the Partnership, the Partners or other Persons bound to this Agreement for such reliance made in good faith.
(c)The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11	Purchase or Sale of Partnership Securities.
The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as may be required pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Article IV and Article X.

Section 7.12	Registration Rights of the General Partner and its Affiliates.
(a)If, (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than five registrations pursuant to Section 7.12(a) and Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder's request, such right pursuant to this Section 7.12(a) and Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(b)If, any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than five registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder's request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(c)If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an Employee Benefit Plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of securities held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder's Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(d)If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
(e)The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner's Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.
(f)The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
(g)Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13	Reliance by Third Parties.
Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the

Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1	Records and Accounting.
The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2	Fiscal Year.
The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3	Reports.
(a)As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
(b)As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership's website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
ARTICLE IX

TAX MATTERS

Section 9.1	Tax Returns and Information.
The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable year or years that it is required by law to adopt, from time to time, as determined in good faith by the General Partner. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2	Tax Elections.
(a)The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.
(b)Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3	Tax Controversies.
Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner

(as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4	Withholding.
Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.
ARTICLE X

ADMISSION OF PARTNERS

Section 10.1	Admission of Initial Limited Partners.
Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the General Partner, and the Underwriters as described in Section 5.2 and Section 5.3 in connection with the Initial Offering, the General Partner shall admit such parties to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them.

Section 10.2	Admission of Substituted Limited Partners.
By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. No transferor of a Limited Partner Interest or other Person shall have any obligation or responsibility to provide a Transfer Application or Tax Certificate to a transferee or assist or participate in any way with respect to the completion or delivery thereof. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a properly completed Transfer Application shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each Quarter, cause any unrecorded transfers of Limited Partner Interests with respect to which a properly completed, duly executed Transfer Application has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3	Admission of Successor General Partner.
A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4	Admission of Additional Limited Partners.
(a)A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:
(i)evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6; and
(ii)such other documents or instruments as may be required by the General Partner to effect such Person's admission as an Additional Limited Partner.
(b)Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.5	Amendment of Agreement and Certificate of Limited Partnership.
To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.
ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1	Withdrawal of the General Partner.
(a)The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);
(i)The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;
(iii)The General Partner is removed pursuant to Section 11.2;
(iv)The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
(vi)(A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
(b)Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Time, on March 31, 2017, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Time, on March 31, 2017, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members (to the extent permitted or required by their governing documents) of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership and, to the extent applicable, the other Group Members, without dissolution. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section

12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2	Removal of the General Partner.
The General Partner may be removed if such removal is approved by the Unitholders holding at least 66⅔%, of the Outstanding Limited Partner Units (including Limited Partner Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units voting as a class and a majority of the Outstanding Subordinated Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members (to the extent permitted or required by their governing documents) of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership and, to the extent applicable, the other Group Members, without dissolution. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3	Interest of Departing General Partner and Successor General Partner.
(a)In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest), if any, in the other Group Members and all of the Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.
For purposes of this Section 11.3(a), the fair market value of the Departing General Partner's Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.
(b)If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
(c)If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage

Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership's assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled in respect of its General Partner Interest. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4	Termination of Subordination Period, Conversion of Subordinated Units and Extinguishment of Cumulative Common Unit Arrearages.
Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and no Units held by the General Partner and its Affiliates are voted in favor of such removal, (i) the Subordination Period will end and all Outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis (provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(xi) and Section 6.7(c)), (ii) all Cumulative Common Unit Arrearages on the Common Units will be extinguished and (iii) the General Partner that is so removed will have the right to convert its General Partner Interest and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor, as provided in Section 11.3.

Section 11.5	Withdrawal of Limited Partners.
No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1	Dissolution.
The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or other event of withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:
(a)an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to this Agreement;
(b)an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
(c)the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2	Continuation of the Business of the Partnership.
Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership without dissolution on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall dissolve and conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)the Partnership shall continue without dissolution unless dissolved in accordance with this Article XII;
(ii)if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3	Liquidator.
Upon dissolution of the Partnership, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units, and Subordinated Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units, and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4	Liquidation.
The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:
(a)The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
(b)Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.
(c)All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5	Cancellation of Certificate of Limited Partnership.
Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6	Return of Contributions.
The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7	Waiver of Partition.
To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8	Capital Account Restoration.
No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

Section 12.9	Class B Conversion Rights.
Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Class B Units shall have the rights set forth in Section 5.12(b)(iv) upon any liquidation, dissolution or winding up of the Partnership pursuant to this Article VII.
ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT;
MEETINGS; RECORD DATE

Section 13.1	Amendments to be Adopted Solely by the General Partner.
Each Partner agrees that the General Partner, without the approval of any Partner or Assignee,

may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
(c)a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(d)a change that the General Partner determines, (i) does not adversely affect in any material respect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(f)an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under ERISA, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(g)an amendment that the General Partner determines to be necessary or appropriate in connection with the creation or authorization or issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h)any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3 including any amendment permitted by Section 14.5;
(j)an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;
(k)a merger or conveyance pursuant to Section 14.3(d); or
(l)any other amendments substantially similar to the foregoing.

Section 13.2	Amendment Procedures.
Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that, to the full extent permitted by law, the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3	Amendment Requirements.
(a)Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that requires the vote, consent or approval of holders of a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
(b)Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.
(c)Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
(d)Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Limited Partner Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.
(e)Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Limited Partner Units.

Section 13.4	Special Meetings.
All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5	Notice of a Meeting.
Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1 at least 10 days in advance of such meeting. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6	Record Date.
For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7	Adjournment.
When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8	Waiver of Notice; Approval of Meeting; Approval of Minutes.
The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9	Quorum and Voting.
The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units of such class or classes deemed owned by the General Partner, and calculating the Class B Units on an as-converted basis) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10	Conduct of a Meeting.
The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11	Action Without a Meeting.
If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12	Right to Vote and Related Matters.
(a)Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
(b)With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1	Authority.
The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership or a limited liability limited partnership)) or convert into any such entity, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or plan of conversion (“Plan of Conversion”) in accordance with this Article XIV.

Section 14.2	Procedure for Merger, Consolidation or Conversion.
(a)Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and, to the fullest extent permitted by law, may decline to do so free of any duty (including fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
(b)If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
(i)the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
(ii)the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(iii)the terms and conditions of the proposed merger or consolidation;
(iv)the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of, their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(v)a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation, limited liability company agreement or other similar charter or governing document) of the

Surviving Business Entity to be effected by such merger or consolidation;
(vi)the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and
(vii)such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.
(c)If the General Partner shall determine to consent to conversion of the Partnership, the General Partner shall approve the Plan of Conversion, which shall set forth:
(i)the name of the converting entity and the converted entity;
(ii)a statement that the Partnership is continuing its existence in the organizational form of the converted entity;
(iii)a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;
(iv)the manner and basis of exchanging or converting the equity securities of the converting entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;
(v)in an attachment or exhibit, the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation, limited liability company agreement or other similar charter or governing documents of the converted entity;
(vi)the effective time of the conversion, which may be the date of the filing of the certificate of conversion pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and
(vii)such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.
(d)In addition to any other consent required pursuant to this Article XIV, for so long as at least 25% of the Purchaser Class B Units remain outstanding as Class B Units, any Significant Event requires the prior consent of a majority of the Purchaser Directors.

Section 14.3	Approval by Limited Partners of Merger, Consolidation or Conversion.
(a)Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as the case may be, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.
(b)Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or the Plan of Conversion, as the case may be, and the merger, consolidation or conversion contemplated thereby, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.
(c)Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.
(d)Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.
(e)Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit Outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4	Certificate of Merger; Certificate of Conversion.
Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, and the merger, consolidation or conversion contemplated thereby, a certificate of merger or certificate of conversion shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5	Amendment of Partnership Agreement.
Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.6	Effect of Merger, Consolidation or Conversion.
(a)At the effective time of the certificate of merger:
(i)all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
(iii)all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
(iv)all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)At the effective time of the certificate of conversion, the nature and characteristics of the converted entity will be determined by the Plan of Conversion, applicable laws of the State of Delaware and the laws of the jurisdiction to which the Partnership is converted.
(c)A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Section 14.7	Business Combination Limitations.
(a)Notwithstanding any other provision of this Agreement, with respect to any “Business Combination” (as such term is defined in Section 203 of the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq. (the “DGCL”), the provisions of Section 203 of the DGCL shall be applied with respect to the Partnership as though (i) the Partnership is a Delaware corporation subject to Section 203 of the DGCL, (ii) the General Partner is the board of directors of such corporation, and (iii) the holders of Limited Partner Interests are stockholders of such corporation and the Limited Partner Interests are shares of stock and voting stock in such corporation.
(b)Amendments to, or actions to repeal or adopt provisions inconsistent with, Section 14.7(a) shall require the approval of the Unitholders holding at least 66⅔% of the Outstanding Limited Partner Units (including Limited Partner Units held by the General Partner and its Affiliates).
(c)Neither the General Partner nor any of its Affiliates shall be considered an “interested stockholder” under Section 203 of the DGCL for purposes of this Section 14.7.
ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1	Right to Acquire Limited Partner Interests.
(a)Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.
(b)If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI, and XII).
(c)At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a) therefor without interest thereon.

ARTICLE XVI
GENERAL PROVISIONS

Section 16.1	Addresses and Notices.
Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2	Further Action.
The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3	Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4	Integration.
This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5	Creditors.
None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6	Waiver.
No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7	Counterparts.
This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8	Applicable Law.
This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9	Invalidity of Provisions.
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10	Consent of Partners.
Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.11	Facsimile Signatures.
The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

Section 16.12	Third Party Beneficiaries.
Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

CHENIERE ENERGY PARTNERS GP, LLC

By:
Name: Meg A. Gentle
Title: Chief Financial Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

Cheniere Energy Partners GP, LLC

By:
Name: Meg A. Gentle
Title: Chief Financial Officer

EXHIBIT A
to the Second Amended and Restated Agreement of Limited Partnership of
Cheniere Energy Partners, L.P.

Certificate Evidencing Common Units
Representing Limited Partner Interests in
Cheniere Energy Partners, L.P.

No. __________                            __________ Common Units
In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Cheniere Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                         (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 700 Milam Street, Suite 800, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF CHENIERE ENERGY PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF CHENIERE ENERGY PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE CHENIERE ENERGY PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). CHENIERE ENERGY PARTNERS GP, LLC, THE

Exhibit A-1

GENERAL PARTNER OF CHENIERE ENERGY PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF CHENIERE ENERGY PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Cheniere Energy Partners, L.P.

Countersigned and Registered by:	By:	Cheniere Energy Partners GP, LLC, its General Partner

By:
as Transfer Agent and Registrar
Name:

By:	By:
Authorized Signature		Secretary

[Reverse of Certificate]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -as tenants by the entireties JT TEN -as joint tenants with right of survivorship and not as tenants in common	___________________ Custodian ___________________ (Cust) (Minor) under Uniform Gifts/Transfers to CD Minors Act (State)
FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

Additional abbreviations, though not in the above list, may also be used.

Exhibit A-2

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint ____________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Cheniere Energy Partners, L.P.

Date:	NOTE:The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
THE SIGNATURE(S) MUST BE
GUARANTEED BY AN
ELIGIBLE GUARANTOR
INSTITUTION (BANKS,
STOCKBROKERS, SAVINGS
AND LOAN ASSOCIATIONS
AND CREDIT UNIONS WITH
MEMBERSHIP IN AN
APPROVED SIGNATURE
GUARANTEE MEDALLION
PROGRAM), PURSUANT TO
S.E.C. RULE 17Ad-15

(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been properly completed and executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the Application for Transfer of Common Units in order for such transferee to obtain registration of the transfer of the Common Units.

Exhibit A-3

APPLICATION FOR TRANSFER OF COMMON UNITS
Transferees of Common Units must execute and deliver this application to Cheniere Energy Partners, L.P., c/o Cheniere Energy Partners GP, LLC, 700 Milam Street, Suite 800, Houston, Texas 77002; Attn: CFO, to be admitted as limited partners to Cheniere Energy Partners, L.P.
The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Second Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P., as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

__________________________
Name of Interestholder
__________________________
Signature and Date
__________________________
Title (if applicable)

Exhibit A-4

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

Exhibit A-5

EXHIBIT B
Class B Conversion Notice
[To Come]

Exhibit B-1

Exhibit B

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CHENIERE ENERGY PARTNERS GP, LLC
(a Delaware Limited Liability Company)

[_______], 2012

i

ii

iii

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CHENIERE ENERGY PARTNERS GP, LLC
A Delaware Limited Liability Company
This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, restated or modified from time to time, the “Agreement”) of CHENIERE ENERGY PARTNERS GP, LLC, a Delaware limited liability company (the “Company”), dated as of [______], 2012, is adopted, executed and agreed to by Cheniere LNG Holdings, LLC, a Delaware limited liability company (“Cheniere Holdings”), and Blackstone CQP Holdco LP, a Delaware limited partnership (the “Purchaser”) (solely during the Investor Approval Period for the purposes of enforcing its rights hereunder).
RECITALS
1.The name of the Company is Cheniere Energy Partners GP, LLC.
2.The Company was originally formed as a Delaware limited liability company by the filing of a Certificate of Formation, dated as of November 21, 2006 (the “Original Filing Date”), with the Secretary of State of the State of Delaware, pursuant to the Delaware Limited Liability Company Act, with Cheniere Holdings as the sole Member.
3.The Limited Liability Company Agreement of the Company was executed effective November 21, 2006, by its sole Member, Cheniere Holdings (the “Original Agreement”).
4.The Amended and Restated Limited Liability Company Agreement of the Company was executed effective March 26, 2007, by its sole Member, Cheniere Holdings.
5.The Second Amended and Restated Limited Liability Company Agreement of the Company was executed effective August 6, 2007, by its sole Member, Cheniere Holdings (the “Existing Agreement”).
6.Cheniere Holdings now deems it advisable to amend and restate the Existing Agreement in its entirety as set forth herein.
ARTICLE I
DEFINITIONS

Section 1.01	Definitions.
As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below (unless otherwise expressly provided herein):
“2011 EPC Contract” has the meaning given to such term in the Partnership Agreement.

“Absent Party” has the meaning given such term in Section 6.06.
“Act” means the Delaware Limited Liability Company Act (6 Delaware Code Sections 18-101, et seq.), as the same may be amended from time to time, and any corresponding provisions of succeeding law.
“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
(i)credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5); and
(ii)debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Allocation Regulations and shall be interpreted consistently therewith.
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Any Affiliate of CEI shall not be deemed an Affiliate of the Purchaser for purposes of this Agreement.
“Agreement” has the meaning given such term in the Preamble.
“Allocation Regulations” means Treasury Regulation Sections 1.704-1(b), 1.704-2 and 1.704-3 (including temporary regulations), as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.
“AMEX” means the NYSE Amex LLC or such other national securities exchange on which the Common Units trade.
“Applicable Law” means (a) any United States federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national securities exchange or listing requirement of any national securities exchange or Securities and Exchange Commission recognized trading market on which securities issued by the Partnership are listed or quoted.

“Audit Committee” has the meaning given such term in Section 6.08(b).
“Bankruptcy” or “Bankrupt” means, with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person's consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person's properties has been appointed and 90 Days have expired without such appointment having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.
“Basic Documents” has the meaning given such term in the Unit Purchase Agreement.
“Board” has the meaning given such term in Section 6.01.
“Business Day” means any day other than a Saturday, Sunday or other day which is a nationally recognized holiday in the United States of America or when banks in New York, New York are authorized or required by Applicable Law to be closed.
“Capital Account” means, with respect to any Member, the account to be maintained by the Company for each Member in accordance with Section 4.04.
“Capital Contribution” means, with respect to any Member, the amount of money and the agreed fair value of any property (other than money) contributed to the Company by such Member in respect of the issuance of a Membership Interest to such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.
“CEI” means Cheniere Energy, Inc., a Delaware corporation.
“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware, as it shall be amended from time to time.
“Cheniere CQP Directors” has the meaning given such term in Section 6.07(a)(ii).
“Cheniere Holdings” has the meaning given such term in the Preamble, and its successors and assigns.

“Class B Units” has the meaning given such term in the Partnership Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include a reference to any amendatory or successor provisions thereto.
“Common Units” means the common units representing limited partner interests in the Partnership.
“Company” has the meaning given such term in the Preamble.
“Company Property” means any and all property, both real and personal, tangible and intangible, whether contributed or otherwise acquired, owned by the Company.
“Compensation Committee” has the meaning given such term in Section 6.08(d).
“Conflicts Committee” has the meaning given such term in the Partnership Agreement.
“Contribution Agreement” means the Contribution and Conveyance Agreement, dated as of March 26, 2007, among Cheniere Holdings, the Company, the Partnership and the other parties thereto.
“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.
“Director” or “Directors” has the meaning given such term in Section 6.02.
“Dispute Resolution Committee” is a committee of the Board consisting of the Independent CQP Directors and the Directors appointed by Cheniere Holdings or the Purchaser, as applicable, which is not, or whose Affiliates are not (other than members of the Partnership Group), parties to the agreement being considered.
“Dissolution Event” has the meaning given such term in Section 12.01(a).
“EBITDA” means, with respect to the Partnership Group on a consolidated basis, the trailing twelve months earnings before interest, taxes, depreciation and amortization; provided, however, that if a Train has commenced commercial operations but commercial operations have been ongoing for less than twelve months, EBITDA shall be calculated on a pro forma basis in an amount equal to the EBITDA of such Train since commercial operations commenced multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days since commercial operations commenced.
“EPC Contract” means a lump sum turnkey agreement for the engineering, procurement and construction of Train 1, Train 2, Train 3 or Train 4 (or any combination of the foregoing) of the Liquefaction Project (as defined in the Partnership Agreement).
“Equity Securities” has the meaning given to such term in the Partnership Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Executive Committee” has the meaning given such term in Section 6.08(i).
“Existing Agreement” has the meaning given such term in the Recitals.
“GAAP” means generally accepted accounting principles as applied in the United States.
“Governmental Authority” or “Governmental” means any federal, state, local or foreign court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.
“Indebtedness” means any of the following: (a) the principal of and accrued interest, premium (if any) or penalties on and premiums or penalties that would arise as a result of prepayment of (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, and (iii) obligations, contingent or otherwise, under banker's acceptance credit, letters of credit or similar facilities; (b) any obligations to pay the deferred purchase price of property, assets or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business; and (c) any guaranty of any of the foregoing.
“Indemnitee” means (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Company or any Affiliate of the Company and (c) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.
“Independent CQP Directors” has the meaning given such term in Section 6.07(a)(iii).
“Independent Director” shall mean a Director meeting the standards set forth in the definition of Conflicts Committee in the Partnership Agreement.
“Initial Capital Contribution” means the initial contribution to the capital of the Company made by the Member pursuant to the Original Agreement.
“Investor Approval Period” has the meaning given such term in the Investors' and Registration Rights Agreement.
“Investor CQP Directors” has the meaning set forth in Section 6.07(a)(i).
“Investors' and Registration Rights Agreement” means the Investors' and Registration Rights Agreement, dated as of the date hereof, among CEI, the Company, the Partnership, the Purchaser, Cheniere LNG Terminals, Inc. and any investors party thereto, as amended, restated or otherwise modified from time to time.

“Managing Member” means Cheniere Holdings, and any successor thereto.
“Member” means Cheniere Holdings as the sole member of the Company executing this Agreement and any Person hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company. Reference to “Member” under this Agreement shall not be deemed to include the Purchaser.
“Membership Interest” means, with respect to any Member at any time, (a) that Member's status as a Member; (b) that Member's share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including that Member's rights to vote, consent and approve and otherwise to participate in the management of the Company; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.
“O&M Agreement” means (a) that certain Amended and Restated Operation and Maintenance Agreement (Sabine Pass LNG Facilities) by and between Cheniere LNG O&M Services, L.P. and Sabine Pass LNG. L.P., dated as of [______], 2012, (b) that certain Operation and Maintenance Agreement (Sabine Pass Liquefaction Facilities) by and between Cheniere LNG O&M Services, LLC and Sabine Pass Liquefaction, LLC, dated as of May 14, 2012 and (c) that certain Amended and Restated Operation and Maintenance Services Agreement by and between Cheniere LNG O&M Services, L.P. and Cheniere Creole Trail Pipeline, L.P., dated as of [______], 2012, each as amended, restated or otherwise modified from time to time.
“Officer” means any person elected as an officer of the Company as provided in Section 7.01, but such term does not include any person who has ceased to be an officer of the Company.
“Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Partnership Group in accordance with the Partnership Group's normal day-to-day customs, practices and procedures, conducted in accordance with past practice.
“Original Agreement” has the meaning given such term in the Recitals.
“Original Filing Date” has the meaning given such term in the Recitals.
“Partnership” means Cheniere Energy Partners, L.P., a Delaware limited partnership, and any successors thereto.
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended from time to time, or any successor agreement.
“Partnership Group” has the meaning given such term in the Partnership Agreement.

“Person” means any natural person, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, Governmental Authority or any political subdivision thereof, or any other legal entity.
“Purchaser” has the meaning given such term in the Preamble.
“Registered Public Accountants” means a firm of independent registered certified public accountant selected from time to time by the Board.
“Regulatory Allocations” has the meaning set forth in Section 5.01(b)(v).
“Service Agreements” mean, collectively, (a) the O&M Agreements, (b) that certain Amended and Restated Services and Secondment Agreement by and between Cheniere LNG O&M Services, L.P. and the Company, dated as of May 14, 2012 (c) that certain Amended and Restated Management Services Agreement by and between Cheniere LNG Terminals, Inc., and Sabine Pass LNG, L.P., dated as of [_____], 2012, (d) that certain Management Services Agreement among Cheniere LNG Terminals, Inc. and Sabine Pass Liquefaction, LLC, dated as of May 14, 2012 and (e) that certain amended and restated letter agreement regarding management and administrative services to be provided by Cheniere LNG Terminals, Inc. to the Partnership, dated as of [_____], 2012, each as amended, restated or otherwise modified from time to time
“Sharing Ratio” means, subject in each case to adjustments in accordance with this Agreement, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member's Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interests issued pursuant to Section 3.01, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Tax Matters Member” has the meaning given such term in Section 10.03.
“Term” has the meaning given such term in Section 2.05.

“Train 1” has the meaning given such term in the Partnership Agreement.
“Train 2” has the meaning given such term in the Partnership Agreement.
“Train 3” has the meaning given such term in the Partnership Agreement.
“Train 4” has the meaning given such term in the Partnership Agreement.
“Trains” has the meaning given such term in the Partnership Agreement.
“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final, Treasury Regulations.
“Unit Purchase Agreement” means that certain Unit Purchase Agreement, dated as of May 14, 2012, among the Partnership, CEI and the Purchaser.

Section 1.02	Construction.
Article and Section references in this Agreement are references to the corresponding Article and Section to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by the Purchaser, such action shall be in the Purchaser's sole discretion, unless otherwise specified in this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

ARTICLE
ORGANIZATION

Section 2.01	Formation.
The Company was formed as a Delaware limited liability company by the filing of the Certificate, dated as of the Original Filing Date, with the Secretary of State of Delaware pursuant to the Act.

Section 2.02	Name.
The name of the Company is “Cheniere Energy Partners GP, LLC” and all Company business must be conducted in that name or such other names that comply with Applicable Law as the Directors may select.

Section 2.03	Registered Office; Registered Agent; Principal Office.
The name of the Company's registered agent for service of process is Corporation Service Company, and the address of the Company's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The principal place of business of the Company shall be located at 700 Milam Street, Suite 800, Houston, Texas 77002. The Members may change the Company's registered agent or the location of the Company's registered office or principal place of business as the Members may from time to time determine. The Company may have such other offices as the Members may designate.

Section 2.04	Purposes.
The purposes of the Company are to act as the general partner of the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other Applicable Law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the businesses, purposes or activities of the Company.

Section 2.05	Term.
The period of existence of the Company (the “Term”) commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 12.04.

Section 2.06	No State Law Partnership.
It is intended that the Company shall be a limited liability company formed under the Applicable Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that no Member (nor the Purchaser) shall be a partner or joint venturer of any other party for any purposes other than federal, state, local and foreign income tax purposes, and this Agreement may not be construed to suggest otherwise.

Section 2.07	Title to Company Assets.
Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member (nor the Purchaser) shall have any ownership interest in such Company assets or portion thereof.

Section 2.08	Liability of Members, Directors And Officers.
(a)Neither the Purchaser nor any Member, Director or Officer, solely by reason of being the Purchaser, a Member, Director or Officer, shall be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or the Partnership, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Director, Officer, agent or employee of the Company or its Affiliates. The failure of the Company (acting in its own capacity or as the general partner of the Partnership) to observe any formalities or requirements relating to the exercise of its powers or management of its (or the Partnership's) business or affairs shall not be grounds for imposing liability for any such debts, obligations or liabilities of the Company or the Partnership.
(b)Nothing contained in Section 2.08(a) shall be deemed to limit (i) the obligations of any Person to the Purchaser or (ii) any of the Purchaser's rights pursuant to this Agreement or any of the other Basic Documents.
ARTICLE III
MEMBERSHIP

Section 3.01	Membership Interests; Additional Members.
Cheniere Holdings is the sole initial Member of the Company, as reflected on Exhibit A hereto. Additional Person(s) may be admitted to the Company as Members upon the unanimous approval of the existing Members, without any approval of the Board, on such terms and conditions as the Members determine at the time of such admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers and duties. To the extent permitted by Section 14.05 (and otherwise in accordance with this Agreement), the Members may reflect the creation of any new class or group in an amendment to this Agreement, executed in accordance with Section 14.05, indicating the different rights, powers and duties thereof. Any such admission is effective only after such new Member has executed and delivered to the Members and the Company an instrument containing the notice address of the new Member and such new Member's ratification of this Agreement and agreement to be bound by it. Upon the admission of a new Member, Exhibit A will be updated to reflect such admission.

Section 3.02	Access To Information.
Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.02 shall not obligate the Company to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice and at all reasonable times during usual business hours, to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection, examination or audit made on such Member's behalf shall be borne by such Member.

Section 3.03	Liability.
Except as otherwise required under the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member (nor the Purchaser) or beneficial owner of any Membership Interest shall be personally liable for or otherwise obligated with respect to any such debt, obligation or liability of the Company by reason of being a Member or beneficial owner of such Membership Interest. The Members and beneficial owners agree that their rights, duties and obligations in their capacities as Members and beneficial owners are only as set forth in this Agreement and as otherwise arise under the Act. Furthermore, the Members and beneficial owners agree that the existence of any rights of a Member, the Purchaser or beneficial owner, or the exercise or forbearance from exercise of any such rights shall not create any duties or obligations of the Member, the Purchaser or beneficial owner in their capacities as such, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Member, the Purchaser or beneficial owner.
ARTICLE IV
CAPITAL CONTRIBUTIONS

Section 4.01	Initial Capital Contributions.
At the time of the formation of the Company, as reflected on Exhibit A, Cheniere Holdings made a Capital Contribution in the amount of $1,000.00 in exchange for all of the Membership Interests in the Company. In addition, on March 26, 2007, Cheniere Holdings made such additional Capital Contributions to the Company as are described in the Contribution Agreement. Upon the admission of a subsequent Member, Exhibit A shall be updated to reflect the Capital Contribution attributable to such Member. After admission as a Member, no Member shall be obligated to make any additional capital contributions to the Company.

Section 4.02	Loans.
If the Company does not have sufficient cash to pay its obligations, any Member may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.02 constitutes a loan from the Member to the Company, shall bear interest at a rate comparable to the rate the Company could obtain from third parties, from the date of the advance until the date of payment, and is not a Capital Contribution. In no event shall any such loans grant the Member (or any other Persons) rights that violate any of the Purchaser's rights pursuant to this Agreement or any of the other Basic Documents.

Section 4.03	Return of Contributions.
Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

Section 4.04	Capital Accounts.
A Capital Account shall be established and maintained for each Member in accordance with Treasury Regulation Section 1.704-1(b) et. seq., as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.
ARTICLE V
DISTRIBUTIONS AND ALLOCATIONS

Section 5.01	Allocations for Capital Account Purposes.
(a)Except as otherwise set forth in Section 5.01(b), for purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company's items of income, gain, loss and deduction shall be allocated and charged to the Members in accordance with their respective Sharing Ratios.
(b)The following special allocations shall be made prior to making any allocations provided for in 5.01(a) above:
(i)Qualified Income Offset. Except as provided in Section 5.01(b)(ii), in the event any Member receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance, if any, in such Member's Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible.
(ii)Nonrecourse Debt Allocations. Notwithstanding any other provision of this Section 5.01, each Member shall be allocated items of Company income and gain in each fiscal year as necessary, in the Board's discretion, to comply with the Allocation Regulations relating to nonrecourse debt.
(iii)Gross Income Allocations. In the event any Member has a deficit balance in such Member's Adjusted Capital Account at the end of any Company taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 5.01(b)(iii) shall be made only if and to the extent that such Member would have a deficit balance in such Member's Adjusted Capital Account after all other allocations provided in this Section 5.01 have been tentatively made as if this Section 5.01(b)(iii) were not in the Agreement.
(iv)Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to the Allocation Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to the Allocation Regulations.
(v)Curative Allocation. The special allocations set forth in Section 5.01 (b)(i), (ii) and (iii) (the “Regulatory Allocations”) are intended to comply with the Allocation Regulations. Notwithstanding any other provisions of this Section 5.01, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

Section 5.02	Distributions.
Except as otherwise provided in Section 5.04 or Section 12.02, cash may be distributed at such time and in such amounts as the Managing Member shall determine to the Members in accordance with their respective Sharing Ratios. Such distributions shall be made concurrently to the Members as reflected on the books of the Company on the date set for purposes of such distribution.

Section 5.03	Varying Interests.
All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member's Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Members in their sole discretion to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members' varying Sharing Ratios.

Section 5.04	Limitations on Distributions.
No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Members on account of their Capital Contributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate any Applicable Law.

ARTICLE VI
MANAGEMENT

Section 6.01	Management by Board of Directors.
Other than as expressly set forth in Section 6.15, all of the power and authority of the Company relating to the Company's management of the business and affairs of the Partnership Group, as the general partner of the Partnership, shall be fully vested in, and managed by, a Board of Directors (the “Board”) and, subject to the discretion of the Board, Officers elected pursuant to Article VII. The Directors and Officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise expressly provided in this Agreement (including Section 6.14 and Section 6.15), no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter contracts on behalf of, or to otherwise bind, the Company or any member of the Partnership Group. Except as otherwise provided in this Agreement (or as the Board may resolve with respect to determining the powers granted to the Officers), the authority and functions of the Board, on the one hand, and of the Officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The Officers shall be vested with such powers and duties as are expressly set forth in Article VII and as are otherwise specified by the Board. Accordingly, except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company's behalf by the Officers who shall be agents of the Company.

Section 6.02	Number; Qualification; Tenure.
Until the expiration of the Investor Approval Period, the number of directors constituting the Board shall be eleven (11) and thereafter shall not be less than one (1) nor more than nine (9) (each a “Director” and, collectively, the “Directors”). A Director need not be a Member nor a resident of the State of Delaware. During the Investor Approval Period, each Director shall be appointed pursuant to Section 6.07. Each Director shall serve until his or her death, resignation or removal from office or until his or her successor is appointed as provided in Section 6.07. Upon expiration of the Investor Approval Period, all Directors shall be appointed by the Member.

Section 6.03	Meetings.
A meeting of the Board or any committee thereof may be called by any member of the Board or a committee thereof on at least three (3) days notice to the other members of such Board or committee, either personally or by mail, telephone, telegraph or electronic mail. Any such notice, or waiver thereof, need not state the purpose of such meeting, except for amendments to this Agreement and as may otherwise be required by Applicable Law. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 6.04	Action By Consent of Board or Committee of Board.
Subject to Article XIV, and to the extent permitted by Applicable Law, any action required or permitted to be taken at a meeting of the Board or any committee thereof may be taken without a meeting, without prior notice and without a vote, so long as a consent or consents in writing, setting forth the action so taken, are signed by all of the members of the Board or committee thereof.

Section 6.05	Conference Telephone Meetings.
Directors or members of any committee of the Board may participate in and hold a meeting of the Board or such committee by means of telephone conference, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 6.06	Quorum; Board Voting.
(i) A majority of all Directors, which includes (ii) at least two (2) Investor CQP Directors, two (2) Cheniere CQP Directors and two (2) Independent Directors present in person or participating in accordance with Section 6.05 shall constitute a quorum for the transaction of business, unless a greater number is required by Applicable Law; but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time, without notice, other than announcement at the meeting, until a quorum shall be present; provided, however, that clause (ii) shall not be required to constitute a quorum if (A) a meeting has been adjourned for at least three (3) days on two consecutive occasions due to failure of clause (ii) to be satisfied (the party that appointed the Directors whose absence caused a failure of quorum to be satisfied at a meeting and two consecutive re-convened meetings (the “Absent Party”)) and (B) at the third consecutive re-convened meeting (held at least three (3) days after the previously adjourned meeting), the absence of Directors appointed by the Absent Party is the cause of clause (ii) not being satisfied; provided, further, that by unanimous decision of those Investor CQP Directors and Cheniere CQP Directors present, the requirement for Independent Directors to be present to constitute a quorum at a particular meeting may be waived. Except as otherwise required by Applicable Law or as otherwise set forth herein, all decisions of the Board shall require the affirmative vote of a majority of the members of the Board present at a meeting duly called in accordance with this Article VI. The Directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 6.07	Appointment of Directors; Vacancies; Increases in the Number of Directors.
(a)During the Investor Approval Period:
(i)The Purchaser shall have the right to appoint three (3) Directors to the Board (the “Investor CQP Directors”). The initial Investor CQP Directors shall be: (A) [____________], (B) [____________] and (C) [____________];

(ii)Cheniere Holdings shall have the right to appoint four (4) Directors to the Board (the “Cheniere CQP Directors”). The initial Cheniere CQP Directors shall be: (A) [____________], (B) [____________], (C) [____________] and (D) [________]; and
(iii)The Board shall have four (4) Directors who are Independent Directors (the “Independent CQP Directors”). The initial Independent CQP Directors shall be: (A) [____________], (B) [____________], (C) [__________] and (D) [_________].
(b)During the Investor Approval Period any increase or decrease in the number of Directors shall require approval of the Managing Member and the Purchaser. After the Investor Approval Period, any vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the Members in their sole discretion.
(c)If the Board determines that a member of the Partnership Group should be managed by a board of managers or directors, then such board shall have as one of its members an Independent CQP Director, if during the Investor Approval Period, or other Independent Director following the Investor Approval Period.

Section 6.08	Committees.
(a)The Board may establish committees of the Board and may delegate any of its responsibilities, except as otherwise prohibited by Applicable Law, to such committees. As of the date hereof, there are no committees other than the Conflicts Committee, the Executive Committee and the Audit Committee. Any additional committees of the Board created after the date hereof shall include at least one Investor CQP Director and one Cheniere CQP Director.
(b)The Board shall have an audit committee (the “Audit Committee”) consisting of three (3) Independent CQP Directors selected by the Board. Such Audit Committee shall establish a written audit committee charter in accordance with the rules of the AMEX, as amended from time to time.
(c)The Board shall have a Conflicts Committee consisting of three (3) or more Directors selected by the Board that satisfy the criteria set forth in the definition of Conflicts Committee in the Partnership Agreement; provided, however, that if a vacancy thereon exists, the Conflicts Committee may continue to act by action of such remaining two (2) members. During the Investor Approval Period, the Directors serving on the Conflicts Committee shall consist solely of Independent CQP Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. If requested by any Investor CQP Director or Cheniere CQP Director, the Conflicts Committee shall review and recommend to a Dispute Resolution Committee whether the Conflicts Committee believes that there has been a breach of an agreement between the Partnership Group, on the one hand, and either CEI and its Affiliates (other than any member of the Partnership Group) or the Purchaser and its Affiliates (other than any member of the Partnership Group), on the other hand, and if there is a recommendation that there has been such a breach, the Dispute Resolution Committee shall consider what actions, if any, to be taken with respect thereto, and (subject to Section 6.15) shall be empowered to cause the members of the Partnership Group to take any such actions.

(d)The Board may elect to have a compensation committee (the “Compensation Committee”) comprised of three (3) Independent CQP Directors selected by the Board. Such Compensation Committee shall establish a written compensation committee charter in accordance with the applicable rules of AMEX, as amended from time to time.
(e)A majority of any committee, present in person or participating in accordance with Section 6.05, shall constitute a quorum for the transaction of business of such committee, and the affirmative vote of a majority of the committee members present shall be necessary for the adoption by it of any resolution, unless the affirmative vote of a majority of the members of any such committee is required by Applicable Law or otherwise; provided, however, that the affirmative vote of four out of five of the members of the Executive Committee shall be necessary for the adoption by such committee of any resolution.
(f)A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 14.02. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
(g)Any committee designed pursuant to this Section 6.08 shall choose its own chairman and keep regular minutes of its proceedings and report the same to the Board when requested.
(h)The Board may designate one or more Directors as alternate members of any committee (other than the Executive Committee) who may replace any absent or disqualified member at any meeting of such committee; provided, however, that any such designated alternate of the Conflicts Committee must be appointed pursuant to Section 6.08(c); provided, further, that any such designated alternate of the Audit Committee or Compensation Committee or Conflicts Committee must meet the standards for an Independent Director. Nothing herein shall be deemed to prevent the Board from establishing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.
(i)At all times until it is dissolved in accordance with this Section 6.08(i), the Board shall have an executive committee (the “Executive Committee”) consisting of five (5) Directors. The Executive Committee shall be comprised of (i) the three (3) Investor CQP Directors; (ii) one (1) Independent CQP Director, who shall be selected by the Independent CQP Directors; and (iii) one (1) Cheniere CQP Director, who shall be selected by the Cheniere CQP Directors. During the Investor Approval Period, any increase or decrease in the number of Directors serving on the Executive Committee shall require approval of the Board, including the approval of at least one Cheniere CQP Director and one Investor CQP Director. The Executive Committee shall be dissolved and this Section 6.08 shall be null and void from and after the end of the Investor Approval Period without any further action by the Members, the Board or the members of the Executive Committee. Subject to Section 6.15, the following actions proposed to be taken by the applicable member of the Partnership Group, or by the Partnership Group as a whole, as specified below, shall be subject to (A) review and approval by the Executive Committee before they are taken, and (B) if approved by the Executive Committee, subsequent approval by the Board (unless in the case of clause (B) such actions do not otherwise require Board approval) before they are taken:

(i)with respect to any member of the Partnership Group, winding-up, dissolving or filing or authorizing the filing of any petition seeking to reorganize, or to obtain relief under, any federal or state bankruptcy or insolvency law, or to agree to do any of the foregoing, or to agree to an out-of-court restructuring or reorganization;
(ii)changing or making any election for any member of the Partnership Group to be classified as other than a partnership for U.S. federal income tax purposes, other than necessary tax elections necessary to ensure that at least 90% of the combined gross income of the Partnership for any taxable year is “qualifying income” within the meaning of Section 7704 of the Code;
(iii)the issuance by the Partnership of (A) Common Units or Common Unit Equivalents at a price less than $10.00 per unit or (B) Class B Units at a price less than $15.00 per Class B Unit or with a compound annual paid-in-kind rate or similar accreting feature of more than 3.5% per quarter, in each case, as such per unit price may be adjusted to take into account any unit split, combination, reclassification, reorganization or recapitalization or similar transaction;
(iv)the incurrence by the Partnership Group, on a consolidated basis, of aggregate Indebtedness to finance the construction and commencement of commercial operations of Train 1, Train 2, Train 3 or Train 4, and all related facilities, equipment and activities, in excess of the following thresholds (each of which shall be an aggregate threshold for the applicable Train(s)): (A) $4.1 billion to finance the construction and commencement of commercial operations, of Train 1 and Train 2, and all related facilities, equipment and activities; (B) $7.5 billion to finance the construction and commencement of commercial operations, of both Train 1 and Train 2, and all related facilities, equipment and activities, and the construction and commencement of commercial operations, of Train 3, and all related facilities, equipment and activities; and (C) $10.0 billion to finance the construction and commencement of commercial operations of Train 1, Train 2, Train 3 and Train 4, and all related facilities, equipment and activities; provided, however, that if the Executive Committee approves the incurrence of Indebtedness in excess of the foregoing amounts, any such excess amounts shall be segregated into a separate bank account and not used for purposes other than expenditures for the applicable Train(s); provided, further, that if the Partnership Group desires to incur additional short-term Indebtedness for working capital to purchase natural gas for purposes of commissioning any Train, which would be expected to be repaid within 90 days from working capital and would result in any of the foregoing amounts being exceeded by up to $300.0 million, then the Executive Committee shall consider the incurrence of such Indebtedness;
(v)the incurrence by the Partnership Group, on a consolidated basis, of aggregate Indebtedness (including to finance the construction and commencement of commercial operations of Train 1, Train 2, Train 3 and Train 4, and all related facilities, equipment and activities) that would exceed $12.3 billion outstanding at any time prior to commercial operations of Train 4, and all related facilities, equipment and activities to facilitate commercial operation of the Liquefaction Project;

(vi)the incurrence by the Partnership Group, on a consolidated basis, of aggregate Indebtedness that would result in: (A) the Partnership Group's ratio of consolidated Indebtedness to EBITDA exceeding 6.0 to 1.0 (with Indebtedness excluding any Indebtedness incurred for Trains or other projects that have not commenced commercial operations); or (B) the Partnership Group's ratio of consolidated Indebtedness to EBITDA exceeding 6.0 to 1.0 (with Indebtedness including any Indebtedness incurred for Trains or other projects that have not commenced commercial operations, and EBITDA to include projected EBITDA (as confirmed by the Board) for Trains or other projects for which financing has been consummated or will be consummated concurrent with the Indebtedness to be incurred);
(vii)any member of the Partnership Group entering into an EPC Contract for Train 3 or Train 4 if such EPC Contract is not on a lump sum turnkey basis with at least 80% of the aggregate contract price on a fixed price basis (excluding any currency exchange and commodity price fluctuations and inflation adjustments, which shall be considered variable costs) and no more than $100 million of risk exposure for labor costs; provided, however, that approval thereof shall not be unreasonably withheld, conditioned or delayed;
(viii)the issuance by the Partnership of any Equity Securities (other than Common Units) that are in any manner senior to the Class B Units; provided that this Section 6.08(i)(viii) shall not prevent the Company from being permitted to exercise its rights pursuant to Section 5.2(b) of the Partnership Agreement;
(ix)other than change orders caused by Applicable Law and change orders required by the contractor thereunder to maintain the project schedule and reach commercial operation, any member of the Partnership Group approving any material change orders to an EPC Contract, with such approval not to be unreasonably withheld, conditioned or delayed more than five (5) Business Days after receipt of written notice setting forth and describing in reasonable detail such change order and the explanation as to why such change order is reasonable under the circumstances (provided that in no event shall any determination about whether such information is reasonable affect the timing of such approval so long as it is prima facie provided in good faith), including (A) change orders increasing the cost of such EPC Contract by more than $40 million in a single change order or by more than $150 million in cumulative change orders for each of (1) Train 1 and Train 2 and (2) Train 3 and Train 4, and all related facilities, equipment and activities (provided that in the event Train 3 and Train 4, and all related facilities, equipment and activities, are not subject to the same EPC Contract, then such change order thresholds shall be determined on a pro rata basis in respect of the particular Train); and (B) any change order causing either (x) the Guaranteed Substantial Completion Date (as defined in the 2011 EPC Contract) for Train 1 or Train 2 or (y) the date determined pursuant to such similar term set forth in the applicable EPC Contract for Train 3 or Train 4 to be delayed by more than six (6) months from the original date set forth in such EPC Contract, as of its effective date;

(x)any member of the Partnership Group approving (x) any material change in the nature of the Partnership Group's business taken as a whole, (y) the consummation of material asset dispositions or acquisitions or (z) the commencement or pursuit of any capital projects other than Train 1, Train 2, Train 3, Train 4 and the CTPL (as defined in the Unit Purchase Agreement);
(xi)any member of the Partnership Group creating any direct or indirect Subsidiaries, other than Subsidiaries that are directly or indirectly wholly owned by the Partnership;
(xii)any member of the Partnership Group issuing or selling equity interests (including any option, right, warrant or appreciation right) in the Partnership's Subsidiaries, other than to direct or indirect wholly owned Subsidiaries of a member of the Partnership Group;
(xiii)any member of the Partnership Group approving the issuance of or issuing a notice to proceed on construction of Train 3 or Train 4 prior to consummating one or more closings to finance 100% of the then-current estimate of the funds (as determined by the Board) required to complete such Train or Trains, as the case may be;
(xiv)any amendment to a Service Agreement or entering into any other agreement with CEI to provide services to any member of the Partnership Group; and
(xv)any member of the Partnership Group (A) materially amending, terminating (other than terminating in accordance with its existing terms in the ordinary course of business) or entering into, any material commercial agreement, terminal use agreement, construction management agreement, operating and maintenance agreement, debt financing agreement, underwriting agreement, indenture or other agreement relating to Indebtedness (to the extent any of the foregoing would not otherwise be permitted without Executive Committee approval under other clauses of this Section 6.08(i)) or any material license, permit or other agreement with any Governmental Authority, in each case, in a manner that could reasonably be deemed to adversely affect the Purchaser or any Affiliate of the Purchaser in any material respect with regard to its Class B Units or Common Units or any of its rights with respect to the Company, the Partnership Group or any of the Basic Documents or (b) hiring employees or paying compensation to officers or other employees of members of the Partnership Group, other than employees hired and compensation paid by CEI or its Affiliates in accordance with the Partnership Agreement and the Services Agreements.

Section 6.09	Resignation or Removal.
(a)Any Director may resign at any time upon written notice to the Board. Such resignation shall take effect at the time specified in such written notice, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective.
(b)Any Director may be removed by a majority of the other Directors then serving on the Board (or other applicable governing body) for “cause” (as defined below); and any vacancy in such position shall be filled as set forth in Section 6.09(c). As used herein, “cause” means that the applicable Director (i) is prohibited from serving as a director of the Company under any rule or regulation of the Securities and Exchange Commission or the AMEX or (ii) has been convicted of a felony or misdemeanor involving moral turpitude.
(c)During the Investor Approval Period, in addition to removals by the Board pursuant to Section 6.09(a) and Section 6.09(b), Directors may be removed and the corresponding vacancies filled as follows:
(i)Cheniere Holdings shall be entitled to cause the removal of any Cheniere CQP Director, at any time, with or without cause, and any vacancies with respect to the Cheniere CQP Directors shall be filled by Cheniere Holdings.
(ii)The Purchaser shall be entitled to cause the removal of any Investor CQP Director, at any time, with or without cause, and any vacancies with respect to Investor CQP Directors shall be filled by the Purchaser.
(iii)Either the Purchaser or Cheniere Holdings shall be entitled to cause the removal of any Independent CQP Director, with or without cause, by delivering notice thereof in accordance with Section 6.09(d).
(iv)Any vacancy of an Independent CQP Director (whether by death, resignation or removal) shall be filled by mutual agreement of Cheniere Holdings and the Purchaser, pursuant to the following procedure:
(A)    if the Purchaser, which may propose a replacement Independent Director, does not deliver a notice proposing a replacement Independent Director within thirty (30) days after a notice of removal is delivered pursuant to Section 6.09(d) or the death or resignation of such Person, as applicable, then Cheniere Holdings may appoint a replacement Independent CQP Director; and
(B)    if the Purchaser delivers a notice proposing a replacement Independent Director within thirty (30) days after the notice of removal is delivered pursuant to Section 6.09(d) or the death or resignation of such Person, as applicable, then the following procedure shall be followed (with any Independent Director designee agreed to by Cheniere Holdings or determined by the Independent CQP Directors to be an Independent CQP Director, as applicable, being appointed to the Board by Cheniere Holdings promptly after such determination):

(I)Cheniere Holdings shall decide, within fourteen (14) days after receiving such notice of a proposed replacement Independent Director, whether to appoint or reject such designee as an Independent CQP Director;
(II)if Cheniere Holdings rejects such designee as an Independent CQP Director, then the Purchaser may deliver a notice proposing another replacement Independent Director within seven (7) days after Cheniere Holding's delivers to the Purchaser a notice rejecting the previously proposed designee;
(III)Cheniere Holdings shall decide within seven (7) days after receiving notice of the immediately foregoing proposed replacement Independent Director whether to appoint or reject such designee as an Independent CQP Director;
(IV)if Cheniere Holdings rejects such Person as an Independent CQP Director, then the Independent CQP Directors not subject to the notice of removal pursuant to Section 6.09(c)(iv)(B) shall decide whether such Person is an Independent Director and otherwise qualified to serve on the Board; and
(V)if a majority of the Independent CQP Directors (other than the Independent CQP Director subject to being removed) reject such Person as an Independent CQP Director, then the process set forth in this Section 6.09(c)(iv) shall be restarted; provided, however, that if either the Purchaser or Cheniere Holdings initially initiated the procedures set forth in Section 6.09(c)(iii) and the other Person subsequently submits a notice of removal pursuant to Section 6.09(c)(iii), the procedures set forth in this Section 6.09(c)(iv) shall not be followed more than twice with respect to the initiating Person's notice of removal before following the procedures set forth in this Section 6.09(c)(iv) with respect to the other Person's subsequent notice of removal.
(v)Notwithstanding Section 6.09(c)(iii), an Independent CQP Director to be removed pursuant to Section 6.09(c)(iii) shall continue to serve as an Independent CQP Director until his or her successor is appointed in accordance with the procedures set forth in Section 6.09(c)(iv).
(d)Any action by Cheniere Holdings or the Purchaser to designate, remove or replace a Cheniere CQP Director, Investor CQP Director or Independent CQP Director shall be evidenced in writing furnished to the Company, the Member and the Purchaser.

Section 6.10	Compensation.
The members of the Board who are neither Officers nor employees of either the Company or the Purchaser or any Affiliate thereof shall be entitled to compensation for their service as directors and committee members at rates established from time to time by resolution of the Board. All members of the Board shall be reimbursed for actual and documented out-of-pocket expenses incurred in connection with attending meetings of the Board or committees thereof.

Section 6.11	Affiliate Transaction Approval.
(a)During the Investor Approval Period, any transactions (or modifications or waivers of existing contracts) (other than transactions subject to Section 6.08(i)(xiv)) between (x) the Partnership Group, on the one hand, and (y) either (A) CEI and its Affiliates (other than any member of the Partnership Group) or (B) the Purchaser and its Affiliates (other than any member of the Partnership Group), on the other hand, that: (i) are on terms less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties; or (ii) involve consideration of more than $1.0 million individually or $5.0 million cumulatively per annum, shall require the following approval: (1) transactions proposed by or for the benefit of CEI or its Affiliates (other than the Partnership Group) shall require the approval of the Board, including at least one Investor CQP Director and (2) transactions proposed by or for the benefit of the Purchaser or any of its Affiliates (other than the Partnership Group) shall require the approval of the Board, including at least one Cheniere CQP Director.
(b)In addition, if requested by any Investor CQP Director or Cheniere CQP Director, the transactions contemplated by Section 6.11(a) shall be submitted to the Conflicts Committee for consideration.
(c)Notwithstanding the foregoing, no such approval contemplated by this Section 6.11 shall be required in respect of (a) any transactions relating to the exercise of any of the Purchaser or its Affiliates rights pursuant to any of the Basic Documents (e.g., the Purchaser's exercise of its rights pursuant to Section 5.12(b)(vii) of the Partnership Agreement), (b) the approval of budgets contemplated by a Service Agreement or payments made pursuant to the terms thereof or (c) the exercise of preemptive rights that any Person holds.

Section 6.12	Duties.
Except as expressly set forth in this Agreement or required by the Act, no Director shall have any duties or liabilities, including fiduciary duties, to the Company or any Member except to act in good faith and in the best interest of the Partnership when the Company acts as the general partner of the Partnership, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of a Director otherwise existing under Applicable Law or in equity, are agreed by the Members to replace such other duties and liabilities of the Directors.

Section 6.13	Corporate Opportunities.
Notwithstanding anything to the contrary in this Agreement or any duty existing under Applicable Law, in equity or otherwise, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Director or Officer. No Director or Officer who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or for any member of the Partnership Group shall have any duty to communicate or offer such opportunity to any Member, the Company or the Partnership Group, and it shall be deemed not to be breach of any duty, including any fiduciary duty, or any other obligation of any type whatsoever of any Director or Officer to not communicate or offer such opportunity to any Member, the Company or the Partnership Group, and such Director or Officer shall not be liable to the Company, any member of the Partnership Group, to any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Director or Officer pursues or acquires for itself or its Affiliates, directs such opportunity to another Person or does not communicate such opportunity or information to any Member, the Company or the Partnership Group; provided, however, that the preceding terms of this Section 6.13 shall not apply to any business opportunity (i) of which any Person who is an Officer, Director or employee of the Company or any member of the Partnership Group acquires knowledge while acting in his capacity as such Officer, Director or employee, and not while acting in his capacity as an officer, director or employee of an entity that is not the Company or a member of the Partnership Group or (ii) taken by a Director or Officer for such Director's or Officer's personal benefit.

Section 6.14	Managing Member Authority.
Except for any power and authority specifically delegated to the Board herein, the Managing Member will have the exclusive authority over the other business and affairs of the Company that do not relate to the Partnership Group. Without limiting the general delegation of power to the Managing Member in the previous sentence (and to the extent not otherwise prohibited by the Basic Documents), the powers granted to the Managing Member shall include:
(a)transferring the Company's General Partner Interest (as defined in the Partnership Agreement) pursuant to Section 4.6(b) of the Partnership Agreement or the Company's Incentive Distribution Rights (as defined in the Partnership Agreement), subject to the Investors' and Registration Rights Agreement;
(b)voting any Units (as defined in the Partnership Agreement) held by the Company;
(c)making any distributions by the Company to the Members to the extent permitted by this Agreement;
(d)issuing or repurchasing any equity interests in the Company;
(e)prosecuting, settling, and managing any claims made directly against the Company to the extent such claims do not relate to any member of the Partnership Group;
(f)selling, conveying, transferring or pledging any assets of the Company;
(g)entering into agreements and incurring obligations on behalf of the Company not contrary to or inconsistent with the terms of the Partnership Agreement;
(h)making additional capital contributions to the Partnership pursuant to the Partnership Agreement;
(i)exercising preemptive rights in the Partnership pursuant to the Partnership Agreement;

(j)acquiring Units or Partnership Securities (each as defined in the Partnership Agreement) pursuant to the Partnership Agreement and exercising rights pursuant thereto;
(k)lending funds to the Partnership Group pursuant to the Partnership Agreement;
(l)exercising rights as an “Indemnitee” pursuant to the Partnership Agreement to the extent such claims do not relate to any member of the Partnership Group;
(m)purchasing and selling Partnership Securities for its own account pursuant to the Partnership Agreement;
(n)exercising registration rights pursuant to the Investors' and Registration Rights Agreement;
(o)after the Investor Approval Period, withdrawing as the general partner of the Partnership pursuant to Section 11.1 of the Partnership Agreement;
(p)transferring the interest of a Departing General Partner (as defined in the Partnership Agreement) pursuant to the Partnership Agreement; and
(q)selecting and appointing the Independent CQP Director or other Independent Director of the Board, as the case may be, to a board of managers or similar governing body of a member of the Partnership Group to fill any vacancy or position created pursuant to Section 6.07(c);
provided, that none of the foregoing shall be interpreted to grant the Managing Member the power to manage the business and affairs of the Partnership Group or exercise any of the rights of the Partnership Group.

Section 6.15	Sabine Pass Control Rights.
The Managing Member shall exercise all power and authority of the Company, whether direct or indirect, with respect to acquiring, holding, voting or disposing of the equity interests of the general partner of Sabine Pass LNG, L.P. (presently, Sabine Pass LNG-GP, LLC). Neither the Board, nor the Executive Committee, nor any Director, nor the Purchaser shall have or exercise any power or authority with respect to the general partner of Sabine Pass LNG, L.P.
ARTICLE VII
OFFICERS

Section 7.01	Elected Officers.
The Officers of the Company shall serve at the pleasure of the Board. Such Officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. No Officer need be a Member or Director. Any number of offices may be held by the same Person. The Officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary and a Treasurer and may include such other officers (including, without limitation, a President, a Chief Operating Officer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper.
The Chairman of the Board shall be chosen from among the Directors. All Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VII (and any resolutions of the Board modifying such duties) and shall perform such additional duties as the Board may, from time to time, delegate to them. The Board or any committee thereof may from time to time elect or appoint, as the case may be, such other Officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) and agents, as may be necessary or desirable for the conduct of the business of the Company. Such other Officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.
In no event shall any of the Officers take any action requiring Executive Committee approval under Section 6.08(i) unless such action has been approved by the Executive Committee.

Section 7.02	Election and Term of Office.
The Officers of the Company shall be elected annually by the Board at the regular meeting of the Board held after the annual meeting of the Members or at such time and for such term as the Board shall determine. Each Officer shall hold office until such Person's successor shall have been duly elected and shall have qualified or until such Person's death or until he or she shall resign or be removed pursuant to Section 7.14.

Section 7.03	Chairman of the Board.
The Chairman of the Board shall preside at all meetings of the Board. If the Chairman is unable to preside at a meeting of the Board and the Chief Executive Officer is also unable to preside at such meeting pursuant to Section 7.04, then the Directors may appoint another Director to preside at such meeting. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his absence or inability to act.

Section 7.04	Chief Executive Officer.
The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such Person's office that may be required by Applicable Law and all such other duties as are properly required of him or her by the Board. The Chief Executive Officer shall supervise generally the affairs of the Company, its other Officers, employees and agents and may take all actions that the Company may legally take. He or she shall make reports to the Board and the Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chief Executive Officer shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company or shall be required by Applicable Law to be otherwise executed. The Chairman of the Board may serve in the capacity of Chief Executive Officer. If the Chairman of the Board does not so serve, then the Chief Executive Officer, if he or she is also a Director, shall, in the absence of or because of the inability of the Chairman of the Board to act, perform all duties of the Chairman of the Board and preside at all meetings of the Board.

Section 7.05	President.
The Chief Executive Officer may serve in the capacity as President. If the Chief Executive Officer does not so serve, then the President shall assist the Chief Executive Officer in the administration and operation of the Company's business and general supervision of its policies and affairs. The President shall have full authority to execute all deeds, mortgages, bonds, contracts, documents or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company or shall be required by Applicable Law to be otherwise executed. In the absence of the Chairman of the Board and a Chief Executive Officer, the President, if he or she is also a Director, shall preside at all meetings of the Board.

Section 7.06	Chief Financial Officer.
The Chief Financial Officer shall be responsible for financial reporting for the Company and shall perform all duties incidental to such Person's office that may be required by Applicable Law and all such other duties as are properly required by of him or her by the Board. He or she shall make reports to the Board and shall see that all orders and resolutions of the Board and any committee thereof relating to financial reporting are carried into effect. He or she shall also render to the Board or the Chief Executive Officer, whenever any of them request it, an account of all of his or her transactions as Chief Executive Officer and of the financial condition of the Company. The Chief Financial Officer shall have the same power as the Chief Executive Officer to execute documents on behalf of the Company.

Section 7.07	Chief Operating Officer.
The Chief Operating Officer of the Company shall assist the President and Chief Executive Officer in the administration and operation of the Company's business and general supervision of its policies and affairs.

Section 7.08	Vice Presidents.
Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as may from time to time be assigned to him or her by the Board, the President or the Chief Executive Officer.

Section 7.09	Treasurer.
(a)The Treasurer shall exercise general supervision over the receipt, custody and disbursement of Company funds. The Treasurer shall, in general, perform all duties incident to the office of Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board and the Chief Financial Officer.

(b)Assistant Treasurers shall have such authority and perform such duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer and, in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer's absence or inability or refusal to act, the Treasurer's authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

Section 7.10	Secretary.
(a)The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings or actions of the Board, the committees of the Board and the Members. The Secretary shall (i) see that all notices are duly given in accordance with the provisions of this Agreement and as required by Applicable Law; (ii) be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; (iii) see that the books, reports, statements, certificates and other documents and records required by Applicable Law to be kept and filed are properly kept and filed; and (iv) in general, perform all of the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.
(b)Assistant Secretaries shall have such authority and perform such duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary's absence or inability or refusal to act, the Secretary's authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

Section 7.11	Powers of Attorney.
The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

Section 7.12	Delegation of Authority.
Unless otherwise provided by this Agreement or by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer's rights and powers as an Officer to manage the business and affairs of the Company.

Section 7.13	Compensation and Expenses.
The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Board; provided, however, that no such Officer or agent shall have any contractual rights against the Company for compensation by virtue of such election or appointment beyond the date of the election or appointment of such Person's successor, such Person's death, such Person's resignation or such Person's removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

The Officers and agents shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

Section 7.14	Removal.
Any Officer elected, or agent appointed, by the Board may be removed, either with or without cause, by the affirmative vote of a majority of the Board whenever, in their judgment, the best interests of the Company would be served thereby.

Section 7.15	Vacancies.
A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.
ARTICLE
MEMBER MEETINGS

Section 8.01	Meetings.
Except as otherwise provided in this Agreement, all acts of the Members to be taken hereunder shall be taken in the manner provided in this Article VIII. An annual meeting of the Members for the transaction of business as may properly come before the meeting shall be held at such time and place as the Board shall specify from time to time. Special meetings of the Members may be called by the Board or by any Member. A Member shall call a meeting by delivering to the Board one or more requests in writing stating that the signing Member wishes to call a meeting and indicating the general or specific purposes for which the meeting is to be called.

Section 8.02	Notice of a Meeting.
Notice of a meeting called pursuant to Section 8.01 shall be given to the Members in writing by mail or other means of communication in accordance with Section 14.02. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of communication.
Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 8.03	Action by Consent of Members.
Notwithstanding any provision contained in this Article VIII, any action that may be taken at a meeting of the Members may be taken without a meeting if a written consent setting forth such action is signed by the Members holding not less than the minimum percentage of the Membership Interests that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote on such matter were present and voted.

Section 8.04	Member Vote.
Unless a provision of this Agreement specifically provides otherwise, any provision of this Agreement requiring the authorization of, or action taken by, the Members shall require the approval of the Members holding a majority of the Membership Interests.

Section 8.05	In the Event of a Sole Member.
Notwithstanding any other provision of this Agreement, at any time at which there is only a single Person serving as a Member of the Company, any provision herein that requires a Member to make a delivery to, or to obtain the consent of, the other Members of the Company shall be disregarded until such time as an additional Person is admitted as Member of the Company.
ARTICLE IX
INDEMNIFICATION OF DIRECTORS,
OFFICERS, EMPLOYEES AND AGENTS

Section 9.01	Indemnification.
(a)To the fullest extent permitted by Applicable Law, but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of the Indemnitee's serving or having served, or taking or having taken any action or inaction, in such capacity on behalf of or for the benefit of the Company or the Partnership or any other member of the Partnership Group; provided, however, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 9.01, the Indemnitee acted in bad faith, engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. Any indemnification pursuant to this Section 9.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification. The indemnification and advancement of expenses provided under this Agreement and the Partnership Agreement shall be the primary source of indemnification and advancement of expenses and any other indemnification or similar rights of an Indemnitee shall be secondary to the Company's obligations under this Section 9.01.
(b)To the fullest extent permitted by Applicable Law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 9.01(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the

Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 9.01.
(c)The indemnification provided by this Section 9.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)The Company shall purchase and maintain insurance on behalf of the Company, its Affiliates, the Board, the Officers and such other Persons as the Board shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company's activities or such Person's activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)For purposes of this Section 9.01, (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 9.01(a); and (iii) action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of the Indemnitee's duties for a purpose reasonably believed by such Indemnitee to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
(f)An Indemnitee shall not be denied indemnification in whole or in part under this Section 9.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(g)The provisions of this Section 9.01 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(h)No amendment, modification or repeal of this Section 9.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 9.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(i)Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired limited liability company interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-

appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.
(j)Subject to its obligations and duties as set forth in Article VI, the Board and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company's Officers or agents, and neither the Board nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board or any committee thereof in good faith.
(k)To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Indemnitee, acting in connection with the Company's business or affairs, shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.
(l)Any amendment, modification or repeal of subsections (i), (j) (k) or (l) of this Section 9.01 shall be prospective only and shall not in any way affect the limitations on liability under such subsections as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
ARTICLE
TAXES

Section 10.01	Tax Returns.
The Tax Matters Member of the Company (as defined in Section 10.03) shall prepare and timely file (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

Section 10.02	Tax Elections.
(a)The Company shall make the following elections on the appropriate tax returns:
(i)to adopt the calendar year as the Company's fiscal year;
(ii)to adopt the accrual method of accounting;
(iii)if a distribution of the Company's property as described in Section 734 of the Code occurs, or upon a transfer of Membership Interest as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company's properties; and
(iv)any other election that the Members, in their sole discretion, may deem appropriate.
(b)Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state, local or foreign law, and no provision of this Agreement (including Section 2.06) shall be construed to sanction or approve such an election.

Section 10.03	Tax Matters Member.
Cheniere Holdings shall be the “tax matters partner” of the Company pursuant to Code Section 6231(a)(7) (the “Tax Matters Member”). Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company. The Tax Matters Member shall take all actions with respect to taxes (including, but not limited to, (a) making, changing or revoking a material tax election, (b) taking a significant position in any tax return, (c) settling or otherwise resolving any audit or other proceeding relating to taxes and (d) extending the statute of limitations with respect to taxes) in its sole discretion.
ARTICLE XI
BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

Section 11.01	Maintenance of Books.
(a)    The Company shall (i) maintain books and records, bank accounts and financial statements separate from any other Person, including the Members, (ii) not commingle its assets with those of any other Person, including the Members, (iii) conduct its business in its own name, (iv) pay its own expenses and liabilities out of its own funds, (v) observe all organizational formalities required under the Act, (vi) not guarantee or become obligated for, or pledge its assets for, the debts or liabilities of the Members, or hold out its credit as being available to satisfy the obligations of the Members and (vii) be duly qualified and in good standing as a foreign entity under Applicable Law in each state in which its assets are located and such qualification is necessary or advisable, maintain adequate capital for its operation and business purposes at all times. In addition, the Company shall cause Sabine Pass Liquefaction, LLC, a Delaware limited liability company, to maintain its separate existence as an entity.

(b)    The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Registered Public Accountants at the end of each calendar year.

Section 11.02	Reports.
With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

Section 11.03	Bank Accounts.
Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.
ARTICLE
DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 12.01	Dissolution.
(a)The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each, a “Dissolution Event”):
(i)the unanimous consent of the Board; or
(ii)entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
(b)No other event shall cause a dissolution of the Company.
(c)Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of the last remaining Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member in the Company.
(d)Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

Section 12.02	Winding-Up and Termination.
(a)On the occurrence of a Dissolution Event of the type described in Section 12.01, the Board shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:
(i)as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last Day of the month in which the dissolution occurs or the final winding up is completed, as applicable;
(ii)the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(iii)all remaining assets of the Company shall be distributed to the Members as follows:
(A)the liquidator may sell any or all Company Property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article V;
(B)with respect to all Company Property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and
(C)Company Property (including cash) shall be distributed to the Members in accordance with their relative positive Capital Account balances after the allocations pursuant to Section 5.01 have been made.
(b)The distribution of cash or property to a Member in accordance with the provisions of this Section 12.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all of the Company's property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 12.03	Deficit Capital Accounts.
No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member's Capital Account.

Section 12.04	Certificate of Cancellation.
Upon completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or by Applicable Law.
ARTICLE XIII
TRANSFER OF MEMBERSHIP INTEREST

Section 13.01	Transfers.
(a)The Member may sell, assign or otherwise transfer all or any portion of the Member's Membership Interest at any time to any Person except to the extent prohibited by the Investors' and Registration Rights Agreement. Any such transfer shall only be effective upon such transferee executing a joinder to this Agreement.
(b)Any successor to the Company (and any successor general partner of the Partnership) shall be required to assume the obligations of the Company set forth herein and agree to abide by the terms hereof, and to execute legally binding documentation confirming such agreement for the benefit of the Partnership and the Purchaser.
ARTICLE XIV
GENERAL PROVISIONS

Section 14.01	Offset.
Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

Section 14.02	Notices.
Except as expressly set forth to the contrary in this Agreement, all notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex, facsimile or electronic mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex, facsimile or electronic mail. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:
Cheniere Energy Partners GP, LLC
700 Milam Street, Suite 800
Houston, Texas 77002
Attn: President
Telephone: (713) 375-5000
Fax: (713) 375-6000
To Cheniere LNG Holdings, LLC:
Cheniere LNG Holdings, LLC
700 Milam Street, Suite 800
Houston, Texas 77002
Attn: President
Telephone: (713) 375-5000
Fax: (713) 375-6000
To the Purchaser:
Blackstone CQP Holdco LP
345 Park Avenue, 44th Floor
New York, New York 10154
Attn:     David Foley
Sean Klimczak
Telephone: (212) 583-5000
Fax: (646) 253-7517

with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn:     David S. Allinson
Charles E. Carpenter
Telephone: (212) 906-1200
Fax: (212) 751-4864
Whenever any notice is required to be given by Applicable Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 14.03	Entire Agreement; Superseding Effect.
This Agreement constitutes the entire agreement of the Members, in such capacity, relative to the formation, operation and continuation of the Company and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.

Section 14.04	Effect of Waiver or Consent.
Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 14.05	Amendment or Restatement.
No amendment, alteration or modification of any provision of this Agreement shall be effective unless such amendment, alteration or modification is approved in writing by each Member and, during the Investor Approval Period, with respect to any amendment, alteration or modification that could reasonably be expected to adversely affect the Purchaser in any material respect, the Purchaser's prior written approval shall be required (which shall specifically include any changes to Article VI and Article IX). Furthermore, Cheniere Holdings and any other Members shall require that any new or amended limited liability company agreement, operating agreement or document of similar effect of the Company (including any successor thereto and any successor general partner of the Partnership) shall contain all of the rights granted to the Purchaser contemplated by this Agreement, including the existence of the Executive Committee (and the corresponding rights of the Executive Committee) and the size and composition of the Board.

Section 14.06	Binding Effect.
This Agreement is binding on and shall inure to the benefit of the Members, the Purchaser and their respective heirs, legal representatives, successors and permitted assigns.

Section 14.07	Governing Law; Severability.
THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Person or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by Applicable Law, and (b) the Members and the Purchaser shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members and the Purchaser in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

Section 14.08	Further Assurances.
In connection with this Agreement and the transactions contemplated hereby, each Member and the Purchaser shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions applicable to such Person.

Section 14.09	Counterparts.
This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

Section 14.10	Purchaser Assignment
During the Investor Approval Period, upon written notice to the Company, the Purchaser shall be permitted to assign any of its rights hereunder to any Person to whom the Purchaser has transferred any of its Class B Units or Registrable Securities (as defined in the Investors' and Registration Rights Agreement) in compliance with the Basic Documents and such transferor shall become “Purchaser” hereunder upon its execution of a written joinder hereto; provided, that such successor “Purchaser” must be an Affiliate controlled by Blackstone Management Partners L.L.C. or the Blackstone Group L.P.

Section 14.11	Good Faith
The parties shall act promptly and in good faith when exercising any approval rights contained herein, and no such approvals shall be unreasonably withheld, delayed or conditioned.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the sole Member and the Purchaser have executed this Agreement as of the date first set forth above.

MEMBER

CHENIERE LNG HOLDINGS, LLC

By:
Name:
Title:

PURCHASER:

BLACKSTONE CQP HOLDCO LP

By:	CQP HOLDCO GP LLC, its general partner

By:
Name:
Title:

EXHIBIT A

MEMBER	MEMBERSHIP INTEREST	CAPITAL CONTRIBUTION
Cheniere LNG Holdings, LLC	100%	$1,000.00

Exhibit C

INVESTORS' AND REGISTRATION RIGHTS AGREEMENT

among

CHENIERE ENERGY, INC.,
CHENIERE ENERGY PARTNERS GP, LLC,
CHENIERE ENERGY PARTNERS, L.P.,
CHENIERE LNG TERMINALS, INC.,
and

BLACKSTONE CQP HOLDCO LP
and
the other INVESTORS named herein

Dated as of [_________], 2012

TABLE OF CONTENTS
		Page
1	Definitions	1
2	Corporate Governance	7
3	Registration Rights	7
4	Information Rights; Confidentiality; Trading; Standstill	22
5	Other Agreements	28
6	Miscellaneous	30

Exhibit A - Joinder Agreement

Schedule 5.2 - Gas Supply Plan and Risk Management Policy Principles

Schedule 5.3 - Insurance

i

INVESTORS' AND REGISTRATION RIGHTS AGREEMENT
This Investors' and Registration Rights Agreement (this “Agreement”) is made and entered into as of [______ __], 2012, by and among (i) Cheniere Energy, Inc., a Delaware corporation (the “Company”), (ii) Cheniere Energy Partners GP, LLC, a Delaware limited liability company (the “General Partner”), (iii) Cheniere Energy Partners, L.P., a Delaware limited partnership (“CQP”), (iv) Cheniere LNG Terminals, Inc., a Delaware corporation, and (v) Blackstone CQP Holdco LP, a Delaware limited partnership (the “Purchaser” or the “Investor” and together with all assignees of Investor's rights pursuant to Section 4.4.6, collectively the “Investors”).
W I T N E S S E T H:
This Agreement is made in connection with the sale of Class B Units of CQP to (i) the Purchaser pursuant to the Unit Purchase Agreement, dated as of May 14, 2012, by and among CQP, the Company and the Purchaser (the “Unit Purchase Agreement”), (ii) to Cheniere LNG Terminals, Inc. pursuant to the CEI Unit Purchase Agreement, dated as of May 14, 2012, by and among CQP, the Company and Cheniere LNG Terminals, Inc. (the “CEI Unit Purchase Agreement”) and (iii) to Cheniere LNG Terminals, Inc. pursuant to the Subscription Agreement, dated as of May 14, 2012, by and among CQP, the Company and Cheniere LNG Terminals, Inc. (the “Subscription Agreement”).
In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree (in the case of the Investors, severally and not jointly) as follows:

1	Definitions

1.1	Definitions of Certain Terms
For purposes of this Agreement, the following terms have the indicated meanings:
“Actual Conversion Date” has the meaning set forth in the CQP Partnership Agreement.
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise. Any Affiliate of the Company, the General Partner or the Partnership Group shall not be deemed an Affiliate of the Purchaser for purposes of this Agreement.
“Agreement” is defined in the preamble to this Agreement.
“AMEX” means the NYSE Amex Equities.

“Automatic Shelf Registration Statement” is defined in Section 3.1.1.
“Banking Regulations” means all federal, state and foreign Laws applicable to banks, bank holding companies and their Affiliates, including the Bank Holding Company Act and the Federal Reserve Act.
“Basic Documents” has the meaning set forth in the Unit Purchase Agreement.
“Business Day” means any day other than Saturday or Sunday which are not recognized holidays for either national banking associations and the SEC.
“CEI Board” is defined in Section 5.4.
“CEI Unit Purchase Agreement” is defined in the recitals of this Agreement.
“Class B Units” has the meaning set forth in the CQP Partnership Agreement.
“Common Units” has the meaning set forth in the CQP Partnership Agreement.
“Company” is defined in the preamble to this Agreement.
“Competing Assets” is defined in Section 6.4.
“Competing Asset Opportunity” is defined in Section 6.4.
“Company's Counsel” is defined in Section 3.7.2.
“Company Holder” means each of the wholly owned subsidiaries of the Company party to the CEI Unit Purchase Agreement and Subscription Agreement or its respective eligible transferees, so long as such Person holds Registrable Securities.
“Competing MLP” is defined in Section 6.4.
“Confidential Information” is defined in Section 4.2.1.
“Consultant” is defined in Section 4.1.2.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“Conversion Units” means the Common Units issuable upon conversion of any Class B Units pursuant to the terms of the CQP Partnership Agreement.
“CQP” is defined in the preamble to this Agreement.
“CQP Board” means the board of directors of the General Partner.

2

“CQP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of CQP, entered into in connection with the Initial Funding, as such agreement may be amended from time to time (or any similar governing document of any successor).
“Effectiveness Period” is defined in Section 3.1.4.
“EPC Contract” has the meaning set forth in the General Partner LLC Agreement.
“Evaluation Material” means all information provided to the Purchaser or the Purchaser's Representatives by the Company or the Company's Representatives in connection with the investment by the Purchaser made pursuant to the Unit Purchase Agreement, including all analyses, compilations, forecasts, studies or other documents prepared by or for the Purchaser or the Purchaser's Representatives that contain or reflect any such information, whether provided or created before, on or after the date of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.
“Filing Date” is defined in Section 3.1.4.
“Financing” means any debt or equity financing or refinancing to be offered or incurred by any member of the Partnership Group following the date hereof.
“Follow-on Funding” has the meaning set forth in the Unit Purchase Agreement.
“General Partner” is defined in the preamble to this Agreement.
“General Partner LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the General Partner, entered into in connection with the Initial Funding, as such agreement may be amended, restated or otherwise modified from time to time (or any similar governing document or any successor).
“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.
“Independent CQP Directors” has the meaning set forth in the General Partner LLC Agreement.
“Initial Funding” has the meaning set forth in the Unit Purchase Agreement.
“Initial Funding Date” has the meaning set forth in the Unit Purchase Agreement.
“Investor(s)” is defined in the preamble to this Agreement.

3

“Investor Approval Period” means the period beginning on the date hereof and ending on the date that the Investors and their respective Affiliates and successors (the “Investors Group”) collectively own (including any Remaining Units not yet purchased pursuant to the Unit Purchase Agreement) less than (i) 20% of the aggregate number of outstanding Common Units, Subordinated Units and Class B Units (measured on an as-converted basis) and (ii) 50,000,0001 Common Unit Equivalents (as defined in the Partnership Agreement) (adjusted for splits and combinations).
“Investor CQP Directors” has the meaning set forth in the General Partner LLC Agreement.
“Investors' Counsel” is defined in Section 3.7.2.
“Joinder Agreement” means a joinder agreement in the form attached as Exhibit A.
“Law” means any applicable federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule, rule of common law or regulation promulgated by a Governmental Authority.
“Lead Investor” is defined in Section 3.4.2.
“Liquefaction Project” has the meaning set forth in the Unit Purchase Agreement.
“Losses” is defined in Section 3.8.1.
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
“Notice” is defined in Section 6.1.1.
“Participating Investor” means an Investor or a Company Holder who is selling Registrable Securities pursuant to a Registration Statement.
“Partnership Group” has the meaning set forth in the CQP Partnership Agreement.
“Person” means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
“Piggyback Registration” is defined in Section 3.5.1.
“Property Insurance” is defined in Section 5.3.
“Purchaser” is defined in the preamble of this Agreement.

1 To the extent the Purchaser exercises its Upsize Option pursuant to Section 2.01 of the Unit Purchase Agreement, the reference to 50,000,000 Common Unit Equivalents shall be increased by 0.5 Common Unit Equivalents for each “Additional Unit” which the Purchaser commits to purchase pursuant to such Upsize Option.

4

“Purchaser Nominee” is defined in Section 5.4.
“Registrable Securities” means any and all Common Units held by an Investor, a Company Holder or their respective Affiliates; provided that, any Common Unit shall cease to be a Registrable Security if (i) a Registration Statement covering such Registrable Security has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective Registration Statement; (ii) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act); (iii) such Registrable Security is held by any member of the Partnership Group; or (iv) such Registrable Security is eligible for resale under Rule 144(b)(1) without restriction or limitation.
“Registration Expenses” is defined in Section 3.7.1.
“Registration Request” is defined in Section 3.2.
“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.
“Regulatory Problem” means any set of facts or circumstances in which the ownership by an Investor or its equity holders, directly or indirectly, of any Registrable Securities (i) gives rise to a material violation of applicable Law, or gives rise to a reasonable belief by an Investor (based on advice of counsel) that such violation will arise, (ii) gives rise to a limitation under applicable Law that will impair materially the ability of an Investor or its equity holders to conduct its business or gives rise to a reasonable belief by an Investor (based on advice of counsel) that such a limitation will arise, or (iii) gives rise to a requirement under applicable Law, including Banking Regulations and applicable securities Laws, that such Registrable Securities be Transferred to a third party.
“Representative” means, (i) with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers, and other representatives of such Person and, (ii) when used with respect to the Purchaser or an Investor, also includes such Person's direct and indirect stockholders, partners, members, subsidiaries, parent companies and other Affiliates.
“Restricted Period” is defined in Section 4.4.1.
“SEC” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.
“Service Agreements” has the meaning set forth in the Unit Purchase Agreement.
“Service Companies” is defined in Section 4.4.3.

5

“Shelf Registration Statement” is defined in Section 3.1.3.
“Significant Event” has the meaning set forth in the CQP Partnership Agreement.
“Significant Holder” is defined in Section 4.1.1.
“Subordinated Units” has the meaning set forth in the CQP Partnership Agreement.
“Subscription Agreement” is defined in the recitals of this Agreement.
“Subsidiary” or “Subsidiaries” has the meaning set forth in the CQP Partnership Agreement.
“Traditional Shelf Registration Statement” is defined in Section 3.1.3.
“Transfer” means (i) with respect to any asset, take any action or enter into any transaction or arrangement that sells, assigns, conveys, exchanges, transfers to another Person or is designed to, or might reasonably be expected to, result in the sale, assignment, conveyance, exchange or transfer to any Person; and (ii) with respect to any securities, (A) offer, sell, Contract to sell, sell any option or Contract to purchase, purchase any option or Contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly or (B) enter into any swap or other transaction or arrangement that sells, assigns, conveys, exchanges, transfers or that is designed to, or that might reasonably be expected to, result in the sale, assignment, conveyance, exchange or transfer to another, in whole or in part, of any of the economic consequences of ownership of such securities.
“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
“Unit Purchase Agreement” is defined in the recitals of this Agreement.
“WKSI” is defined in Section 3.1.1.

1.2	Headings; Table of Contents
Headings and table of contents should be ignored in construing this Agreement.

1.3	Singular, Plural, Gender
In this Agreement, unless the context otherwise requires, references to one gender include all genders and references to the singular include the plural and vice versa.

1.4	Interpretation
Article and Section references in this Agreement are references to the corresponding Article

6

and Section in this Agreement, unless otherwise specified. All references to instruments, documents and Contracts are references to such instruments, documents and Contracts as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever any member of the Partnership Group has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of CQP unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by any Investor, such action shall be in such Investor's sole discretion, unless otherwise specified in this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

2	Corporate Governance

2.1	General Partner LLC Agreement Amendments

2.1.1
During the Investor Approval Period, the Company shall not, and the Company shall cause the members of the General Partner not to, amend the General Partner LLC Agreement in a manner that would be adverse to the rights and economics of the Investors in any material respect without the prior written consent of each of the Investor CQP Directors.

2.1.2
During the Investor Approval Period, the Company and CQP shall require any successor to the General Partner to assume the obligations of the General Partner set forth herein and agree to abide by the terms hereof, and to execute legally binding documentation confirming such agreement for the benefit of CQP and the Investors.

3	Registration Rights

3.1	Shelf Registrations

3.1.1
Up to and until such time as CQP both (a) qualifies as a “well-known seasoned issuer” as such term is defined in Rule 405 under the Securities Act (a “WKSI”) and (b) has filed an automatic shelf Registration Statement using Form S-3 or any comparable or successor form or forms or any similar short-form registration (the “Automatic Shelf Registration Statement”), which has been declared effective, and which each Investor and each Company Holder may use to sell any or all Registrable Securities owned by such Investor or such Company Holder, CQP shall use its best efforts to undertake

7

the acts described in this Section 3.1. After such time as CQP is qualified as a WKSI, and only so long as (x) the Automatic Shelf Registration Statement remains effective and (y) each Investor and each Company Holder may continue to use the Automatic Shelf Registration Statement to sell any or all Registrable Securities owned by such Investor or such Company Holder, where anything in this Section 3.1 requires that CQP take any actions, CQP shall use its reasonable best efforts to undertake the acts described below in this Section 3.1.

3.1.2
If eligible, CQP shall file an Automatic Shelf Registration Statement for the then-outstanding Common Units issued upon conversion of Class B Units and the Conversion Units, and the sale of such Common Units on a continuous or delayed basis, and with a plan of distribution limited to firm commitment underwritings pursuant to Rule 415 under the Securities Act upon or immediately after the occurrence of any event that would give a holder of Class B Units the right to optional conversion of such Class B Units to Common Units pursuant to the CQP Partnership Agreement.

3.1.3
Promptly after the initial Actual Conversion Date in which Common Units with a fair market value of at least $100 million are or have been received upon conversion of the Class B Units, if (i) an Automatic Registration Statement previously filed by CQP prior to the Actual Conversion Date has been declared effective and (ii) each Investor and each Company Holder has been able to use such Automatic Registration Statement to sell any or all Registrable Securities owned by such Investor or such Company Holder, CQP shall file a Registration Statement using Form S-3 or any comparable or successor form or forms or any similar short form registration (the “Traditional Shelf Registration Statement”; and together with the Automatic Shelf Registration Statement, the “Shelf Registration Statements”) for the sale of such Registrable Securities on a continuous or delayed basis and without limitation as to methods of distribution pursuant to Rule 415 under the Securities Act from and after the initial Actual Conversion Date.

3.1.4
Upon filing any Shelf Registration Statement, CQP will, if applicable, (i) cause such Traditional Shelf Registration Statement to be declared effective as soon as practicable (the “Filing Date”), (ii) keep such Shelf Registration Statement effective with the SEC until all Registrable Securities covered by such Shelf Registration Statement have been distributed in the manner set forth and as contemplated in such Shelf Registration Statement or until there are no longer any Registrable Securities outstanding (the “Effectiveness Period”), provided that after the initial Actual Conversion Date, so long as the Traditional Shelf Registration Statement is then effective and includes all Registrable Securities, CQP may elect to file an application for the withdrawal of an Automatic Shelf Registration Statement filed prior to the

8

initial Actual Conversion Date and (iii) add additional Registrable Securities as Class B Units become Conversion Units. Except as otherwise provided in this Section 3.1 or in Section 3.6, any Shelf Registration Statement shall be re-filed upon its expiration, and CQP shall cooperate in any shelf take-down by amending or supplementing the prospectus related to such Shelf Registration Statement as may be reasonably requested by a Participating Investor or as otherwise required. Each Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which such statements are made). As soon as practicable following the date that such Shelf Registration Statement becomes effective, but in any event within three (3) Business Days of such date, CQP shall provide the Participating Investors with written Notice of the effectiveness of the Shelf Registration Statement.

3.2	Demand Registration
If CQP has not filed, and caused to be effective and maintained the effectiveness of, a Shelf Registration Statement pursuant to Section 3.1, any Investor or any Company Holder may request in writing that CQP effect the registration on a Registration Statement (whether on Form S-1, S-3 or such other form as is required under the circumstances) of all or any part of the Registrable Securities held by such Investor or Company Holder (a “Registration Request”); provided, that such Investor or such Company Holder reasonably anticipates gross proceeds of greater than $100,000,000 from the sales of Registrable Securities in connection with such Registration Request. Promptly after its receipt of any Registration Request but no later than ten (10) days after receipt of such Registration Request, CQP will give written Notice of such request to the other Investors and Company Holders, and will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Registration Request or by the Participating Investors by written Notice to CQP given within fifteen (15) Business Days after the date CQP has given such Notice of the Registration Request.

3.3	Delay Rights
Notwithstanding anything to the contrary contained herein, CQP may, upon written Notice to any Participating Investor whose Registrable Securities are included in the Shelf Registration Statement, suspend such Participating Investor's use of any prospectus which is a part of the Shelf Registration Statement (in which event the Participating Investor shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement other than the closing of sales already committed for prior to receipt of such Notice to suspend) if CQP (i) is pursuing a material acquisition, disposition, financing, reorganization,

9

recapitalization or similar transaction and determines in good faith that its ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or related prospectus or (ii) has experienced some other material non-public event, in the case of each of clauses (i) and (ii), the disclosure of which at such time, in the good faith judgment of the CQP Board, would materially and adversely affect CQP; provided, however, that in no event shall the Participating Investors be suspended more than three times for a total of ninety (90) days in the aggregate in any 365-day period (exclusive of days covered by any lock-up agreement executed by a Participating Investor in connection with any Underwritten Offering by CQP or the Participating Investors). Upon disclosure of such information or the termination of the condition described above, CQP shall provide prompt Notice to the Participating Investors whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement. CQP will pay all Registration Expenses incurred in connection with any such aborted registration.

3.4	Underwritten Offerings

3.4.1
In the event that any Participating Investor (or group of Participating Investors) elects to dispose of Registrable Securities under a Shelf Registration Statement by means of an Underwritten Offering and reasonably anticipates gross proceeds of greater than $100,000,000, CQP shall, at the request of such Participating Investors, enter into an underwriting agreement in customary form with the Managing Underwriter(s), which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 3.8, and shall take all such other reasonable actions as are requested by the Managing Underwriter(s) to expedite or facilitate the disposition of the Registrable Securities.

3.4.2
The Managing Underwriter(s) to administer an Underwritten Offering requested by a Participating Investor will be chosen by the Participating Investor(s) selling a majority (or if no consensus of a majority is obtained, by the Participating Investor selling the greatest number) of Registrable Securities being sold pursuant to such Underwritten Offering (as compared to the other Participating Investors selling Registrable Securities in such Underwritten Offering); provided, that if such Underwritten Offering is a Piggyback Registration, then the Managing Underwriter shall be chosen by CQP. The Participating Investor(s) entitled to designate the Managing Underwriter pursuant to this Section 3.4.2, shall be referred to as the “Lead Investor”.

3.4.3
Any Participating Investor shall notify CQP and the Lead Investor of its election to participate in an Underwritten Offering and the number of Registrable Securities desired to be included therein within ten (10) days

10

after request for such information from CQP or other Participating Investors. No Participating Investor may participate in any Underwritten Offering unless such Participating Investor (i) agrees to sell its Registrable Securities on the basis provided in an underwriting agreement to be entered into by CQP, the Participating Investors and the Managing Underwriter(s), which shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of equity securities and (ii) completes and executes all questionnaires, powers of attorney, indemnities and other documents that are customary and reasonably required under the terms of such underwriting agreement. Each Participating Investor may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, CQP to and for the benefit of such Managing Underwriter(s) also be made to and for such Participating Investor's benefit and that any or all of the conditions precedent to the obligations of such Managing Underwriter(s) under such underwriting agreement also be conditions precedent to its obligations. No Participating Investor shall be required to make any representations or warranties to or agreements with CQP or the Managing Underwriter(s) other than representations, warranties or agreements regarding such Participating Investor and its ownership of the Registrable Securities being registered on its behalf and its intended method of distribution and any other representation required by Law. Each Participating Investor shall cooperate with CQP's reasonable requests in connection with an Underwritten Offering (it being understood that CQP's failure to perform its obligations hereunder, which failure is caused by such Participating Investor's failure to cooperate with such reasonable requests, will not constitute a breach by CQP of this Agreement). Notwithstanding the foregoing, the liability of any Participating Investor in such Underwritten Offering shall be limited to an amount equal to the amount of gross proceeds attributable to the sale of such Participating Investor's Registrable Securities. If any Participating Investor disapproves of the terms of the underwriting, such Participating Investor may promptly elect to withdraw therefrom by written Notice to CQP, the Managing Underwriter(s) and the other Participating Investors. No such withdrawal or abandonment shall affect CQP's obligation to pay Registration Expenses.

3.4.4
CQP will not include in any Underwritten Offering requested by a Participating Investor pursuant to this Section 3.4 any securities that are not Registrable Securities without the prior written consent of the Lead Investor. If the Managing Underwriter(s) advises CQP that in its reasonable opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including a material adverse effect on the per unit offering price), CQP will include in such offering only such number of

11

securities that in the reasonable opinion of such Managing Underwriter(s) can be sold without adversely affecting the marketability of the offering (including a material adverse effect on the per unit offering price), which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Participating Investors selling Registrable Securities, pro rata (if applicable), based on the number of Registrable Securities owned by each such Participating Investor, and (ii) second, any other securities of CQP that have been requested to be so included (including securities being issued by CQP or to be sold by other holders of Common Units with registration rights), subject to the terms of this Agreement.

3.5	Piggyback Registration Rights

3.5.1
Whenever CQP proposes to register any of its Common Units in connection with a public offering of such securities solely for cash, other than a registration on Form S-4 or Form S-8 (or any successor form), and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, CQP will give prompt written Notice to the Investors and the Company Holders of its intention to effect such a registration (but in no event less than ten (10) days prior to the anticipated filing date) and, subject to Section 3.4.3, will include in such registration all Registrable Securities with respect to which CQP has received written requests for inclusion therein within ten (10) days after the date of CQP's Notice (a “Piggyback Registration”). Any such Participating Investor that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving prompt written Notice to CQP and the Managing Underwriter(s), if any, on or before the fifth (5th) Business Day prior to the planned effective date of such Piggyback Registration. CQP may terminate or withdraw any registration under this Section 3.5.1 prior to the effectiveness of such registration, whether or not the Investors have elected to include Registrable Securities in such registration; provided, that if a take down from a Shelf Registration Statement is terminated by CQP, the Investors may continue such offering under the applicable provisions of Section 3.

3.5.2
If the registration referred to in Section 3.5.1 is proposed to be underwritten, CQP will so advise the Participating Investors as a part of the written Notice given pursuant to Section 3.4.1. In such event, the right of the Participating Investors to registration pursuant to this Section 3.5 will be conditioned upon such Participating Investor's participation in such underwriting and the inclusion of such Participating Investor's Registrable Securities in the underwriting, and each such Participating Investor will (together with CQP and the other Persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by CQP. If any Participating

12

Investor disapproves of the terms of the underwriting, such Participating Investor may promptly elect to withdraw therefrom by written Notice to CQP and the Managing Underwriter(s).

3.5.3
If a Piggyback Registration relates to an Underwritten Offering, and the Managing Underwriter(s) advises CQP that in its reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including a meaningful adverse effect on the per share offering price), CQP will include in such registration or prospectus only such number of securities that in the reasonable opinion of such Managing Underwriter(s) can be sold without adversely affecting the marketability of the offering (including a meaningful adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, securities that CQP, or any requesting holder (or holders) other than the Participating Investors, proposes to sell; provided, however, that if such offering is not CQP's first primary issuance during any twelve month period and the Participating Investors exercising piggyback registration rights were cut back in any CQP offering during such twelve month period, then CQP and the Participating Investors selling Registrable Securities in such offering shall participate therein pro rata, and (ii) second, the Registrable Securities of the Participating Investors selling Registrable Securities, pro rata (if applicable), based on the number of Registrable Securities owned by each such Participating Investor that have been requested to be so included, subject to the terms of this Agreement. In the event any other holder of Common Units with piggyback registration rights desires to participate in an Underwritten Offering requested by CQP, such Persons shall be entitled to participate in accordance with the foregoing, pro rata, as if they were a Participating Investor under this Agreement. In the event any other holder of Common Units with piggyback registration rights desires to participate in an Underwritten Offering requested by a Participating Investor, such Persons shall be entitled to participate in accordance with the allocations set forth in Section 3.4.4, pro rata as part of any other securities of CQP that have been requested to be so included, subject to the terms of this Agreement.

3.6	Registration Procedures
In connection with its obligations under this Section 3, CQP shall:

3.6.1
Prepare and file with the SEC the Registration Statements with respect to the Registrable Securities in accordance with the terms of this Agreement and make all required filings with the Financial Industry Regulatory Authority; provided that, before filing the Registration Statements or any amendments or supplements thereto, CQP will furnish or otherwise make available to the Investors' Counsel and the Company's Counsel copies of all

13

such documents proposed to be filed and such other documents reasonably requested by such counsel and provide each Participating Investor the opportunity to object to any information pertaining to such Participating Investor and its plan of distribution that is contained in the Registration Statements and make the corrections reasonably requested by such Participating Investor with respect to such information prior to filing the Registration Statements or supplement or amendment thereto;

3.6.2
Prepare and file with the SEC such amendments and supplements to the Registration Statements as may be necessary to keep (i)  unless otherwise provided in Section 3.1, with respect to a Shelf Registration Statement, such Shelf Registration Statement effective for the Effectiveness Period and (ii) with respect to any other Registration Statement contemplated by this Agreement, such other Registration Statement effective for a period of at least 90 days, and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement;

3.6.3
Furnish to each Participating Investor, and each Managing Underwriter, if any, such number of copies, without charge, of any Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B of the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such Participating Investor or such Managing Underwriter may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such Participating Investor, and upon request a copy of any and all transmittal letters or other correspondence to or received from, the SEC or any other Governmental Authority relating to such offer;

3.6.4
Use reasonable best efforts to register or qualify (or exempt from registration or qualification) such Registrable Securities, and keep such registration or qualification (or exemption therefrom) effective, under such other securities or blue sky Laws of such United States jurisdictions as any Participating Investor reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable such Participating Investor to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Participating Investor (provided that, CQP will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction);

14

3.6.5
Promptly notify each Participating Investor and each Managing Underwriter, if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event that makes any statement made in any Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents and, as soon as reasonably practicable (but subject to the delay provisions of Section 3.3), prepare, and furnish to such Participating Investor and Managing Underwriter, a reasonable number of copies of a supplement or amendment to such prospectus so that, in the case of the Registration Statement, it will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and, in the case of any prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading;

3.6.6
Promptly notify each Participating Investor and each Managing Underwriter, if any, (i) when any Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for such purpose, to the extent that it is aware of such proceedings, (iv) if at any time the representations and warranties of CQP contained in any underwriting agreement contemplated by Section 3.6.10 below cease to be true and correct in any material respect, and (v) of the receipt by CQP of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose. Upon the occurrence of an event contemplated in Section 3.6.6(iii) or 3.6.6(v), CQP shall take such action as is commercially reasonable to remove a stop order, suspension, threat thereof or proceedings relating thereto;

3.6.7
Use reasonable best efforts to cause all Registrable Securities to be listed on each securities exchange on which Common Stock issued by CQP is then listed or, if no similar securities issued by CQP are then listed on any securities exchange, use its commercially reasonable efforts to cause all such Registrable Securities to be listed on the AMEX, the New York Stock Exchange or the NASDAQ Stock Market, as determined by CQP;

15

3.6.8	Provide a transfer agent and registrar for all Registrable Securities not later than the effective date of the applicable Registration Statement;

3.6.9
Enter into such customary agreements (including underwriting agreements and lock-up agreements in customary form (excluding any lock-up by the Company of Registrable Securities), and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Participating Investors or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including making members of management and executives of the General Partner available to participate in “road show,” similar sales events and other marketing activities);

3.6.10
In connection with any Underwritten Offering, make such representations and warranties to the Managing Underwriter(s), if any, with respect to the business of any member of the Partnership Group, and the Registration Statement, prospectus, and documents incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by an issuer in underwritten offerings, and, if true, make customary confirmations of the same if and when requested;

3.6.11
If requested by any Participating Investor, or the Managing Underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Participating Investor or Managing Underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as reasonably practicable after CQP has received such request;

3.6.12
In the case of certificated Registrable Securities, cooperate with the Participating Investors and the Managing Underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each Participating Investor that the Registrable Securities represented by the certificates so delivered by such Participating Investor will be Transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Participating Investors or Managing Underwriter(s), if any, may request at least two (2) Business Days prior to any sale of such Registrable Securities;

3.6.13
Make available for inspection by any Participating Investors, the Investors' Counsel and the Company's Counsel, any underwriter participating in any disposition pursuant to a Registration Statement and any attorney, accountant or other agent retained by any such Participating Investor or underwriter, to the extent reasonably requested and solely for conducting customary due

16

diligence, all financial and other records, pertinent corporate documents and documents relating to the business of the Partnership Group, and cause the General Partner's officers, directors, employees and independent accountants to supply all information reasonably requested by any such Participating Investor, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that, it shall be a condition to such inspection and receipt of such information that the inspecting Person (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to CQP and (ii) agree to minimize the disruption to the Partnership Group's business in connection with the foregoing;

3.6.14	Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and any applicable national securities exchange;

3.6.15	Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

3.6.16
In connection with any Underwritten Offering, obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by CQP's independent registered public accountants (and if necessary, any other independent registered public accountants of any business acquired by CQP for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request;

3.6.17
In connection with any Underwritten Offering, provide legal opinions of CQP's counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature; and

3.6.18
Obtain any required regulatory approval necessary for the Participating Investors to sell their Registrable Securities in an offering, other than regulatory approvals required solely as a result of the nature of the Participating Investor.

As a condition to registering Registrable Securities, CQP may require each Participating Investor as to which any registration is being effected to furnish the Company with such information regarding such Participating Investor and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as CQP may from time to time reasonably request in writing.

17

Each Participating Investor hereunder agrees that, upon receipt of any Notice from the Company of the happening of any event of the kind described in Section 3.3, 3.6.5 and 3.6.6, such Participating Investor will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Participating Investor receives copies of a supplemented or amended prospectus as contemplated by Section 3.6.5 and 3.6.6.

3.7	Registration Expenses

3.7.1
Except as otherwise provided in this Agreement, all expenses incidental to CQP's performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws, fees of the Financial Industry Regulatory Authority and fees of transfer agents and registrars, word processing, duplicating and printing expenses, messenger, telephone and delivery expenses, expenses incurred in connection with any road show, and fees and disbursements of counsel for CQP and all independent certified public accountants and other Persons retained by CQP (all such expenses, “Registration Expenses”), will be borne by CQP. CQP will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which they are required to be listed hereunder. The Investors and the Company Holders so registered shall pay all underwriting discounts and selling commissions allocable to the sale of then Registrable Securities hereunder and any other Registration Expenses required by Law to be paid by a Participating Investor, pro rata, on the basis of the amount of proceeds from the sale of their shares so registered and sold.

3.7.2
In connection with any registration, CQP will reimburse the Participating Investors for their reasonable and customary expenses (other than underwriters' discounts and commissions), including the reasonable fees and disbursements of one counsel (the “Investors' Counsel” in the case of any Investor or the “Company's Counsel” in the case of any Company Holder).

3.8	Indemnification

3.8.1
In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Section 3, CQP will indemnify and hold harmless each Participating Investor thereunder, its directors, officers, employees, agents and managers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Participating Investor or underwriter within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees, agents and managers, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys' fees

18

and expenses) (collectively, “Losses”), joint or several, to which such Participating Investor or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in the light of the circumstances under which such statement is made) contained in a Registration Statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof, including any document incorporated by reference therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, and will reimburse each such Participating Investor, its directors, officers, employees, agents, and managers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that CQP will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance on, and in conformity with information furnished by such Participating Investor, such underwriter or such controlling Person in writing specifically for use in such Registration Statement, free writing prospectus or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Participating Investor or any such director, officer, employee, agent, manager or controlling Person, and shall survive the Transfer of such securities by such Participating Investor.

3.8.2
Each Participating Investor agrees to indemnify and hold harmless CQP, its directors, officers, employees and agents and each Person, if any, who controls CQP within the meaning of the Securities Act or the Exchange Act to the same extent as the foregoing indemnity from CQP to the Participating Investors, but only with respect to information regarding such Participating Investor furnished in writing by or on behalf of such Participating Investor expressly for inclusion in a Registration Statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any free writing prospectus related thereto, or any amendment or supplement thereof; provided, however, that the liability of each Participating Investor shall not be greater in amount than the dollar amount of the proceeds (net of any expenses paid by such Participating Investor pursuant to Section 3.6.1) received by such Participating Investor from the sale of the Registrable Securities giving rise to such indemnification; provided, further, that the indemnity contained in this Section 3.8.2 shall not apply to amounts paid in

19

settlement of any such claim if such settlement is effected without the consent of the Participating Investors who owned a majority of the Registrable Securities sold pursuant to the Registration Statement, prospectus or any amendment or supplement thereto out of which such claim arose. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of CQP or any such director, officer, employee, agent, manager or controlling Person, and shall survive the Transfer of such securities by such Participating Investor.

3.8.3
Promptly after any indemnified party has received Notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third Person, which the indemnified party believes in good faith is an indemnifiable claim under this Section 3, the indemnified party shall give the indemnifying party written Notice of such claim, but failure to so notify the indemnifying party will not relieve the indemnifying party from any liability it may have to such indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced by such failure. Such Notice shall state the nature and the basis of such claim to the extent then known. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after Notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable out-of-pocket expenses and fees of such separate counsel and other reasonable out-of-pocket expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Section 3.8, the indemnifying party shall not settle any indemnified claim without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.

20

3.8.4
If the indemnification provided for in this Section 3.8 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Participating Investor be required to contribute an aggregate amount in excess of the dollar amount of gross proceeds received by such Participating Investor from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

3.8.5	The provisions of this Section 3.8 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to Law, equity, Contract or otherwise.

3.9	Rule 144
CQP will use its reasonable best efforts to undertake the acts described below in this Section 3.9. CQP will timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if CQP is not required to file such reports, it will, upon the request of an Investor or a Company Holder, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will take such further action as any Investor or any Company Holder may reasonably request, to the extent required from time to time to enable such Investor or such Company Holder to sell shares of Registrable Securities without registration under

21

the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any Investor or any Company Holder, CQP will deliver to such Investor or such Company Holder a written statement as to whether it has complied with such information requirements, and, if not, the specifics thereof.

3.10	Future Holdings
In the event that the Purchaser or any of its Affiliates acquire CQP equity securities pursuant to (i) its preemptive rights under the CQP Partnership Agreement or (ii) an acquisition thereof after the consent of CQP under Section 4.3, the Purchaser and CQP agree to negotiate in good faith registration rights with respect thereto consistent with the terms of this Agreement.

3.11	Third Parties
CQP agrees not to grant registration rights to any other Person that conflict with or impair the registration rights (or which provide pari passu or priority cutback rights over the Investors) contained in this Agreement without the prior written consent of the Purchaser.

4	Information Rights; Confidentiality; Trading; Standstill

4.1	Information Rights

4.1.1
Each Investor that (x) holds more than 3,333,333 Class B Units (as adjusted for splits and reverse splits), (y) will hold more than 3,333,333 Class B Units after purchasing all Class B Units expected to be purchased by such Investor pursuant to the Unit Purchase Agreement or (z) holds more than 2.5% of the outstanding Common Units and Common Units issuable upon conversion of the outstanding Class B Units (each a “Significant Holder”), who is bound by a confidentiality agreement provided by CQP as described below, shall have access to an electronic dataroom, which shall be maintained by CQP as long as any Registrable Securities remain outstanding, which shall include monthly construction reports, lender's independent engineer reports, change orders and any other information provided by any member of the Partnership Group to its lender. The confidentiality agreement signed by each Investor to be granted access to such electronic dataroom shall include an agreement acknowledging that, if such Investor receives material nonpublic information by virtue of the information rights provided in this Section 4.1, such Investor is aware of its obligations under securities Laws and agrees not to purchase or sell securities of CQP or of its Affiliates in violation of the securities Laws. All Investor inquiries related to such electronic dataroom shall be handled by the Purchaser. CQP agrees to remove any Significant Holder from access to the dataroom at any time upon written request of such Significant Holder, provided that any Significant Holder who so requests to be removed from access to the dataroom shall be entitled to elect to regain access for so long as such Significant Holder remains a Significant Holder.

22

4.1.2
During the Investor Approval Period, the Purchaser shall have the right to appoint an engineer or third-party engineering consultant who shall be reasonably acceptable to CQP (the “Consultant”) who shall be seconded to CQP and entitled to access to such information that he or she reasonably requests regarding the Liquefaction Project and to observe, attend, or request meetings with relevance to the Liquefaction Project, including meetings with Bechtel Oil, Gas and Chemicals, Inc. and any other contracting party under an EPC Contract with relevance to the construction of the Liquefaction Project; provided that any such information that is disclosed to the Purchaser shall be subject to Section 4.2 and the Consultant shall agree to be bound by substantially the same terms of confidentiality. In the event that CQP determines that the particular Consultant is unreasonably disruptive to the business of CQP, then CQP shall have a one-time right to remove the Consultant, which Consultant may be replaced by the Purchaser acting in good faith. Thereafter, the Independent CQP Directors shall have the right to remove any Consultant that is unreasonably disruptive to the business of CQP, and the Purchaser may designate a replacement. CQP will pay the fees and expenses of the Consultant (including any replacement thereof).

4.1.3
During the Investor Approval Period, CQP shall permit the Purchaser to visit and inspect CQP's properties, to examine its books of accounts and records and to discuss CQP's affairs, finances and accounts with the General Partner's officers, upon reasonable advance request, during normal business hours, for a proper purpose reasonably related to the investment of such Persons in the Registrable Securities; provided that any such information shall be subject to Section 4.2. Any expenses incurred by CQP pursuant to this Section 4.1.3 shall be borne by the requesting party; provided, however, that the Purchaser shall not be required to pay for any fees or expenses pursuant to this Section 4.1.3 to the extent CQP is required to reimburse the Purchaser for such fees and expenses pursuant to Section 6.3.

4.1.4
During the Investor Approval Period, the Purchaser shall be permitted to share with its equity holders and the Investors the information and materials shared with the Investor CQP Directors as members of the CQP Board, provided that such Investor CQP Directors shall be subject to their fiduciary duties as directors (including as set forth under Section 6.2 of the General Partner LLC Agreement) with respect to sharing CQP information and in its interaction with the Purchaser's investors and co-investors, which duties shall include, without limitation, a restriction on sharing information regarding (i) any prospective business opportunities presented to the CQP Board and (ii) information subject to confidentiality by CQP or the General Partner with third parties if CQP or the General Partner has identified to the Purchaser or the CQP Board that such information is confidential and the disclosure thereof by the Investor CQP Directors would cause a breach of such confidentiality obligation.

23

4.2	Confidentiality; Trading

4.2.1
Each Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in CQP, any Confidential Information (as defined below) obtained from the Partnership Group pursuant to the terms of this Agreement; provided, however, that each Investor may disclose Confidential Information (i) to its Representatives specified in clause (i) of the definition thereof who have a need to know such information in connection with the Investor's investment in CQP (subject to each such authorized recipient of such confidential information agreeing to keep such information confidential and provided that such Investor shall be liable for any breach of confidentiality by any such recipient); (ii) to any limited partner, investor or prospective investor of such Investor in connection with marketing activities by such Investor (subject to each such authorized recipient of such confidential information agreeing to keep such information confidential and provided that any Investor shall be liable for any breach of confidentiality by any such recipient); (iii) in its periodic reports required under the Exchange Act or any Registration Statement or prospectus under the Securities Act to the extent, and only to the extent: (A) the Investor is advised by legal counsel that such disclosure is required to comply with the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, (B) the Investor takes reasonable steps to minimize the extent of any such required disclosure, and (C) the Investor advises CQP of any such proposed disclosure prior to its filing and consults with CQP as to the nature and extent of such disclosure; and (iv) as may otherwise be (A) required by Law or (B) in connection with any claims or actions relating to the Investor or its Affiliates or Representatives, to the extent required by subpoena or court of competent jurisdiction or by a governmental or administrative body, provided that (x) the Investor is advised by legal counsel that such disclosure is required, (y) the Investor takes reasonable steps to minimize the extent of any such required disclosure, and (z) to the extent permitted by applicable Law, the Investor advises CQP of any such disclosure prior to its release (including the nature and extent of such disclosure) and affords CQP the reasonable opportunity to limit such disclosure. “Confidential Information” shall mean any confidential information provided to an Investor regarding the Partnership Group excluding information that (a) is available through public records or otherwise in the public domain at the time of its disclosure or thereafter (other than as a result of a disclosure by the Investor or its Representatives in breach of this Agreement or other obligations of confidentiality owed to the Partnership Group), (b) is already in the possession of the Investor or any of its Representatives prior to disclosure by the Partnership Group and was not previously acquired by the Investor or its Representatives directly or indirectly from the Partnership Group or that was independently developed by the Investor or on its behalf without access to the Confidential Information

24

received under this Agreement, or (c) is or has been lawfully acquired by the Investor or any of its Representatives from a third party (other than the Partnership Group or its Representatives) not known by the Investor to be prohibited from so disclosing such information to the Investor by a legal, contractual, fiduciary or other obligation owed to any member of the Partnership Group.

4.3	Trading; Standstill; Transfer Restrictions.

4.3.1
Each Investor acknowledges that the receipt of material nonpublic information pursuant to this Agreement may restrict the ability of such Investor to trade in securities of CQP, the Company or their respective Affiliates, and agrees not to trade in any securities of CQP, the Company or their respective Affiliates either (i) in violation of any applicable securities Laws or (ii) without the written consent of CQP, during any trading blackout periods established by CQP under any insider trading policies of the General Partner or CQP as applicable to the directors and officers of the General Partner, unless otherwise approved by CQP; provided, that this restriction in clause (ii) shall in no way limit the Investors' rights to sell Registrable Securities under Section 3 (or to sell equity securities pursuant to any registration rights granted pursuant to Section 3.10), subject to the terms and conditions therein.

4.3.2
Notwithstanding anything to the contrary provided in this Agreement (including Section 4.3.3) or any of the other Basic Documents, none of the provisions of the Basic Documents shall in any way limit the activities of (i) The Blackstone Group L.P. and its Affiliates in their businesses distinct from the private equity business of The Blackstone Group L.P. or (ii) the members of the Purchaser or its respective Affiliates in their businesses distinct from the private equity business of such member; provided that the Evaluation Material is not made available to Representatives of The Blackstone Group L.P. and its Affiliates or of the members of the Purchaser or its Affiliates who are not involved in the private equity business of The Blackstone Group L.P. or such members, as the case may be.

4.3.3
Prior to the expiration of the Investor Approval Period, without the prior written consent of CQP, each Investor agrees that it shall not, nor shall it permit any of its Affiliates to acquire, directly or beneficially, any equity interest or debt in the Company or any member of the Partnership Group; provided, however, that the foregoing restrictions shall not apply to: (a) the acquisition of Units as contemplated by the Unit Purchase Agreement, (b) the issuance of any Conversion Units, (c) a unit split, reverse unit split, reclassification, reorganization or other transaction by CQP affecting any class of the outstanding equity securities of CQP generally, (d) a dividend of units or other pro rata distribution by CQP to holders of its outstanding equity securities, (e) any rights of an Investor to Transfer or acquire equity interests or debt in the

25

Company or any member of the Partnership Group that are set forth in any of the Basic Documents (including upon the exercise of preemptive rights), (f) any action taken with the prior written consent of CQP, (g) any actions by an Investor with respect to a Significant Event authorized by the CQP Board or (h) any person who is a director of CQP acting in his capacity as a director of CQP in the ordinary course and within the CQP Board process.

4.4	Transfer Restrictions

4.4.1
Without the prior written consent of CQP, each Investor shall not, during the period commencing on the date hereof and ending on the second anniversary thereafter (the “Restricted Period”), Transfer any of its Class B Units or Conversion Units; provided, however, that the foregoing restrictions shall not apply to any Transfer of Class B Units explicitly permitted by the Basic Documents; provided, further, that an Investor may Transfer the Purchased Units (x) to an Affiliate of such Investor or any limited partner of such Investor or such Investor's equity holders or (y) in the event an Investor reasonably determines that it or any of its equity holders has a Regulatory Problem, in each case to a Person that (1) is an “accredited investor” as defined under the Securities Act and (2) agrees to be bound by all of the terms and conditions of this Agreement as an Investor, including this Section 4.4.1; provided that no Person to whom any Class B Units or Conversion Units are Transferred due to such Regulatory Problem shall be entitled to or provided with any information rights pursuant to Section 4.1 without the prior consent of the CQP Board.

4.4.2
Without the prior written consent of the Purchaser, the Company shall cause the Company Holders not to, during the Restricted Period, Transfer any of its Class B Units or Conversion Units; provided, however, that the foregoing restrictions shall not apply to any Transfer of Class B Units explicitly permitted by the Basic Documents; provided, further, that a Company Holder may Transfer its Class B Units to any of its Affiliates that (1) is an “accredited investor” as defined under the Securities Act and (2) agrees to be bound by all of the terms and conditions of this Agreement as a Company Holder, including this Section 4.4.2.

4.4.3
Without the prior written consent of the CQP Board, during the Investor Approval Period, the Company shall not Transfer, directly or indirectly, (i) the equity interest in the General Partner, (ii) the equity interests in Cheniere LNG O&M Services, LLC, Cheniere LNG Terminals, Inc. or any other entity providing services to CQP (the “Service Companies”), or (iii) the Incentive Distribution Rights (as defined in the CQP Partnership Agreement) under Section 4.7 of the CQP Partnership Agreement, except, in each case, (a) to another wholly owned Subsidiary of the Company or any member of the Partnership Group or (b) to a Person acquiring 100% of the equity interest

26

in the General Partner and 100% of its equity interests in all of the Service Companies. Notwithstanding the foregoing, the Company shall not be limited by the foregoing from considering or entering into any inquiry, proposal, offer or transaction relating to any acquisition or purchase of the Company in any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company.

4.4.4
In the event that any Investor reasonably determines that it or any of its equity holders has a Regulatory Problem, the Partnership Group agrees to take all such actions, at such Investor's expense, as are reasonably requested by such Investor in order, subject only to compliance with applicable securities Laws and other applicable Law, to effectuate and facilitate any Transfer permitted by Section 4.4.1 by such Investor of Class B Units then held by such Investor.

4.4.5
This Section 4.4 shall not restrict any bona fide pledge of any equity securities in respect of obligations owed by the Person making such pledge so long as such pledge is not made with the purpose of otherwise circumventing the restrictions on Transfer herein.

4.4.6
Upon written Notice to CQP, each Person to whom an Investor has Transferred any of its Class B Units or Registrable Securities in compliance with the Basic Documents shall become an Investor hereunder upon its execution of a Joinder Agreement. Furthermore, any assignee of the Purchaser that purchased Class B Units directly from CQP pursuant to the Unit Purchase Agreement shall be an Investor hereunder upon its execution of a Joinder Agreement. Upon written Notice to the Investors, each Person to whom a Company Holder Transfers any Class B Units or Registrable Securities in compliance with the Basic Documents shall become a Company Holder upon execution of a Joinder Agreement.

4.4.7
Unless otherwise indicated to CQP in a writing from the Purchaser (or such other Investor to whom the Purchaser assigns such right), a permitted assignee of the Purchaser shall possess all of the rights of the Purchaser contained herein to appoint directors to the CQP Board pursuant to Section 6.09(a) of the General Partner LLC Agreement and the Consultant.

4.4.8
Subject to Section 4.4.1(x), the Purchaser shall be permitted to assign any of its rights hereunder to any Person to whom the Purchaser has Transferred any of its Class B Units or Registrable Securities in compliance with the Basic Documents, and such transferee shall become the “Purchaser” hereunder upon its execution of a Joinder Agreement; provided, that such successor “Purchaser” must be an Affiliate controlled by Blackstone Management Partners L.L.C. or the Blackstone Group L.P.

27

4.4.9	Each Investor and Company Holder shall be liable for its actions on a several basis, and not on a joint and several basis.

4.5	Legends

4.5.1
The Company, each Investor and each Company Holder acknowledge that the certificates representing the Class B Units subject to Section 4 of this Agreement may bear, in addition to a customary legend relating to restrictions under the Securities Act, the restrictive legend set forth below evidencing the terms of this Agreement. CQP shall remove the following restrictive legend after the end of the Restricted Period upon exchange of the existing certificates.

“The Class B Units evidenced by this certificate are subject to restrictions on transfer as set forth in Section 4.4 of the Investors' and Registration Rights Agreement, dated as of ___________, 2012. A copy of this agreement will be furnished by the Partnership upon request.”

5	Other Agreements

5.1	Financing Cooperation
Except as provided in Section 3, during the Investor Approval Period, to the extent requested by the Purchaser, the Purchaser, CQP and the General Partner shall, and shall cause their respective Representatives specified in clause (i) of the definition thereof to, cooperate and collaborate with respect to the arrangement and consummation of any Financing after the date hereof.

5.2	Gas Supply Plan and Risk Management Policy
CQP shall work in good faith to prepare as promptly as practicable (but in any event no later than June 30, 2014) a Gas Supply Plan and a Risk Management Policy, consistent with the principles set forth on Schedule 5.2 attached hereto, and present such plan and policy, including any subsequent amendments thereto, to the CQP Board for consideration and approval. Any element of the Gas Supply Plan or Risk Management Policy, or subsequent amendments thereto, that the Purchaser deems in good faith to be inconsistent with Schedule 5.2 shall require approval of the Executive Committee.

5.3	Insurance
Promptly following the execution hereof, the Company shall, and shall cause its applicable Affiliates (other than members of the Partnership Group) to, execute one or more endorsements in forms reasonably satisfactory to CQP to cause all amounts payable pursuant to any all risk property and time element policies (collectively “Property Insurance”) of the Company and/or its Affiliates relating to any property of a member of the Partnership Group (including without limitation all of the

28

insurance policies set forth on Schedule 5.3) to be paid directly to CQP and/or the applicable member of the Partnership Group, and for the Company and its Affiliates (other than members of the Partnership Group) to relinquish all right, title and interest to such payments. Upon the next renewal period for the Property Insurance for the members of the Partnership Group, CQP and/or the other applicable members of the Partnership Group shall obtain Property Insurance policies which are separate from the Property Insurance of the Company and its Affiliates (other than members of the Partnership Group), and the Company and its Affiliates shall no longer obtain Property Insurance for the members of the Partnership Group other than pursuant to the Service Agreements.

5.4	Company Board Nominee
During the Investor Approval Period, upon the request of the Purchaser, the Company shall take all necessary actions to cause to be appointed to its board of directors the (“CEI Board”) a person nominated by the Purchaser to serve as a member of the CEI Board (the “Purchaser Nominee”). Initially, the Purchaser Nominee shall be appointed to fill a vacancy among the Class I directors of the CEI Board (whether such vacancy is currently existing or newly created to comply with this covenant). The Company shall cause the nomination of each Purchaser Nominee (to the extent that such Purchaser Nominee would be up for election at such time) in connection with any subsequent proxy statement or information statement with respect to the election of directors and to have the CEI Board recommend in connection with each proxy statement or information statement relating to the election of directors to the CEI Board that the stockholders of the Company vote for the election of each Purchaser Nominee up for election at such time, and the Company shall not nominate any other person for the position on the CEI Board for which the Purchaser Nominee is up for election. If any such Purchaser Nominee is not elected to the CEI Board at any stockholder meeting (or action by written consent) with respect to the election of such Purchaser Nominee, then subject to applicable law, the CEI Board shall create a new vacancy in the class of directors on the CEI Board with the longest remaining term in which a vacancy can be created and fill such newly created vacancy on the CEI Board with another Purchaser Nominee. If prior to the end of the term of any member of the CEI Board that is a Purchaser Nominee, a vacancy in the office of such director shall occur by reason of death, resignation, removal or disability, or for any other cause, such vacancy may be filled by the Purchaser with another Purchaser Nominee, and the Purchaser shall have the right to replace any Purchaser Nominee, at any time, with or without cause. Furthermore, the Company shall use its reasonable best efforts to assist the Purchaser in challenging, resisting or attempting to prevent any Person from successfully contesting the Purchaser Nominee's appointment or election to the CEI Board. Notwithstanding the foregoing, the election and appointment of each Purchaser Nominee shall be subject to all legal requirements regarding service as a director of the Company and to the approval of the nominating and corporate governance committee of the CEI Board, which approval will not be unreasonably withheld or delayed. The Company shall make

29

available to the Purchaser Nominee all of the same indemnification and exculpation protections on the same terms as are available to other members of the CEI Board, and the Company shall procure directors and officers insurance for the Purchaser Nominee with the same terms as that procured for the other directors on the CEI Board. The Company shall not amend, or permit to be amended, its certificate of incorporation or bylaws in any manner that is inconsistent with, or conflicts with, this Section 5.4 or the right of the Purchaser to appoint a Purchaser Nominee to the CEI Board pursuant to this Section 5.4.

5.5	Conflicts
The parties agree to abide by any policies addressing potential conflicts established by the Conflicts Committee (as defined in the General Partner LLC Agreement) from time to time.

6	Miscellaneous

6.1	Notices

6.1.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(a)	in writing in English; and

(b)	delivered by hand, fax, registered post or by courier using an internationally recognized courier company.

6.1.2
Notices to the Company, the General Partner or CQP shall be sent to the following Persons at the following addresses, and Notices to a Company Holder shall be sent to the Company at the following address, or such other Person or address as the Company, the General Partner, CQP or a Company Holder may notify the Purchaser or the other Investors from time to time:

Cheniere Energy, Inc.
700 Milam Street, Suite 800
Houston, Texas 77002
Tel: 713.375.5276
Fax: 713.375.6276
Attention:     Meg A. Gentle

30

Cheniere Energy Partners GP, LLC.
700 Milam Street, Suite 800
Houston, Texas 77002
Tel: 713.375.5276
Fax: 713.375.6276
Attention:     Meg A. Gentle
Cheniere Energy Partners, L.P.
700 Milam Street, Suite 800
Houston, Texas 77002
Tel: 713.375.5276
Fax: 713.375.6276
Attention:     Meg A. Gentle
with a copy to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Tel: 713.220.4200
Fax: 713.220.4285
Attention:     Meredith S. Mouer
David C. Buck

6.1.3	Notices to the Purchaser shall be sent to the following address, or such other Person or address as such Investor may notify to the Company and CQP from time to time:
Blackstone CQP Holdco LP
345 Park Avenue, 44th Floor
New York, NY 10154
Tel: 212.583.5000
Fax: 646.253.7517
Attention:     David Foley
Sean Klimczak
with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834
Tel : 212.906.1200
Fax : 212.751.4864
Attention :     Charles E. Carpenter
David S. Allinson

31

Notices to an Investor shall be sent to the address indicated on the Joinder Agreement.

6.1.4	Notices shall be effective upon receipt and shall be deemed to have been received:

6.1.4.1	at the time of delivery, if delivered by hand, registered post or courier; and

6.1.4.2
at the expiration of two hours after completion of the transmission, if sent by facsimile, provided that, if a Notice would become effective under the above provisions after 5:30 p.m. on any Business Day, then it shall be deemed instead to become effective at 9:30 a.m. on the next Business Day. References in this Agreement to time are to local time at the location of the addressee as set out in the Notice.

Subject to the foregoing provisions of this Section 6.1, in proving service of a Notice, it shall be sufficient to prove that the envelope containing such Notice was properly addressed and delivered by hand, registered post or courier to the relevant address pursuant to the above provisions or that the facsimile transmission report (call back verification) states that the communication was properly sent.

6.2	Termination
This Agreement shall be effective as of the date hereof. This Agreement shall terminate with respect to any Investor on the date on which such Investor ceases to own Registrable Securities.

6.3	Fees and Expenses
Without duplication of the fees and expenses reimbursed to the Purchaser pursuant to the Unit Purchase Agreement and Section 3 hereof, CQP shall promptly reimburse the Purchaser from time to time, upon written request, for its actual and documented reasonable out-of-pocket legal and tax fees and expenses incurred by the Purchaser relating to Purchaser's investment in CQP and the transactions contemplated by the Basic Documents, provided that CQP shall not be required to reimburse any such fees and expenses in connection with a sale by the Purchaser of any Class B Units or Registrable Securities, except in connection with a sale contemplated by Section 3 hereof.

6.4	Competing Asset Opportunities
During the Investor Approval Period, prior to any Transfer by the Company or its Affiliates (other than a member of the Partnership Group) of any assets for, pertaining to or in any way related to the liquefaction or regasification of natural gas, together with related facilities and equipment incidental thereto (the “Competing Assets”), to a master limited partnership formed by the Company or its Affiliates (other than a member of the Partnership Group) on or after the date hereof (a “Competing MLP”), the Company shall, or shall cause its Affiliates (other than a member of the Partnership Group) to, offer to CQP the opportunity to acquire such Competing

32

Assets by sending a written Notice to CQP setting forth in reasonable detail information regarding the Competing Assets, the Company's desired purchase price for such Competing Assets and, in the case of a proposed initial public offering of a Competing MLP, the valuation of the Competing Assets as determined by the lead underwriter of such Competing MLP (a “Competing Asset Opportunity Notice”); if such Transfer is proposed to occur in connection with a proposed initial public offering, the Company shall cause such lead underwriter to determine the enterprise value of the Competing MLP (assuming that the Transfer of the Competing Assets had occurred) as of the date of the Competing Asset Opportunity Notice. CQP will have the right, exercisable within fifteen (15) days of CQP's receipt of a Competing Asset Opportunity Notice, to request that the Company engage in good faith discussions with CQP on terms to allow a member of the Partnership Group to acquire the Competing Assets. If the Company and CQP are unable to agree upon acceptable terms for a member of the Partnership Group to acquire the Competing Assets within thirty (30) days after the commencement of those good faith discussions, then the Company and its Affiliates shall be free to Transfer those Competing Assets into a Competing MLP or commence an initial public offering for a Competing MLP; provided that if any such Transfer into a Competing MLP or initial public offering of the Competing MLP is not completed within 365 days from the date of the Competing Asset Opportunity Notice, or if the lead underwriter of the proposed initial public offering of the Competing MLP determines during the marketing process, which such determination the Company shall cause the lead underwriter to undertake, that the enterprise value of the Competing MLP is less than the enterprise value determined at the time the Competing Asset Opportunity Notice was delivered, then any subsequent Transfer of such Competing Assets to a Competing MLP shall continue to be subject to the provisions of this Section 6.4, and the Company shall re-offer to CQP the opportunity to acquire such Competing Assets prior to any Transfer thereof to a Competing MLP by the Company.

6.5	Governing Law
This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to conflicts of Laws rules that would require or permit the application of the Laws of another jurisdiction.

6.6	Submission to Jurisdiction
EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, OR WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING, SHALL BE HEARD AND DETERMINED IN SUCH A

33

DELAWARE STATE OR FEDERAL COURT, AND THAT SUCH JURISDICTION OF SUCH COURTS WITH RESPECT THERETO SHALL BE EXCLUSIVE, EXCEPT SOLELY TO THE EXTENT THAT ALL SUCH COURTS SHALL LAWFULLY DECLINE TO EXERCISE SUCH JURISDICTION. EACH PARTY HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR IN RESPECT OF ANY SUCH TRANSACTION, THAT IT IS NOT SUBJECT TO SUCH JURISDICTION. EACH PARTY HEREBY WAIVES, AND AGREES NOT TO ASSERT, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR IN RESPECT OF ANY SUCH TRANSACTION, THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH PARTY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES IN CONNECTION WITH, AND OVER THE SUBJECT MATTER OF, ANY SUCH DISPUTE AND AGREES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

6.7	Waiver of Jury Trial
EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH SUCH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

34

6.8	Severability
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such holding shall not affect the validity or enforceability of the remainder of this Agreement in such jurisdiction or the validity or enforceability of this Agreement, including such provision, in any other jurisdiction, and such provision shall be revised or modified to the minimum degree necessary to render it valid and enforceable.

6.9	Entire Agreement
This Agreement, together with the Unit Purchase Agreement, the CEI Unit Purchase Agreement, the Subscription Agreement, the CQP Partnership Agreement, the General Partner LLC Agreement and related documents, constitute the entire agreement and understanding of the parties hereto with respect to the matters referred to herein and supersede all prior agreements, understandings or representations, written or oral, and all contemporaneous oral agreements, understandings or representations, in each case among the parties with respect to such matters.

6.10	Amendment and Waiver
No amendment, alteration or modification of this Agreement or waiver of any provision of this Agreement shall be effective against the Company, any Investor or CQP unless such amendment, alteration, modification or waiver is approved in writing by each of the Company, the General Partner, CQP and the Purchaser; provided, however, that any such amendment, alteration, modification or waiver that could reasonably be expected to adversely affect the rights of any Investor(s) or Company Holder in any material respect (as compared to the other Investors or Company Holders) must be approved in writing by such Investor(s) or Company Holder disproportionately affected. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms. The General Partner shall give Notice of any amendment or termination hereof to any Investors of which it is aware.

6.11	Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. No party shall assign any or all of its rights or obligations under this Agreement without the consent of the other parties, other than as contemplated by Section 4.4.

6.12	No Third-Party Beneficiaries
Nothing in this Agreement is intended to or shall confer any rights or benefits upon any Person other than the parties hereto.

35

6.13	Counterparts
This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original and all of which taken together shall constitute one and the same agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

36

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHENIERE ENERGY, INC.

By:
Name:
Title:

CHENIERE ENERGY PARTNERS GP, LLC

By:
Name:
Title:

CHENIERE ENERGY PARTNERS, L.P.
By:	Cheniere Energy Partners GP, LLC
its general partner

By:
Name:
Title:

CHENIERE LNG TERMINALS, INC.

By:
Name:
Title:

BLACKSTONE CQP HOLDCO LP
By:	Blackstone CQP Holdco GP LLC
its general partner

By:
Name:
Title:

EXHIBIT A
FORM OF JOINDER AGREEMENT
Reference is hereby made to that certain Investors' and Registration Rights Agreement (the “Investors' Agreement”), dated as of [________], 2012, by and among (i) Cheniere Energy, Inc., a Delaware corporation, (ii) Cheniere Energy Partners GP, LLC, a Delaware limited liability company, (iii) Cheniere Energy Partners, L.P., a Delaware limited partnership, and (iv) Cheniere LNG Terminals, Inc., a Delaware corporation, and (vi) Blackstone CQP Holdco LP, a Delaware limited partnership, and the other parties thereto from time to time. Capitalized terms used herein without definition shall have the meaning set forth in the Investors' Agreement.
WHEREAS, the undersigned person has become a holder of [______] [Class B Units / Common Units]; and
NOW, THEREFORE, the undersigned agrees to become an “Investor” and a party to the Investors' Agreement, and hereby agrees to be subject to and bound by all of the rights and obligations of an “Investor” for all purposes set forth in the Investors' Agreement and agrees to be bound by all of the terms and provisions of the Investors' Agreement.
This Joinder Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[Executing Party]

By:
Name:
Title:

Schedule 5.2
Gas Supply Plan and Risk Management Policy Principles
Gas Supply Plan
The guiding principles of the Gas Supply Plan will be to ensure sufficient supply to meet customer nominations and to reduce the risk associated with supplying gas to the Liquefaction Project. The Gas Supply Plan will contain the following milestones:

•
By June 30, 2014, Sabine Pass Liquefaction (as defined in the Unit Purchase Agreement) shall have secured approximately 1,100,000 MMBtu/d of firm natural gas supply from creditworthy counterparties for delivery into any of the following locations: delivered to receipt points on the CTPL (as defined in the Unit Purchase Agreement, into receipt points from which Sabine Pass Liquefaction has secured firm transportation service to the CTPL, or directly to the Liquefaction Project. Dates of initial delivery and quantities will be aligned with the anticipated feed gas requirements of the individual Trains.

•
By June 30, 2014, Sabine Pass Liquefaction shall secure firm transport capacity on third party pipelines for delivery of gas into the CTPL or directly to the Liquefaction Project sufficient to meet at least 100% of the Liquefaction Project's baseload Existing SPA (as defined in the Unit Purchase Agreement) feed and fuel and lost and unaccounted for gas requirements. The foregoing quantity may be reduced by the quantity of gas contracted to be supplied and delivered on a firm basis into the CTPL or directly to the Liquefaction Project.

•
Management will provide quarterly reports to the CQP Board updating the Gas Supply Plan as market conditions change and detailing performance against these milestones and such other performance benchmarks as may be requested by the CQP Board. Any changes to the Gas Supply Plan will be reviewed and approved by the CQP Board.

•
Management will include all expected costs of the Gas Supply Plan (including any capital costs for interconnects or expansions) as part of the annual budget that is submitted to and approved annually by the CQP Board, in reasonable detail as requested by the CQP Board.

Amended Risk Management Policy Principles
CQP shall amend its current risk management policy applicable to the Partnership Group in a manner reasonably acceptable to the Purchaser in accordance with the principles below, and CEI shall have affirmed that it and its Affiliates that conduct any activities on behalf of the Partnership Group shall comply therewith in respect of such activities.

•
The amended risk management policy shall include a comprehensive program for managing risks as they pertain to the Partnership Group's activities and for monitoring risk exposure. The risk management policy shall be designed to limit the Partnership Group's exposure to commodity price, credit, liquidity, basis, compliance and other similar risks in a manner that is consistent with the commercial operation of the Liquefaction Project as a contracted facility. The risk management policy shall set forth value at risk limits, open position limits, and approval thresholds for transactions or activities that will require CQP Board approval.

•	The risk management policy shall be reviewed and approved annually if requested by the CQP Board .

•	CEI and its Affiliates will comply with the risk management policy with respect to any activities conducted on behalf of the Partnership Group.

Schedule 5.3
Insurance

1.	$600 million combined property damage business interruption insurance coverage with a coverage period of 03/01/2012 to 03/01/2013. Policy numbers as follows:

Layer /Carrier	Policy No.	Line
USD 600 M QUOTA SHARE
Swiss Re International SE	E110644	20.000%
Torus Insurance UK Ltd.	E110639	4.166%
Great Lakes Reinsurance (UK) PLC - Munich Re	E120642	8.834%
SJC 2003 (Lloyd's Syndicate)	E120640	2.500%
Arch Insurance Company (Europe) Ltd.	E120640	2.000%
Infrassure, Ltd.	E121107	5.000%
Chartis (Nat'l Union Fire Ins. Co. of Pittsburgh PA)	61,628,085	15.000%
Navigators Management Company Inc. MLM 1221 (Lloyd's Syndicate) PEB 4000 (Lloyd's Syndicate)	11NSRO138901	02.800% 00.700%
Liberty Mutual Ins. Co.	3D656881004	5.000%
General Security Indemnity Co. of AZ (Scor)	201110E1317931	5.000%
Allianz Global Risks US Ins. Co	CLP 3013190	10.000%
XL Insurance America, Inc.	US00023173PR11A	10.000%
Total		91.000%

PRIMARY USD 150 M
National Union Fire Ins. Co. of Pittsburgh, PA (Chartis)	63,803,918	9.000%

USD 450 M xs USD 150 M
ARG 2121 (Lloyd's Syndicate)	E120641	4.000%

USD 50 M xs USD 150 M
WRB 1967 (Lloyd's Syndicate)	E120643	5.000%

USD 400 M xs USD 200 M
National Union Fire Ins. Co. of Pittsburgh, PA (Chartis)	61,628,089	5.000%

2.	$60 million gas in storage policy with a coverage period of 07/15/2011 to 07/15/2012. Policy numbers as follows:

Layer /Carrier	Policy No.	Line
USD 600 M QUOTA SHARE
Lloyds Syndicate MKL 3000	LME-E110570	12.000%
Lloyds Syndicate TRV 5000 Lloyds Syndicate MIT 3210 Lloyds Syndicate AES 1225 Lloyds Syndicate AFB 2623 Lloyds Syndicate AFB 623 Lloyds Syndicate XL 1209 Lloyds Syndicate XL 2003 Lloyds Syndicate CVS 1919	LME-E110570 LME-E110570 LME-E110570 LME-E110570 LME-E110570 LME-E110570 LME-E110570 LME-E110570	12.000% 16.000% 12.000% 9.7200% 2.2800% 12.000% 16.000% 8.000%

Exhibit D

1.CEI is validly existing as a corporation and in good standing under the laws of the State of Delaware. Each of the General Partner and Cheniere Holdings is validly existing as a limited liability company and in good standing under the laws of the State of Delaware. CQP is validly existing as a limited partnership and in good standing under the laws of the State of Delaware.
2.Each Subject Entity has the corporate, limited liability company or limited partnership, as applicable, power and authority under the laws of the State of Delaware to (i) execute and deliver, and incur and perform all of its obligations under the Transaction Documents to which it is a party and (ii) carry on its business and own its properties as described in the CEI SEC Documents and CQP SEC Documents (each as defined in the Unit Purchase Agreement).
3.Each of the Transaction Documents has been duly authorized, executed and delivered by the Subject Entity party thereto.
4.The issuance to the Purchaser of 100,000,000 of the Class B Units and the Common Units (as defined in the Partnership Agreement) issuable upon conversion thereof (the “Converted Units”) in accordance with the terms of the Unit Purchase Agreement and the Partnership Agreement have been duly authorized by all necessary limited partnership action of CQP.
5.There are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any partnership interests in CQP, other than rights pursuant to the CQP Original LP Agreement and the Partnership Agreement.
6.The Class B Units and the Converted Units have been duly authorized by CQP, and when issued and delivered to the Purchaser against payment therefor in accordance with the terms of the Unit Purchase Agreement and the Partnership Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).
7.Each of the Unit Purchase Agreement and Investors' Agreement constitutes a valid and binding obligation of the Subject Entities party thereto.
8.None of (i) the execution and delivery by the Subject Entities of the Subject Documents to which they are a party and (ii) the incurrence or performance by each Subject Entity of its obligations under the Subject Documents to which it is a party, each in accordance with its terms, shall (A) constitute a violation of any Organizational Document, (B) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default), under any CEI Applicable Agreement or CQP Applicable Agreement, (C) result in the creation of any security interest in, or lien upon, any of the property or assets of the Subject Entities pursuant to any CEI Applicable Agreement or CQP Applicable Agreement or (D) result in any violation under the applicable laws of the State of Texas, the Delaware General Corporation Law (the “DGCL”), the Delaware LP Act or the Delaware Limited Liability Company Act (the “Delaware LLC Act”).

Exhibit D

9.The issuance of the Class B Units to the Purchaser, in the manner contemplated in the Unit Purchase Agreement, does not require registration under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that we express no opinion as to any subsequent resale or other transfer of any Class B Units.
10.No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required for, the execution and delivery by the Subject Entities of the Transaction Documents, to the extent that such Person is a party thereto, or the consummation of the issuance of the Class B Units pursuant to the terms of the Unit Purchase Agreement. As used in this paragraph, “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory body of the State of Texas, the State of Delaware or the United States of America, pursuant to (i) applicable laws of the State of Texas, (ii) the DGCL, (iii) the Delaware LP Act, (iv) the Delaware LLC Act or (v) applicable laws of the United States of America.
11.CQP is not an “investment company” within the meaning of said term as used in the Investment Company Act of 1940, as amended.

Exhibit E

(1)    The GP Agreement constitutes a legal, valid and binding agreement of Cheniere Holdings, and is enforceable against Cheniere Holdings, in accordance with its terms, under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).
(2)    The Second Amended Agreement constitutes a legal, valid and binding agreement of the General Partner, and is enforceable against the General Partner, in accordance with its terms, under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) (the "LP Act").
(3)    The Second Amended Agreement has been duly adopted in accordance with the First Amended Agreement and the LP Act.

Exhibit F

AMENDED AND RESTATED
SERVICES AND SECONDMENT AGREEMENT

This Amended and Restated Services and Secondment Agreement (“Agreement”), dated as of _______, 2012 (the “Effective Date”), is entered into between CHENIERE LNG O&M SERVICES, LLC (“O&M”), a Delaware limited liability company, and CHENIERE ENERGY PARTNERS GP, LLC (“MLP GP”), a Delaware limited liability company. O&M and MLP GP are hereinafter each referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS:

WHEREAS, Sabine Pass LNG, a subsidiary of the Partnership, owns and operates the LNG Terminal;

WHEREAS, Partnership formed Liquefaction, to own, develop and operate the Liquefaction Facilities;

WHEREAS, on May [ ], 2012, Cheniere Energy sold 100% of its interest in Creole GP to the Partnership and Creole LP sold 100% of its limited partner interest in Creole, which owns and operates the Pipeline, to the Partnership;

WHEREAS, on January 1, 2005, O&M and the State of Louisiana entered into the Louisiana State Quality Jobs contract which provides certain payroll tax rebates and sales and use tax rebates for the creation of quality jobs, as defined in the Louisiana Quality Jobs contract, related to the LNG Terminal and the Pipeline;

WHEREAS, on January 1, 2012, O&M and the State of Louisiana entered into the Louisiana State Quality Jobs contract which provides certain payroll tax rebates and sales and use tax rebates for the creation of quality jobs, as defined in the Louisiana Quality Jobs contract, related to the Liquefaction Facilities and Pipeline;

WHEREAS, the Parties had previously entered into the Original Agreement pursuant to which O&M seconded to MLP GP certain individuals listed in Exhibit B of the Original Agreement to provide services with respect to the LNG Terminal;

WHEREAS, O&M and Sabine Pass LNG are parties to an Operation and Maintenance Agreement dated as of February 25, 2005 (the “LNG O&M Agreement”) with respect to the operation and maintenance of the LNG Terminal;

WHEREAS, as of March 26, 2007, O&M assigned to MLP GP and MLP GP assumed from O&M all of O&M's obligations under the LNG O&M Agreement;

WHEREAS, MLP GP and Liquefaction are parties to the Liquefaction O&M Agreement with respect to the construction, operation and maintenance of the Liquefaction Facilities;

Exhibit F

WHEREAS, O&M and Creole are parties to the Creole O&M Agreement dated as of November 26, 2007, amended as of May [ ], 2012, with respect to the operation and maintenance of the Pipeline;

WHEREAS, on May [ ], 2012, O&M assigned to MLP GP and MLP GP assumed from O&M all of O&M's obligation under the Creole O&M Agreement;

WHEREAS, O&M will provide to MLP GP the operational and maintenance resources and services necessary for MLP GP to meet its obligations under the O&M Agreements;

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety to provide for O&M to second, or cause its Affiliate to second, to MLP GP certain personnel employed by O&M or its Affiliates in connection with the Facilities.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, O&M and MLP GP hereby agree as follows:

ARTICLE 1
DEFINITIONS; INTERPRETATION

1.1     Definitions.

As used in this Agreement, (a) the terms defined in this Agreement will have the meanings so specified, and (b) capitalized terms not defined in this Agreement will have the meanings ascribed to those terms on Exhibit A to this Agreement.

1.2     Interpretation.

In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person's successors and assigns but, in the case of any Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (h) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

Exhibit F

1.3     Legal Representation of Parties.

This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation requiring this Agreement to be construed or interpreted against any Party merely because such Party drafted all or a part of such Agreement will not apply to any construction or interpretation hereof or thereof.

1.4     Titles and Headings.

Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2
OPERATIONAL AND MAINTENANCE SERVICES

2.1     Operational and Maintenance Services.

O&M shall second, or cause its applicable seconding Affiliate to second, the Provided Personnel to MLP GP to provide the Services. O&M acknowledges and agrees that the Provided Personnel are, and during the term of this Agreement, will be, experienced (to the extent required to perform the Services) and qualified (and if required, licensed) in the duties to which they are assigned by MLP GP. O&M (or the applicable appropriate seconding Affiliate) shall be responsible for paying the salaries and all benefits of the Provided Personnel and meeting all governmental liabilities with respect to the Provided Personnel.

2.2    Louisiana Quality Jobs Contract Services.

O&M hereby agrees to abide by all legal and administrative requirements of the Louisiana Quality Jobs Contract. O&M shall timely submit all Louisiana Quality Job Program tax rebate filings to the appropriate Louisiana governmental authority. Within five business days of receipt of such tax rebate, O&M shall transfer 100% of such tax rebate amount to MLP GP.

2.3     Fees and Expenses.

Each month, MLP GP will pay to O&M, within a reasonable time following receipt thereof, all payments that MLP GP receives pursuant to Articles VIII and IX of the applicable O&M Agreement less any reasonable costs of, or incidental to, MLP GP's engaging (or engaging a third party to engage) personnel to provide Services pursuant to Section 3.6 hereof.

2.4     Suspension of Services.

In the event MLP GP fails to meet its payment obligations under Section 2.3 hereof for any reason other than a Dispute and (a) such failure continues for 30 days after MLP GP's receipt of written notice of such failure, O&M may suspend the performance of its obligations under Section 2.1 hereof until such time as MLP GP cures such failure

Exhibit F

ARTICLE 3
SECONDMENT

3.1     Provided Personnel.

Subject to the terms of this Agreement, O&M agrees to second to MLP GP, and MLP GP agrees to accept the Secondment of, the personnel necessary or appropriate to perform the Services (the “Provided Personnel”), which currently includes those certain specifically identified individuals listed in Exhibit B (the “Provided Personnel Schedule”). The Provided Personnel will be temporary service providers of MLP GP during the Period of Secondment and shall, at all times during the Period of Secondment, work under the direction, supervision and control of MLP GP. Provided Personnel shall have no authority or apparent authority to act on behalf of O&M during the Period of Secondment. The Provided Personnel Schedule sets forth, as of the Effective Date, the names of the Provided Personnel seconded by O&M, the job functions of the Provided Personnel, and the starting and ending dates, if known, for the Period of Secondment of the Provided Personnel. Individuals may be added or removed from the Provided Personnel Schedule from time to time by the execution by the Parties of a completed “Addition/Removal/Change of Responsibility of Provided Personnel” form, the form of which shall be similar to the form attached to this Agreement as Exhibit C, which will be fully binding on the Parties for all purposes under this Agreement. Those rights and obligations of the Parties under this Agreement that relate to individuals that were on the Provided Personnel Schedule but then later removed from the Provided Personnel Schedule, which rights and obligations accrued before the removal of such individual, will survive the removal of such individual from the Provided Personnel Schedule to the extent necessary to enforce such rights and obligations.

3.2     Period of Secondment.

O&M will second, or cause its applicable seconding Affiliate to second, to MLP GP such Provided Personnel on the start date set forth on the Provided Personnel Schedule and continuing, during the period (and only during the period) that the Provided Personnel are performing Services for MLP GP, until the earlier of

    (a)     the end of the term of this Agreement with respect to such Provided Personnel;

(b) the end date set forth for the Provided Personnel on the Provided Personnel Schedule (or another end date for such Provided Personnel as mutually agreed in writing by the Parties) (the “End Date”);

(c)    a withdrawal, departure, resignation or termination of such Provided Personnel under Section 3.3; or

(d)     a termination of Secondment of such Provided Personnel under Section 3.4.

The period of time that any Provided Personnel is provided by O&M to MLP GP is referred to in this Agreement as the “Period of Secondment.” At the end of the Period of Secondment for any Provided Personnel, such Provided Personnel will no longer be subject to the direction by MLP GP

Exhibit F

with respect to the Provided Personnel's day-to-day activities. The Parties acknowledge that certain of the Provided Personnel may also provide services to Cheniere Energy and its Affiliates in connection with their respective operations, including other services provided to MLP GP and its Affiliates (“Shared Provided Personnel”), and the Parties intend that such Shared Provided Personnel shall only be seconded to MLP GP during those times that the Shared Provided Personnel are performing Services for MLP GP hereunder.

3.3     Withdrawal, Departure or Resignation.

O&M will use reasonable efforts to prevent any early withdrawal, departure or resignation of any Provided Personnel prior to the End Date for such Provided Personnel's Period of Secondment. If any Provided Personnel tenders his resignation to O&M as its employee, O&M will promptly notify MLP GP. During the Period of Secondment of any Provided Personnel, O&M will not voluntarily withdraw or terminate any Provided Personnel except with the written consent of MLP GP (which may be through the execution of a completed “Addition/Removal/Change of Responsibility of Provided Personnel” form, which shall be similar to the form set forth on Exhibit C hereto) such consent not to be unreasonably withheld. O&M will indemnify, defend and hold harmless MLP GP, its directors, officers and employees against all Losses arising out of or in any way connected with or related to the termination of employment of the Provided Personnel by O&M EVEN THOUGH SUCH LOSS MAY BE CAUSED BY THE NEGLIGENCE OF ONE OR MORE OF MLP GP AND ITS DIRECTORS, OFFICERS AND EMPLOYEES, except to the extent that such Losses arise out of or result from the gross negligence or willful misconduct of any of MLP GP or its directors, officers or employees. Upon the termination of employment, the Provided Personnel will cease performing Services for MLP GP.

3.4     Termination of Secondment.

MLP GP will have the right to terminate the Secondment to MLP GP of any Provided Personnel for any reason at any time. Upon the termination of any Provided Personnel's Period of Secondment, O&M will be solely liable for any costs or expenses associated with the termination of the Secondment, except as otherwise specifically set forth in this Agreement. O&M will indemnify, defend and hold harmless MLP GP, its directors, officers and employees against all Losses arising out of or in any way connected with the termination of Secondment of the Provided Personnel by O&M EVEN THOUGH SUCH LOSS MAY BE CAUSED BY THE NEGLIGENCE OF ONE OR MORE OF MLP GP AND ITS DIRECTORS, OFFICERS AND EMPLOYEES, except to the extent that such Losses arise out of or result from the gross negligence or willful misconduct of any of MLP GP or its directors, officers or employees. Upon the termination of a Secondment, the Provided Personnel will cease performing Services for MLP GP.

Exhibit F

3.5     Supervision.

During the Period of Secondment, MLP GP shall:

(a)     be ultimately and fully responsible for the daily work assignments of the Provided Personnel (and with respect to Shared Provided Personnel, during those times that the Shared Provided Personnel are performing Services for MLP GP hereunder), including supervision of their the day-to-day work activities and performance consistent with the purposes stated in Section 3.1 and the job functions set forth in the Provided Personnel Schedule;

(b)     set the hours of work and the holidays and vacation schedules (other than with respect to Shared Provided Personnel, as to which MLP GP and O&M shall jointly determine) for Provided Personnel; and

(c)     have the right to determine training which will be received by the Provided Personnel.

In the course and scope of performing any Provided Personnel job functions, the Provided Personnel will be integrated into the organization of MLP GP, will report into MLP GP's management structure, and will be under the direct management and supervision of MLP GP employees or Provided Personnel designated by MLP GP to be responsible for the supervisory functions set forth in this Section 3.5 on behalf of MLP GP.

3.6     Provided Personnel Qualifications; Approval.

O&M will provide such suitably qualified and experienced Provided Personnel as O&M is able to make available to MLP GP, and MLP GP will have the right to approve such Provided Personnel. In the event that O&M is unable to provide suitably qualified and experienced personnel, as determined in good faith by MLP GP, MLP GP may engage (or hire a third party to engage) personnel to provide Services.
ARTICLE 4
TERM

The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the latest of the dates of termination of each of the O&M Agreements.

ARTICLE 5
INDEMNIFICATION

5.1    Loss or Damage to the Facilities.

O&M shall be responsible for any physical loss or damage to the Facilities resulting from O&M's gross negligence or willful misconduct in the course of the performance of its obligations under this Agreement, in an amount not to exceed for any such loss or damage incurred during a given calendar year the greater of (i) the applicable deductible under MLP GP's and its Affiliates physical damage insurance policies that covers such loss or damage or (ii) four hundred thousand dollars ($400,000).

Exhibit F

5.2    O&M Indemnity.

To the fullest extent permitted by law, O&M shall defend, indemnify and hold harmless the MLP GP Group from and against all damages, losses, costs and expenses (including all reasonable attorneys' fees, and litigation or arbitration expenses) arising out of or resulting from or related to (i) injury to or death of any member of the O&M Group or (ii) damage to or destruction of property of any member of the O&M Group occurring in connection with the services, regardless of the cause of such injury, death, physical damage or destruction, including the sole or joint negligence, breach of contract or other basis of liability of any member of the MLP GP Group.

To the fullest extent permitted by law, O&M shall indemnify, defend, and hold harmless the MLP GP Group against any and all Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death of third parties and in respect of Loss of or damage to any third party property to the extent that the same arises out of:

(a)    any breach by O&M of its obligations hereunder;

(b)    any negligent act or omission on the part of O&M; and

(c)    any gross negligence or willful misconduct of O&M.

Any indemnification payable by O&M to MLP GP hereunder shall be net of any insurance proceeds received by MLP GP under MLP GP's, O&M's or any of their respective Affiliates' insurance policies with respect to the circumstances giving rise to O&M's indemnification of MLP GP hereunder, and shall be subject to the limitation set forth in Section 6.1.

5.3    MLP GP Indemnity.

To the fullest extent permitted by law, MLP GP shall defend, indemnify and hold harmless the O&M Group from and against all damages, losses, costs and expenses (including all reasonable attorneys' fees, and litigation or arbitration expenses) arising out of or resulting from or related to (i) injury to or death of any member of the MLP GP Group or (ii) damage to or destruction of property of MLP GP Group (excluding the facilities) occurring in connection with the services, regardless of the cause of such injury, death, physical damage or destruction, including the sole or joint negligence, breach of contract or other basis of liability of any member of the O&M Group.

To the fullest extent permitted by law, MLP GP shall indemnify, defend, and hold harmless O&M against any and all claims for Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death of third parties and in respect of loss of or damage to any third party property to the extent that the same arises out of:

Exhibit F

(a)    any breach by MLP GP of its obligations hereunder;

(b)    any negligent act or omission on the part of MLP GP; and

(c)    any gross negligence or willful misconduct of MLP GP.

Any indemnification payable by MLP GP to O&M hereunder shall be net of any insurance proceeds received by O&M under O&M's, MLP GP's or any of their respective Affiliates' insurance policies with respect to the circumstances giving rise to MLP GP's indemnification of O&M hereunder.

5.4    Other Indemnity Rules.

If any Losses arise, directly or indirectly, in whole or in part, out of the joint or concurrent negligence of both Parties, each Party's liability therefor shall be limited to such Party's proportionate degree of fault. Payments required to be paid by O&M to MLP GP under this Article 5 shall not constitute an Operating Expense or be reimbursable to O&M from MLP GP, and shall be subject to the limitation set forth in Section 6.1.

ARTICLE 6
LIMITATION OF LIABILITY

6.1    Limitation of Liability.

The aggregate amount of damages, compensation, or other such liabilities (other than with respect to the indemnity provided in the first paragraph of Section 5.3) payable by MLP GP under this Agreement for any damages, compensation or liabilities incurred in any calendar year shall be limited to, and shall in no event exceed, the amount payable to O&M under Section 2.3 hereof plus reimbursable Operating Expenses for that calendar year.

The aggregate amount of damages, compensation, or other such liabilities (other than (i) with respect to the losses or damages described in Section 5.1, to the extent such losses or damages exceed the limitation set forth in clause (ii) of Section 5.1 but only to extent of the limitation set forth in clause (i) of Section 5.1, and (ii) the indemnity provided in the first paragraph of Section 5.2) payable by O&M under this Agreement for any damages, compensation or liabilities incurred in any calendar year shall be limited to, and shall in no event exceed, four hundred thousand dollars ($400,000.00).

6.2    Consequential Damages.

Neither party shall be liable under this agreement or under any cause of action related to the subject matter of this agreement, whether in contract, warranty, tort including negligence, strict liability, professional liability, product liability, contribution, or any other cause of action for special, exemplary, punitive, indirect, incidental or consequential losses or damages, including loss of profit, loss of use, loss of opportunity, loss of revenues, or loss of good will; provided that the foregoing shall not apply to indemnities FOR THIRD PARTY CLAIMS expressly provided in this agreement.

Exhibit F

ARTICLE 7
GENERAL PROVISIONS

7.1     Accuracy of Recitals.

The paragraphs contained in the recitals to this Agreement are incorporated in this Agreement by this reference, and the Parties to this Agreement acknowledge the accuracy thereof.

7.2     Notices.

Any notice, demand, or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable courier, or by telecopier, and shall be deemed to have been duly given as of the date and time reflected on the delivery receipt if delivered personally or sent by reputable courier service, or on the automatic telecopier receipt if sent by telecopier, addressed as follows:

    To MLP GP:

Cheniere Energy Partners GP, LLC
700 Milam Street, Suite 800
Houston, Texas 77002
    Telecopy: 713-375-6000

with a copy to:

Sabine Pass Liquefaction, LLC
700 Milam Street, Suite 800
Houston, Texas 77002

and:

Sabine Pass LNG, LLC
700 Milam Street, Suite 800
Houston, Texas 7702

and:

Exhibit F

Cheniere Creole Trail Pipeline, L.P.
700 Milam Street, Suite 800
Houston, Texas 77002

To O&M:

    Cheniere LNG O&M Services, LLC
700 Milam Street, Suite 800
Houston, Texas 77002
    Telecopy: 713-375-6000

Any Person may change its address for the purposes of notices hereunder by giving notice to the Parties specifying such changed address in the manner specified in this Section 7.2.

7.3     Further Assurances.

The Parties agree to execute such additional instruments, agreements and documents, and to take such other actions, as may be necessary to effect the purposes of this Agreement.

7.4     Modifications.

Any actions or agreement by the Parties to modify this Agreement, in whole or in part, shall be binding upon the Parties, so long as such modification shall be in writing and shall be executed by all Parties with the same formality with which this Agreement was executed.

7.5     No Third Party Beneficiaries.

No Person not a Party to this Agreement will have any rights under this Agreement as a third party beneficiary or otherwise, including, without limitation, Provided Personnel.

7.6     Relationship of the Parties.

Nothing in this Agreement will constitute the Partnership Entities, O&M or its Affiliates as members of any partnership, joint venture, association, syndicate or other entity.

7.7     Assignment.

Neither Party shall, without the prior written consent of the other Party, assign, mortgage, pledge or otherwise convey this Agreement or any of its rights or duties hereunder; provided, however, that no such consent shall be unreasonably withheld in the case of an assignment to an Affiliate and no such consent is required for assignment or grant of a security interest to any Person for purposes of any financing arrangement. Unless written consent is not required under this Section 7.7, any attempted or purported assignment, mortgage, pledge or conveyance by a Party without the written consent of the other Party shall be void and of no force and effect. No assignment, mortgage, pledge or other conveyance by a Party shall relieve such Party of any liabilities or obligations under this Agreement.

Exhibit F

7.8     Binding Effect.

This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

7.9     Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall constitute one and the same Agreement. Each Party may execute this Agreement by signing any such counterpart.

7.10     Time of the Essence.

Time is of the essence in the performance of this Agreement.

7.11     Governing Law.

This Agreement shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with and governed by, the laws of the State of Texas excluding its conflicts of laws principles that would apply the laws of another jurisdiction.

7.12     Delay or Partial Exercise Not Waiver.

No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

7.13     Entire Agreement.

This Agreement constitutes and expresses the entire agreement between the Parties with respect to the subject matter hereof. All previous discussions, promises, representations and understandings relative thereto are hereby merged in and superseded by this Agreement.

7.14     Waiver.

To be effective, any waiver or any right under this Agreement will be in writing and signed by a duly authorized officer or representative of the Party bound thereby.

7.15     Signatories Duly Authorized.

Each of the signatories to this Agreement represents that he is duly authorized to execute this Agreement on behalf of the Party for which he is signing, and that such signature is sufficient to bind the Party purportedly represented.

Exhibit F

7.16     Incorporation of Exhibits by References.

Any reference herein to any exhibit to this Agreement will incorporate it herein, as if it were set out in full in the text of this Agreement.

7.17     Dispute Resolution.

(a)    Negotiation. In the event that any Dispute cannot be resolved informally within 30 days after the Dispute arises, either Party may give written notice of the Dispute (a “Dispute Notice”) to the other Party requesting that a representative of MLP GP's senior management and O&M's senior management meet in an attempt to resolve the Dispute. Each such management representative shall have full authority to resolve the Dispute and shall meet at a mutually agreeable time and place within 30 days after receipt by the non-notifying Party of such Dispute Notice, and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the Dispute. In no event shall this Section 7.17(a) be construed to limit either Party's right to take any action under this Agreement. The Parties agree that if any Dispute is not resolved within 90 days after receipt of the Dispute Notice given in this Section 7.17(a), then either Party may by notice to the other Party refer the Dispute to be decided by final and binding arbitration in accordance with Section 7.17(b).

(b)    Arbitration. Any arbitration held under this Agreement shall be held in Houston, Texas, unless otherwise agreed by the Parties, shall be administered by the Dallas, Texas office of the American Arbitration Association (“AAA”) and shall, except as otherwise modified by this Section 7.17(b), be governed by the AAA's International Arbitration Rules (the “AAA Rules”). The number of arbitrators required for the arbitration hearing shall be determined in accordance with the AAA Rules. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive law of the state of Texas, excluding its conflict of law principles, as would a court for the state of Texas; provided, however, the law applicable to the validity of the arbitration clause, the conduct of the arbitration, including resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act, 9 U.S.C.A. § 2. Issues concerning the arbitrability of a matter in dispute shall be decided by a court with proper jurisdiction. The Parties shall be entitled to engage in reasonable discovery, including the right to production of relevant and material documents by the opposing Party and the right to take depositions reasonably limited in number, time and place; provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party within the time limit set and to the extent required by order of the arbitrator(s). All disputes regarding discovery shall be promptly resolved by the arbitrator(s). This agreement to arbitrate is binding upon the Parties, O&M's surety (if any) and the successors and permitted assigns of any of them. At either Party's option, any other Person may be joined as an additional party to any arbitration conducted under this Section 7.17(b), provided that the party to be joined is or may be liable to either Party in connection with all or any part of any dispute between the Parties. The arbitration award shall be final and binding, in writing, signed by all arbitrators, and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

Exhibit F

(c)    Continuation of Work During Dispute. Subject to Section 2.4 hereof, notwithstanding any Dispute it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of Disputes.

[Signature page follows]

Exhibit F

AS WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date herein above mentioned.

CHENIERE ENERGY PARTNERS GP, LLC

By:
Name:
Title:

CHENIERE LNG O&M SERVICES, LLC

By:
Name:
Title:

Exhibit F

EXHIBIT A

Definitions

“AAA” has the meaning set forth in Section 7.17(b).

“AAA Rules” has the meaning set forth in Section 7.17(b).

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person owning or controlling fifty percent (50%) or more of the voting interests of such Person, (c) any officer or director of such Person, or (d) any Person who is the officer, director, trustee, or holder of fifty percent (50%) or more of the voting interest of any Person described in clauses (a) through (c). For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, no Partnership Entities shall be deemed to be an Affiliate of O&M nor shall O&M be deemed to be an Affiliate of any Partnership Entities.

“Agreement” shall mean this Amended and Restated Services and Secondment Agreement, including all Exhibits and amendments to this Agreement.

“Cheniere Energy” means Cheniere Energy, Inc., a Delaware corporation.

“Creole” means Cheniere Creole Trail Pipeline, L.P., a Delaware limited partnership.

“Creole GP” means Cheniere Pipeline GP Interests, LLC, a Delaware limited liability company.

“Creole LP” means Grand Cheniere Pipeline, LLC, a Delaware limited liability company.

“Creole O&M Agreement” means the Operation and Maintenance Agreement dated November 26, 2007, entered into between O&M and Creole, as may be amended from time to time.

“Dispute” means any dispute, controversy or claim (of any and every kind or type whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction.

“Dispute Notice” has the meaning set forth in Section 7.17(a).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“End Date” has the meaning set forth in Section 3.2(b).

Exhibit F

“Facilities” means the LNG Terminal, the Liquefaction Facilities and the Pipeline.

“Liquefaction” means Sabine Pass Liquefaction, LLC, a Delaware limited liability company.

“Liquefaction Facilities” means liquefaction facilities adjacent to or at the same location as the LNG Terminal.

“Liquefaction O&M Agreement” means the Operation and Maintenance Agreement dated as of May 14, 2012, entered into between MLP GP and Liquefaction, as may be amended from time to time.

“LNG O&M Agreement” means the Operation and Maintenance Agreement dated as of February 25, 2005, entered into between O&M and Sabine Pass LNG, as may be amended from time to time.

“LNG Terminal” means the liquefied natural gas receiving terminal in Cameron Parish, Louisiana owned by Sabine Pass LNG.

“Louisiana Quality Jobs Contract” means all rights, responsibilities, benefits and duties pursuant to the Louisiana Quality Jobs contracts dated January 1, 2005 and January 1, 2012 between O&M and the State of Louisiana.

“Losses” means any and all costs, expenses (including reasonable attorneys' fees), claims, demands, losses, liabilities, obligations, actions, lawsuits and other proceedings, judgments and awards.

“MLP GP” has the meaning set forth in the preamble to this Agreement.

“MLP GP Group” means (i) the Partnership Entities and (ii) the respective directors, officers, agents, partners, employees and representatives of each Person specified in clause (i) above.

“O&M” has the meaning set forth in the preamble to this Agreement.

“O&M Agreements” shall mean, collectively, the LNG O&M Agreement, the Liquefaction O&M Agreement and the Creole O&M Agreement.

“O&M Group” means (i) O&M and its Affiliates (other than MLP GP) and (ii) the respective directors, officers, agents, employees, partners, representatives of each Person specified in clause (i) above.

“Original Agreement” means the Services and Secondment Agreement dated as of March 26, 2007, entered into between O&M and MLP GP.

“Operating Expense” has the meaning set forth in the applicable O&M Agreement.

“Partnership” means Cheniere Energy Partners L.P., a Delaware limited partnership.

Exhibit F

“Partnership Entities” means MLP GP and the Partnership and its subsidiaries.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Period of Secondment” has the meaning set forth in Section 3.2.

“Person” means any individual or any partnership, corporation, limited liability company, trust or other legal entity.

“Pipeline” means approximately 94 miles of natural gas pipeline owned by Creole and connecting the LNG Terminal to numerous interconnections points with existing interstate natural gas pipelines in southwest Louisiana.

“Provided Personnel” has the meaning set forth in Section 3.1.

“Provided Personnel Schedule” has the meaning set forth in Section 3.1.

“Sabine Pass LNG” means Sabine Pass LNG, L.P., a Delaware limited partnership.

“Secondment” means each assignment of any Provided Personnel to MLP GP from O&M in accordance with the terms of this Agreement.

“Services” means all of the services to be provided by MLP GP to each of Sabine Pass LNG, Liquefaction and Creole pursuant to the O&M Agreements, including the “Services” as defined in each of the O&M Agreements.

“Shared Provided Personnel” has the meaning set forth in Section 3.2.

Exhibit F

EXHIBIT B

Provided Personnel

In reference to that certain Amended and Restated Services and Secondment Agreement, dated _________, 2012 (the “Amended and Restated Secondment Agreement”; terms with initial capital letters used but not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Secondment Agreement), between CHENIERE LNG O&M SERVICES, LLC, a Delaware limited liability company, and CHENIERE ENERGY PARTNERS GP, LLC, a Delaware limited liability company. All information on this form must be filled in for this form to be valid.

Seconding Company	Name of Provided Personnel	Title and Job Functions	Start Date	End Date

Exhibit F

EXHIBIT C

Addition/Removal/Change of Responsibility of Provided Personnel Form

In reference to that certain Amended and Restated Services and Secondment Agreement, dated ____________, 2012 (the “Amended and Restated Secondment Agreement”; terms with initial capital letters used but not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Secondment Agreement), CHENIERE LNG O&M SERVICES, LLC, a Delaware limited liability company, and CHENIERE ENERGY PARTNERS GP, LLC, a Delaware limited liability company.

In accordance with Section 3.1 of the Amended and Restated Secondment Agreement, the Parties hereto wish to add, remove or change the responsibilities of the following individual or individuals to the Provided Personnel Schedule (all information must be filled in for this form to be valid):

Seconding Company	Name of Provided Personnel	Title and Job Functions	Start Date	End Date

CHENIERE LNG O&M SERVICES, LLC        CHENIERE ENERGY PARTNERS GP, LLC

By:                        By:
Name:                        Name:
Title:                        Title:

Exhibit G

____________, 2012
Cheniere Energy Partners, L.P.
700 Milam Street, Suite 800
Houston, Texas 77002
Attention: President

Re:	Management and Administrative Services to be Provided by Cheniere LNG Terminals, Inc. (“Terminals”) to Cheniere Energy Partners, L.P. (the “Partnership”)

Gentlemen:
The purpose of this letter agreement is to amend and restate the arrangement between Terminals and the Partnership, as originally set forth in that certain letter agreement, dated as of March 26, 2007, and amended as of June 24, 2010, which is hereby amended and restated in its entirety as set forth herein effective as of May [__], 2012. Except as otherwise defined herein, all capitalized terms shall have the meaning set out in the Second Amended and Restated Agreement of Limited Partnership of Cheniere Energy Partners, L.P. dated as of [___], 2012 (as it may be amended or modified and in effect from time to time, the “Partnership Agreement”).
1. Effective as of March 26, 2007 (the “Effective Date”), Terminals agrees to provide or cause to be provided to or for the benefit of the Partnership and its Subsidiaries, all technical, commercial, regulatory, financial, accounting, treasury, tax and legal staffing and related support and all management and other services necessary or reasonably requested on behalf of the Partnership (by its general partner) in order to conduct its business as contemplated by the Partnership Agreement (such support and services, collectively, the “Services”); provided, however, that the Services shall not include support or services provided or to be provided (a) by Cheniere LNG O&M Services, L.P. to Sabine Pass LNG, L.P. pursuant to the Operation and Maintenance Agreement dated February 25, 2005 and subsequently assigned by Cheniere LNG O&M Services, L.P. to Cheniere Energy Partners GP, LLC (“MLP GP”), (b) by Cheniere LNG O&M Services, LLC (“O&M”) to MLP GP pursuant to the Amended and Restated Services and Secondment Agreement dated as of __________, 2012, (c) by Sabine Pass LNG-GP, Inc. to Sabine Pass LNG, L.P. pursuant to the Management Services Agreement dated February 25, 2005 and subsequently assigned by Sabine Pass LNG-GP, Inc. to Terminals, (d) by O&M to Cheniere Creole Trail Pipeline, L.P. pursuant to the Operation and Maintenance Agreement dated November 26, 2007 (e) by MLP GP to Sabine Pass Liquefaction, LLC pursuant to the Operation and Maintenance Agreement dated May 14, 2012 (the Liquefaction O&M Agreement”), or (f) by Terminals to Sabine Pass Liquefaction, LLC pursuant to the Management Services Agreement dated May 14, 2012 (collectively, the agreements in (a) through (f), the “Service Agreements”). In connection with the Services, Terminals shall, as soon as reasonably practicable, provide the Partnership with such reports, contracts, agreements arrangements, documents and other information relating to or in connection with the Services (including, without limitation, any subcontracts, other third party contracts and any agreement or arrangements related thereto) as the Partnership may reasonably request from time to time.
2. In consideration of the Services to be provided by Terminals to the Partnership under paragraph 1 above, the Partnership agrees to pay Terminals: (i)  upon signing of this letter agreement, to the extent not previously paid, [$2.8 million] for the deferred Services Fee (defined below) for [the quarter ended March 31, 2012], (ii) on the date of, and immediately after, each quarterly distribution made pursuant to Section 6.4

Exhibit G

or Section 6.5 of the Partnership Agreement commencing with the distribution in respect of the Quarter ending [June 30, 2012], an non-accountable overhead reimbursement charge (the “Services Fee”) equal to $2.8 million, subject to adjustment for inflation as provided below; and (ii) within 30 days of receipt of an invoice therefor as described below, external audit, external tax (excluding outsourcing substantially all of such function), external legal (excluding outsourcing substantially all of such function) and financing fees incurred by Terminals that are necessary to perform the services hereunder (“Ancillary Expenses”), not previously invoiced; provided that, prior to incurrence of any material Ancillary Expense, Terminals provides written notice of such Ancillary Expenses to the Partnership, along with reasonable detail related thereto, and the Partnership provides written approval of such Ancillary Expenses after receipt of such written notice which approval will not be unreasonably withheld. The Services Fee shall be adjusted annually effective each January 1 for changes in the United States Consumer Price Index for All Urban Consumers as published from time to time by the Bureau of Labor Statistics of the U.S. Department of Labor (All Urban Consumers, U.S., All Items, 1982-1984, Not Seasonally Adjusted, Series I.D. CUUR0000SA0). Terminals shall submit an invoice on or prior to the tenth (10th) day of each month reflecting the Ancillary Expenses incurred during the previous month, including documentation identifying and substantiating in reasonable detail the nature of such Ancillary Expenses and the basis for reimbursement thereof.
In no event shall Ancillary Expenses include any costs or expenses (a) incurred by Terminals or any of its Affiliates in or with respect to any month prior to the applicable month to which the invoice related thereto relates or (b) which results in the Partnership or any of its Subsidiaries paying twice for the same service provided pursuant to this Agreement or any other operation and maintenance agreement, any other management service agreement or similar agreement or arrangement.
3. This letter agreement is solely and exclusively between Terminals and the Partnership, and any obligations created herein shall be the sole obligation of the parties hereto. Neither party shall have any recourse to any parent, partner, Subsidiary, joint venture, Affiliate, director or officer of the other party for the performance of such obligations, unless such obligations are assumed in writing by the Person against whom recourse is sought. The Partnership will indemnify and hold Terminals harmless in respect of any losses as a result of breach of this letter agreement by the Partnership; provided that the aggregate amount of such losses payable by the Partnership under this letter agreement in any calendar year shall be limited to, and shall in no event exceed, the amount paid or payable to Terminals by the Partnership pursuant to paragraph 2 above in such calendar year; provided that the foregoing limitation on liability shall not apply with respect to any intentional breach of this letter agreement by the Partnership. Terminals will indemnify and hold the Partnership harmless in respect of any losses as a result of breach of this letter agreement by Terminals; provided that the aggregate amount of such losses payable by Terminals under this Letter Agreement in any calendar year shall be limited to, and shall in no event exceed, the amount paid or payable to Terminals by the Partnership pursuant to paragraph 2 above in such calendar year.
4. Terminals may in its sole discretion assign this letter agreement and all rights and obligations of Terminals under this letter agreement to another entity wholly owned, directly or indirectly, by CEI (other than MLP GP and its Subsidiaries), such assignment to be effective upon delivery to the Partnership by Terminals and such assignee of a written instrument of assumption and assignment providing for the assumption of this letter agreement and all such rights and obligations by the assignee, and the prospective release of Terminals with respect thereto, and otherwise reasonably satisfactory to the Partnership.
5. The term of this letter agreement shall commence on the Effective Date and shall continue in full force and effect until twenty (20) years after Substantial Completion (as defined in the Liquefaction O&M Agreement) of the last Train (as defined in the Liquefaction O&M Agreement) to attain Substantial Completion. The term of this letter agreement shall continue for twelve (12) months following the end of

Exhibit G

the initial term and for each twelve-month period following each anniversary of the end of the initial term unless terminated prior to the end of any twelve-month period by the Partnership or Terminals. Notwithstanding anything to the contrary in this paragraph 5:
(a) in the event (i) Terminals is bankrupt, insolvent, incurs a dissolution, or cessation of its business, (ii) Terminals ceases to provide all Services required to be performed by it hereunder for ten (10) consecutive days except as required or permitted hereunder, or (iii) Terminals materially fails to perform its obligations hereunder (including, without limitation, the performing of Services) which continues for thirty (30) days after Terminals' receipt of notice of such failure from the Partnership which notice shall include the Partnership's recommendation for a cure of such failure, unless Terminals commences to cure such failure within said thirty (30) days and cures such failure within seventy-five (75) days after its receipt of the aforesaid notice, then the Partnership shall have the right, in its sole and absolute discretion, to do any or all of the following: (1) terminate this letter agreement; (2) obtain specific performance of Terminals' obligations hereunder; (3) perform (or engage a third party to perform) Terminals' obligations hereunder, and (4) pursue any and all other remedies available at law or in equity; and
(b) in the event (i) the Partnership is bankrupt, insolvent, incurs a dissolution, or cessation of its business, (ii) the Partnership materially fails to perform its obligations hereunder which continues for thirty (30) days after the Partnership's receipt of notice of such failure from the Partnership, unless the Partnership commences to cure such failure within said thirty (30) days and either cures or continues diligently to cure, or (iii) a default by the Partnership in its payment obligations to Terminals, unless the Partnership has cured such default within thirty (30) days from receipt of written notice of such default from Terminals, then Terminals shall have the right, in its sole and absolute discretion, to do any or all of the following: (1) terminate this letter agreement; and (2) pursue any and all other remedies available at law or in equity.
6. Neither party shall be in default in the performance of any of its obligations under this letter agreement or liable to the other party for failing to perform its obligations hereunder (other than the obligation to pay money when due) to the extent prevented by any circumstance or event beyond the reasonable control of such party (“Force Majeure Event”). The affected party shall provide prompt written notice of the Force Majeure Event to the other party and use all reasonable efforts to continue to perform its obligations hereunder.
Following the occurrence of a Force Majeure Event, Terminals (a) shall take all reasonable measures to mitigate or limit the amount of Ancillary Expenses until the effects of the Force Majeure Event are remedied, (b) shall reduce or eliminate the Services Fee as appropriate to reflect modifications to levels of Service provided, and (c) shall take such actions as are reasonably directed by the Partnership after consultation with Terminals. The Partnership shall continue to pay such reduced Ancillary Expenses and Services Fee.
7. This letter agreement shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with and governed by, the laws of the State of Texas excluding its conflicts of laws principles that would apply the laws of another jurisdiction.
(Signature page follows)

Exhibit G

If the foregoing memorializes our agreement, please sign in the space provided below and return a fully executed counterpart to the undersigned.

Sincerely,

Cheniere LNG Terminals, Inc.

By:
Name:
Title:
Agreed as of the above date:

Cheniere Energy Partners, L.P.

By:	Cheniere Energy Partners GP, LLC, its general partner

By:
Name:
Title:

Cheniere Energy, Inc.

By:
Name:
Title: